SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SPEEDFAM-IPEC, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[_]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each series of securities to which transaction applies: Common Stock, no par value, of SpeedFam-IPEC, Inc. (“SpeedFam-IPEC common stock”).

(1)	Aggregate number of securities to which transaction applies: Up to 41,372,146 shares of SpeedFam-IPEC common stock.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $17,547 was calculated pursuant to Section 6(b)(2) of the Securities Act and is equal to $92 for each $1,000,000 of the $190,725,593 maximum aggregate value of the transaction.

(3)	Proposed maximum aggregate value of transaction:

$190,725,593.00

(4)	Total fee paid:

$17,547.00

[X]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To the Shareholders of SpeedFam-IPEC, Inc.

Merger Proposal — Your Vote is Very Important

Dear SpeedFam-IPEC, Inc. Shareholders:

      On August 11, 2002, the board of directors of SpeedFam-IPEC, Inc., or SpeedFam-IPEC, approved an agreement to merge SpeedFam-IPEC with a newly-formed, wholly-owned subsidiary of Novellus Systems, Inc., or Novellus, as a result of which SpeedFam-IPEC would become a wholly-owned subsidiary of Novellus.

      In the merger, each share of SpeedFam-IPEC common stock will be exchanged for 0.1818 of a share of Novellus common stock. Accordingly, the value of the shares of Novellus that the SpeedFam-IPEC shareholders will receive will vary depending upon the market price of Novellus common stock at the time of the consummation of the merger. Novellus common stock is listed on the Nasdaq National Market under the trading symbol “NVLS,” and on November 5, 2002, Novellus common stock closed at $32.83 per share. Based on the number of shares of common stock of SpeedFam-IPEC and Novellus outstanding on November 4, 2002, the former shareholders of SpeedFam-IPEC will own approximately 4% of Novellus’ common stock after the merger.

      Novellus and SpeedFam-IPEC cannot complete the merger unless the shareholders holding a majority of the outstanding shares of SpeedFam-IPEC adopt the reorganization agreement. Your vote is very important. Whether or not you plan to attend your shareholders’ meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      After careful consideration, the board of directors of SpeedFam-IPEC has determined that the merger and the reorganization agreement are in the best interests of SpeedFam-IPEC and its shareholders and that the terms of the reorganization agreement and the merger are fair to SpeedFam-IPEC shareholders, and has declared the merger advisable and has approved the reorganization agreement.

      This proxy statement-prospectus provides you with information concerning Novellus and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention; investment in Novellus common stock involves risk. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 31 of this proxy statement-prospectus.

      SpeedFam-IPEC appreciates your interest in and consideration of this matter.

Sincerely,

Richard J. Faubert
President and Chief Executive Officer
SpeedFam-IPEC, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Novellus common stock to be issued in connection with the merger or determined whether the accompanying proxy statement-prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

      The accompanying proxy statement-prospectus is dated November 6, 2002 and was first mailed to SpeedFam-IPEC shareholders on or about November 12, 2002.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

November 6, 2002

TO THE SHAREHOLDERS OF SPEEDFAM-IPEC, INC.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of SpeedFam-IPEC, Inc., an Illinois corporation, will be held on December 5, 2002, at 9:00 a.m., Mountain Standard Time, at SpeedFam-IPEC’s offices located at 300 North 56th Street, Chandler, Arizona 85226, for the following purposes, as more fully described in the proxy statement-prospectus accompanying this Notice:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of August 11, 2002, by and among Novellus Systems, Inc., NHL Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus Systems, Inc., and SpeedFam-IPEC, Inc. (see Annex A). Under the reorganization agreement, NHL Acquisition-Sub will merge with and into SpeedFam-IPEC, Inc., and SpeedFam-IPEC, Inc. will survive the merger as a wholly-owned subsidiary of Novellus. In the merger, holders of outstanding shares of common stock of SpeedFam-IPEC will receive 0.1818 of a share of Novellus common stock for each share of SpeedFam-IPEC common stock they hold. Adoption of the reorganization agreement will also constitute approval of the merger and the other transactions contemplated by the reorganization agreement.

2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only shareholders of record at the close of business on October 21, 2002 are entitled to notice of and to vote at the special meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the executive offices of SpeedFam-IPEC.

      All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

      Pursuant to the Illinois Business Corporation Act, holders of outstanding shares of common stock of SpeedFam-IPEC who do not vote in favor of the reorganization agreement and who comply with the requirements of Sections 11.65 and 11.70 of the Illinois Business Corporation Act will have, if the merger is consummated, the right to seek appraisal of their shares of common stock. For a more complete description of such dissenters’ rights, see “The Merger — Appraisal Rights” on page 76 in the accompanying proxy statement-prospectus.

Sincerely,

Peter Simone
Executive Chairman of the Board of Directors

Chandler, Arizona

November 6, 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT-PROSPECTUS CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS
The Companies
Summary of the Transaction
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NOVELLUS
RECENT FINANCIAL DEVELOPMENTS
COMPARATIVE PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
Novellus Market Price Information
SpeedFam-IPEC Market Price Information
Recent Closing Prices
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA OF NOVELLUS AND SPEEDFAM-IPEC
RISK FACTORS
TRENDS, RISKS AND UNCERTAINTIES RELATING TO THE MERGER
TRENDS, RISKS AND UNCERTAINTIES RELATING TO SPEEDFAM-IPEC
FORWARD LOOKING STATEMENTS
THE SPECIAL MEETING OF SPEEDFAM-IPEC SHAREHOLDERS
Purpose of the Special Meeting.
Date, Time and Place; Shareholder Record Date for the Special Meeting.
Vote of SpeedFam-IPEC Shareholders Required for Adoption of the Reorganization Agreement.
Proxies.
Solicitation of Proxies.
Board Recommendation.
THE MERGER
Background of the Merger.
Reasons for the Transaction.
Recommendation of SpeedFam-IPEC’s Board of Directors.
Consideration of the Merger by SpeedFam-IPEC’s Board of Directors.
Opinion of SpeedFam-IPEC’s Financial Advisor.
Interests of Directors and Executive Officers of SpeedFam-IPEC in the Merger.
Completion and Effectiveness of the Merger.
Structure of the Merger and Conversion of SpeedFam-IPEC Common Stock.
Exchange of SpeedFam-IPEC Stock Certificates for Novellus Stock Certificates.
Material United States Federal Income Tax Consequences of the Merger.
Accounting Treatment of the Merger.
Regulatory Filings and Approvals Required to Complete the Merger.
Restrictions on Sales of Shares by Affiliates of SpeedFam-IPEC and Novellus.
Listing on the Nasdaq National Market of Novellus common stock to be Issued in the Merger.
Appraisal Rights.
Dividend Policy.
THE REORGANIZATION AGREEMENT
The Merger.
Closing and Effective Time of the Merger.
Conversion of Securities.
Representations and Warranties.
SpeedFam-IPEC’s Conduct of Business Before Completion of the Merger.
Restrictions On Other Negotiations Involving SpeedFam-IPEC.
Recommendation of the Board of Directors.
SpeedFam-IPEC’s Employee Benefit Plans.
Treatment of SpeedFam-IPEC Stock Options.
Treatment of SpeedFam-IPEC Warrants.
Treatment of SpeedFam-IPEC Convertible Notes.
Indemnification and Directors and Officers Insurance.
Consents and Antitrust Filings.
Conditions to Completion of the Merger.
Termination of the Reorganization Agreement.
Expenses; Payment of Termination Fees.
Extension, Waiver and Amendment.
Restrictions on the Ability to Sell Novellus Stock.
Operations After the Merger.
COMPARISON OF RIGHTS OF HOLDERS OF SPEEDFAM-IPEC COMMON STOCK AND NOVELLUS COMMON STOCK
Director Nominations and Shareholder Proposals.
Amendment to Governing Documents.
Mergers and Other Major Transactions.
Cumulative Voting.
Appraisal Rights.
Derivative Action.
Right to Call Special Meeting of Shareholders.
Shareholder Consent in Lieu of Meeting.
Fiduciary Duties of Directors.
Indemnification.
Director Liability.
Anti-Takeover Provisions and Interested Shareholder Transactions.
Advance Notice and Record Date.
Inspection of Books and Records.
Size of the Board of Directors.
Removal of Directors.
Transactions Involving Directors.
Filling Vacancies on the Board of Directors.
Inspection of Shareholders List.
Dividends.
Preemptive Rights.
SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF SPEEDFAM-IPEC
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
ARTICLE I The Merger
ARTICLE II Representations and Warranties of Company
ARTICLE IIIRepresentations and Warranties of Parent and Merger Sub
ARTICLE IV Conduct Prior to the Effective Time
ARTICLE V Additional Agreements
ARTICLE VI Conditions to the Merger
ARTICLE VII Termination, Amendment and Waiver
APPENDIX I
ANNEX B
ANNEX C

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Who is Novellus?

A:	Novellus Systems, Inc., or Novellus, is a leading supplier of high productivity semiconductor equipment used for the fabrication of integrated circuits. Novellus supplies equipment that is used to manufacture the microscopic conductive wires that connect the transistors on a semiconductor chip, equipment used to create the insulators between the wires, and equipment used to prepare the surface of the chip before and after each of the manufacturing steps noted above. Novellus has sold one or more of its systems to each of the 20 largest semiconductor manufacturers in the world. Novellus is traded on the Nasdaq National Market under the symbol “NVLS.”

Q:	Why are Novellus and SpeedFam-IPEC, Inc. proposing the merger?

A:	Novellus and SpeedFam-IPEC, Inc., or SpeedFam-IPEC, are proposing the merger to enable the merged entity to provide a more comprehensive product line to semiconductor manufacturers. Specifically, Novellus and SpeedFam-IPEC are proposing the merger for the following reasons, as well as others described in this proxy statement-prospectus:

•	The merger will enhance product offerings to customers by combining SpeedFam-IPEC’s products with Novellus’ product offerings.

•	The merger is expected to enable the combined company to more effectively develop and deliver to semiconductor manufacturers the equipment and processes used to create a copper wiring system on an integrated circuit. Several types of machines are used in this process. One machine deposits thin layers of insulating material. Another machine deposits thin layers of copper (a conducting material). In addition, another machine cleans the surface of the wafer prior to depositing the insulating and conducting materials mentioned above (this cleaning process is similar to the process of cleaning a canvas prior to painting in order to ensure that the surface is free of particles so the paint will not flake). The SpeedFam-IPEC acquisition will add a piece of equipment to the combined company’s portfolio that removes excess insulating and copper material from the wafer in much the same way as a sander removes material from a flat surface. SpeedFam-IPEC’s Momentum product uses chemicals and an orbital type sanding machine to remove material from the surface of a wafer to make its surface flat. Novellus and SpeedFam-IPEC also expect that the combination of the companies will allow more efficient development of new equipment and processes and more efficient distribution through a central distribution channel.

•	The merger is expected to provide the combined company with the opportunity to interactively optimize surface preparation, chemical mechanical polish and deposition steps in semiconductor manufacturing to increase overall device performance and to give the combined entity a major advantage in extending copper and low-k processes to advanced semiconductor devices.

Q:	What will SpeedFam-IPEC’s shareholders receive for their SpeedFam-IPEC shares?

A:	SpeedFam-IPEC shareholders will receive 0.1818 of a share of Novellus common stock in exchange for each of their shares of SpeedFam-IPEC common stock. Accordingly, the value of the shares that the SpeedFam-IPEC shareholders will receive will vary depending upon the market price of Novellus common stock at the time of the consummation of the merger. Novellus will not issue fractional shares in the merger. Instead of a fraction of a share, SpeedFam-IPEC shareholders will receive an amount of cash, without interest, equal to the product of (x) such fraction, multiplied by (y) the average closing price per share of Novellus’ common stock as quoted on Nasdaq for the 20 trading days ending on the day which is two trading days before the closing of the merger, less any amounts required to be withheld under foreign, federal, state or local tax laws.

Q:	When will the merger occur?

A:	The merger will occur after approval of SpeedFam-IPEC shareholders is obtained and the other conditions to the merger, including regulatory approvals, are satisfied or waived. Novellus and SpeedFam-IPEC are working towards completing the merger as quickly as reasonably possible.

Q:	Do Novellus or SpeedFam-IPEC have the right to terminate the reorganization agreement based upon their stock prices?

A:	No. The exchange ratio is fixed at 0.1818 and neither Novellus nor SpeedFam-IPEC has the right to “walk-away” from the transaction based on the fact that its or the other party’s stock price increases or decreases.

Q:	How will the merger affect SpeedFam-IPEC stock options?

A:	Options to purchase shares of SpeedFam-IPEC common stock will be assumed by Novellus and become exercisable for shares of Novellus common stock after the merger. The number of shares covered by these options, and their applicable exercise prices, will be adjusted using the merger exchange ratio of 0.1818 of a share of Novellus common stock for each share of SpeedFam-IPEC common stock that was subject to the applicable option prior to the merger (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on SpeedFam-IPEC or Novellus common stock).

Q:	Will SpeedFam-IPEC shareholders be able to trade the Novellus stock they receive in the merger?

A:	Yes. The Novellus common stock will be listed on The Nasdaq Stock Market under the symbol “NVLS.” Certain persons who are deemed affiliates of SpeedFam-IPEC will be required to comply with Rule 145 under the Securities Act if they sell their shares of Novellus common stock received in the merger.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Illinois law, you are entitled to dissenters’ or appraisal rights in connection with the merger, provided that you follow the procedures set forth under applicable Illinois law, as more fully described in “The Merger — Appraisal Rights” on page 76.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. We have set out in the section entitled “Risk Factors” beginning on page 31 of this proxy statement-prospectus a number of risk factors that you should consider in connection with the merger.

Q:	How will SpeedFam-IPEC fit into Novellus after the merger?

A:	Following the merger, SpeedFam-IPEC will operate as a wholly-owned subsidiary of Novellus. The employees of SpeedFam-IPEC will become employees of the surviving corporation or of Novellus.

Q:	What do I need to do now?

A:	Following your review of this proxy statement-prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of SpeedFam-IPEC shareholders.

Q:	How do I vote on the merger?

A:	Following your review of this document, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of SpeedFam-IPEC shareholders at which the reorganization agreement and the merger will be presented and voted upon. You may also attend the special meeting in person and vote at the special meeting instead of submitting a proxy.

v

Q:	What happens if I return my proxy card but don’t indicate how to vote?

A:	If you sign your proxy properly but do not include instructions on how to vote, your SpeedFam-IPEC shares will be voted FOR adoption of the reorganization agreement.

Q:	What happens if I don’t return a proxy card at all?

A:	Not returning your proxy card will have the same effect as voting against adoption of the reorganization agreement and against approval of the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to SpeedFam-IPEC stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person.

Q:	If my broker holds my shares in street name, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Novellus’ exchange agent will send SpeedFam-IPEC shareholders written instructions for exchanging their SpeedFam-IPEC stock certificates for new Novellus stock certificates.

Q:	Who can help answer my questions?

A:	You can write or call SpeedFam-IPEC’s Secretary, J. Michael Dodson, at 305 North 54th Street, Chandler, Arizona 85226-2416, telephone (480) 705-2100 with any questions about the merger, the reorganization agreement and the special meeting.

SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

      This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which the summary refers, including the documents attached as annexes to this proxy statement-prospectus, for a more complete understanding of the merger. In addition, the proxy statement-prospectus incorporates by reference important business and financial information about Novellus and SpeedFam-IPEC. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 105 of this proxy statement-prospectus.

The Companies

SpeedFam-IPEC, Inc.

305 North 54th Street
Chandler, Arizona 85226
Attn: Investor Relations
(480) 705-2100

      SpeedFam-IPEC is a global supplier of chemical mechanical planarization (CMP) systems, which smooth the surface of a silicon wafer, with more than 1,300 systems installed worldwide. SpeedFam-IPEC designs, develops, manufactures, markets and supports CMP systems for use in the fabrication of advanced semiconductor devices.

      Semiconductor chips are built on a base of silicon, called a wafer, and include multiple layers of wiring, which connect a variety of circuit components, such as transistors and other structures. CMP is used to planarize — or smooth — the surface of the wafer to prepare it for the next layer of processing. CMP has become an increasingly critical processing step as semiconductor manufacturers utilize thinner and more numerous layers of interconnect on increasingly larger wafers, to enable the production of smaller, faster and more complex chips at a lower cost.

      SpeedFam-IPEC recently developed a CMP system, marketed under the MomentumTM trademark, that is specifically designed to process 200 and 300 millimeter wafers with device feature sizes of 0.13 micron and below. SpeedFam-IPEC believes MomentumTM offers a number of advantages over competitive products, including:

•	Yield-enhancing performance metrics that enable the consistent production of devices with advanced feature sizes of 0.13 micron and below;

•	Lower cost of ownership and environmental impact through a proprietary design that significantly reduces the use of consumables (such as pads, slurries and deionized water), as well as waste to be disposed of; and

•	More robust and flexible processing features, which increase wafer throughput by up to 30%.

      SpeedFam-IPEC’s success is highly dependent upon its ability to effectively complete and win current and future MomentumTM evaluations, and to become the “tool of record” to several top semiconductor manufacturers. To date, several manufacturers have selected MomentumTM as a CMP “tool of record” for 200 millimeter wafer processing, although, with the downturn in the industry and lower capital spending by manufacturers, SpeedFam-IPEC sales of this product have been limited. SpeedFam-IPEC has also placed for evaluation with several manufacturers (or a consortium of manufacturers) its 300 millimeter MomentumTM product.

      Although SpeedFam-IPEC’s CMP segment has provided the substantial majority of its revenues during the last several years, SpeedFam-IPEC also markets high-throughput precision surface processing equipment for the silicon wafer market and consumables used in surface processing. SpeedFam-IPEC also manufactures and markets polishing systems for general industrial applications.

      SpeedFam-IPEC was incorporated in Illinois in 1959 as SpeedLap Corporation. In April 1999, Integrated Process Equipment Corp. (IPEC), a supplier of CMP systems, merged into a wholly-owned subsidiary of SpeedFam International, Inc. Following the merger, SpeedFam International, Inc. changed its name to SpeedFam-IPEC, Inc. and its subsidiary used in the merger changed its name to SpeedFam-IPEC Corporation. Unless the context otherwise requires, references to “SpeedFam-IPEC” refer to SpeedFam-IPEC, Inc., an Illinois corporation, and its wholly owned subsidiaries. SpeedFam-IPEC’s principal executive offices are located at 305 North 54th Street, Chandler, Arizona 85226 and its telephone number is (480) 705-2100. Additional information about SpeedFam-IPEC is available on SpeedFam-IPEC’s website at www.sfamipec.com.

Novellus Systems, Inc.

4000 North First Street
San Jose, California 95134
Attn: Investor Relations
(408) 943-9700

      Novellus is a leading supplier of high productivity semiconductor equipment used for the fabrication of integrated circuits. Novellus supplies equipment that is used to manufacture the microscopic wires that conduct the electricity in a semiconductor chip, equipment used to create the insulators between the wires, and equipment used to prepare the surface of the chip before and after each of the manufacturing steps noted above. Novellus has sold one or more of its systems to each of the 20 largest semiconductor manufacturers in the world. Novellus is traded on the Nasdaq National Market under the symbol “NVLS.”

      The wires and insulators on a microchip are created by a process called thin film deposition. Novellus’ growth strategy focuses on providing thin film deposition and surface preparation solutions for the “interconnect”, that circuitry on the surface of a chip that connects the millions and millions of transistors together, and carries the electrical signals. Today’s complex semiconductor devices are being designed with wires that are as small as 0.13 microns (there are 25,400 microns to an inch), and up to ten interconnect layers are required to wire together all the transistors. Each additional interconnect layer in the manufacturing sequence requires a number of separate deposition and surface preparation steps, which drives the need for the equipment that Novellus supplies. Novellus believes that the greater complexity and number of interconnect layers in advanced integrated circuits will enable the markets for both deposition and surface preparation equipment to grow over the short term. The electronics market is also driving a continued evolution to smaller and faster chips, which drives the need for more sophisticated manufacturing equipment. This more sophisticated equipment typically has a higher acquisition (capital) cost than previous generations, and so the semiconductor industry is increasingly focused on getting higher productivity and a lower overall cost-of-ownership out of the manufacturing equipment it purchases. Novellus product offerings seek to address these productivity and cost-of-ownership concerns.

      Novellus was incorporated in California in 1984. References herein to “Novellus” refer to Novellus Systems, Inc. and its subsidiaries. Novellus’ headquarters are located at 4000 North First Street, San Jose, California 95134, and Novellus’ telephone number is (408) 943-9700. Additional information about Novellus is available on Novellus’ website at www.novellus.com.

Summary of the Transaction

Structure of the Transaction.

      NHL Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus, will merge with and into SpeedFam-IPEC with SpeedFam-IPEC then becoming a wholly-owned subsidiary of Novellus. Following the merger, SpeedFam-IPEC’s current shareholders will own common stock in SpeedFam-IPEC’s parent company, Novellus.

Shareholder Approval (see page 51).

      To approve the merger, the holders of a majority of the outstanding shares of SpeedFam-IPEC’s common stock must adopt the reorganization agreement. Novellus shareholders are not required to vote on the reorganization agreement and will not vote on the merger.

      As of October 21, 2002, the record date for the special meeting, directors and executive officers of SpeedFam-IPEC and their affiliates, each of whom has agreed to approve the merger and adopt the reorganization agreement, held approximately 163,455 shares of SpeedFam-IPEC common stock (in addition to approximately 1.5 million shares of SpeedFam-IPEC common stock underlying options exercisable by such directors and executive officers within 60 days of October 21, 2002), representing approximately 1% of all outstanding shares of SpeedFam-IPEC common stock entitled to vote at the special meeting as of October 21, 2002. SpeedFam-IPEC’s directors and executive officers are not expected to exercise any of their options prior to the effective date of the merger.

      SpeedFam-IPEC’s shareholders are entitled to cast one vote for each share of SpeedFam-IPEC common stock they owned as of October 21, 2002, the record date for the special meeting of shareholders of SpeedFam-IPEC.

Recommendations of the Board of Directors of SpeedFam-IPEC (see pages 53, 60 and 84).

      After careful consideration, the board of directors of SpeedFam-IPEC has determined the merger and the reorganization agreement are in the best interests of SpeedFam-IPEC and its shareholders and the terms of the merger and the reorganization agreement are fair to SpeedFam-IPEC’s shareholders, has declared the merger advisable, and has approved the reorganization agreement.

      THE SPEEDFAM-IPEC BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF SPEEDFAM-IPEC STOCK APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER.

Opinion of SpeedFam-IPEC’s Financial Advisor (see page 62).

      On August 11, 2002, Needham & Company, Inc., or Needham & Company, delivered to the board of directors of SpeedFam-IPEC its oral opinion, which was subsequently confirmed by delivery of its written opinion dated August 11, 2002, that, as of such date and based upon and subject to the assumptions, limitations and other considerations set forth in the opinion, the exchange ratio in the merger is fair from a financial point of view to the holders of SpeedFam-IPEC common stock, other than Novellus and its affiliates. The full text of the written opinion of Needham & Company, which sets forth the procedures followed, assumptions made, matters considered and limits on review undertaken, has been attached as Annex B to this proxy statement-prospectus. You are encouraged to read this opinion carefully in its entirety. The opinion of Needham & Company is addressed to the SpeedFam-IPEC board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio to the holders of SpeedFam-IPEC common stock, other than Novellus and its affiliates. The opinion does not address any other aspects of the proposed merger and does not constitute an opinion or recommendation to SpeedFam-IPEC, its board of directors, any shareholder or any other person as to any specific action which should be taken with respect to the merger, including with respect to how any shareholder should vote at the special meeting.

Procedure for Exchanging Your SpeedFam-IPEC Stock Certificates (see page 71).

      After the merger is completed, Novellus’ exchange agent will send SpeedFam-IPEC shareholders written instructions for exchanging their SpeedFam-IPEC stock certificates for new Novellus stock certificates. Do not send your SpeedFam-IPEC stock certificates now.

Completion and Effectiveness of the Merger (see page 70).

      Novellus and SpeedFam-IPEC will complete the merger when all of the conditions to complete the merger are satisfied or waived. The merger will become effective when articles of merger are filed with the

State of Illinois. Novellus and SpeedFam-IPEC are working toward completing the merger as quickly as reasonably possible.

Conditions to Completion of the Merger (see page 86).

      Novellus’ and SpeedFam-IPEC’s obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or, in the case of legal opinions, waived, before the completion of the merger include the following:

•	The registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must become effective, no stop order may be in effect and no proceedings by the Securities and Exchange Commission for suspension of its effectiveness may be pending;

•	The reorganization agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of SpeedFam-IPEC common stock;

•	No law, rule, regulation, judgment, decree, injunction, executive order or award is in effect which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	The waiting period, and any extensions, applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or under any other foreign antitrust or combination law and any material filing, comment, approval or authorization legally required must either have expired, been terminated or been obtained; and

•	Legal opinions regarding the treatment of the merger as a tax-free reorganization must be received by Novellus and SpeedFam-IPEC; although this condition may be waived by the parties, the vote of the shareholders of SpeedFam-IPEC would be resolicited should the federal income tax consequences to them be determined to be materially different from those described in this proxy statement-prospectus.

      SpeedFam-IPEC’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Novellus’ representations and warranties must be materially true and correct, except where the failure to be so true and correct has not had a material adverse effect on Novellus; and

•	Novellus has performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger.

      Novellus’ obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	SpeedFam-IPEC’s representations and warranties must be materially true and correct, except where the failure to be true and correct has not had a material adverse effect on SpeedFam-IPEC;

•	SpeedFam-IPEC has performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger;

•	SpeedFam-IPEC’s fees in connection with the merger shall not have exceeded $1.9 million; and

•	Holders of no more than 10% of the outstanding shares of SpeedFam-IPEC have either elected to exercise their rights to dissent from the merger or shall be otherwise entitled to exercise their rights to dissent from the merger.

      Any of the above conditions may be waived in writing by the party that benefits from the condition.

No Solicitation by SpeedFam-IPEC (see page 82).

      SpeedFam-IPEC has agreed, subject to specified exceptions, not to initiate or engage in discussions with any other party which has made, or has notified SpeedFam-IPEC in writing that it intends to make, a takeover proposal about a business combination while the merger is pending.

Termination of the Reorganization Agreement (see page 87).

      Novellus and SpeedFam-IPEC can mutually agree in writing to terminate the reorganization agreement without completing the merger and either Novellus or SpeedFam-IPEC can terminate the reorganization agreement upon the occurrence of several events including:

•	The failure to complete the merger before February 11, 2003, which date may be extended by the mutual written consent of Novellus and SpeedFam-IPEC;

•	A final and nonappealable permanent injunction or other order of a court preventing the merger;

•	The failure of SpeedFam-IPEC’s shareholders to adopt the reorganization agreement at a special meeting of the SpeedFam-IPEC shareholders; or

•	The material breach by the other party of any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on the non-breaching party) if the breach is not cured within 20 business days of written notice of the breach.

      Additionally, Novellus may terminate the reorganization agreement upon the occurrence of several other events including:

•	The withdrawal or modification by SpeedFam-IPEC’s board of directors of its recommendation of the merger in a manner adverse to Novellus or the recommendation, endorsement, acceptance or agreement to an alternative transaction meeting the requirements set forth in the reorganization agreement or a tender or exchange offer for 30% or more of the outstanding shares of SpeedFam-IPEC, or the rejection of the alternative transaction or tender offer by SpeedFam-IPEC’s board of directors, accompanied by the failure to give Novellus a written reaffirmation of the board’s recommendation of the merger within five business days following a request by Novellus for such a reaffirmation; or

•	SpeedFam-IPEC or any of its subsidiaries or their respective officers, directors, employees or representatives willfully breaches or violates the no solicitation restrictions set forth in the reorganization agreement.

      Furthermore, SpeedFam-IPEC may terminate the reorganization agreement if SpeedFam-IPEC’s board of directors recommends, endorses, accepts or agrees to an alternative transaction which is superior to the merger.

Payment of Termination Fees (see page 88).

      SpeedFam-IPEC must pay Novellus a termination fee equal to $5 million upon the termination of the reorganization agreement and the occurrence of the following events:

•	SpeedFam-IPEC’s board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus;

•	SpeedFam-IPEC’s board of directors recommends, endorses, accepts or agrees to an alternative transaction meeting the requirements set forth in the reorganization agreement;

•	SpeedFam-IPEC’s board of directors publicly announces that it has rejected an unsolicited proposal for an alternative transaction, but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following Novellus’ request for such reaffirmation;

•	There is a tender offer for 30% or more of the outstanding shares of SpeedFam-IPEC and the SpeedFam-IPEC board of directors: (i) recommends to shareholders that they tender their shares in the tender offer or (ii) fails to recommend against the tender offer or takes no position with respect to the tender offer and, in either case, fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following Novellus’ request for such reaffirmation; and

•	SpeedFam-IPEC’s shareholders fail to approve the merger following an unsolicited proposal for an alternative transaction, and within six months of termination SpeedFam-IPEC enters into a term sheet, letter of intent, or definitive agreement with respect to an alternative transaction.

      Alternatively, SpeedFam-IPEC must pay Novellus a termination fee equal to $2.5 million upon the termination of the reorganization agreement if SpeedFam-IPEC or any of its subsidiaries or their respective officers, directors, employees or representatives willfully breach or violate the no solicitation restrictions set forth in the reorganization agreement.

      Additionally, both SpeedFam-IPEC and Novellus must promptly reimburse the other party for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by the other party in connection with the reorganization agreement if the reorganization agreement is terminated by the other party because SpeedFam-IPEC or Novellus materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on such party) and the breach is not cured within 20 business days of written notice of the breach.

Interests of Directors and Executive Officers in the Merger (see page 69).

      When considering the recommendation of SpeedFam-IPEC’s board of directors, you should be aware that some SpeedFam-IPEC directors and executive officers have interests in the merger that are different from, or are in addition to, your interests.

      Some of the directors and officers of SpeedFam-IPEC participate or will participate in employment agreements and other arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. The members of the SpeedFam-IPEC board of directors knew about these additional interests, and considered them, when they approved the merger and the reorganization agreement.

      As a result of these interests, these directors and officers may be more likely to vote to adopt the reorganization agreement and approve the merger than if they did not hold these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

     U.S. Federal Income Tax Consequences of the Merger (see page 72).

      The merger is structured so that, in general, SpeedFam-IPEC’s shareholders will not recognize gain or loss for United States federal income tax purposes upon the merger, except for taxes payable because of cash received by SpeedFam-IPEC shareholders instead of fractional shares. In connection with the filing of the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, Novellus and SpeedFam-IPEC have received legal opinions of their respective counsel stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Those legal opinions are filed as exhibits to the registration statement on Form S-4 of which this proxy statement-prospectus forms a part. In addition, it is a condition to the closing of the merger that Novellus and SpeedFam-IPEC receive updated legal opinions stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This condition may be waived in writing by either of the parties. In the event that either of these tax opinions is withdrawn or otherwise not delivered at the Closing, or if the condition is waived, the approval of the SpeedFam-IPEC shareholders will be resolicited should the federal income tax consequences to them be determined to be materially different from those described herein.

      The legal opinions described above are based upon certain representations, assumptions and limitations, and are not binding on the Internal Revenue Service or a court. You should consult your own tax advisor regarding the tax consequences of the merger to you. For a more detailed description of the anticipated tax consequences of the merger, see the section of this proxy statement-prospectus entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 72.

     Accounting Treatment of the Merger (see page 75).

      The merger will be accounted for using the purchase method of accounting in accordance with accounting principles that are generally accepted in the United States.

     Antitrust Approval Required to Complete the Merger (see page 75).

      The merger was subject to review under both United States and certain foreign antitrust laws. Novellus and SpeedFam-IPEC made the required filings with the United States Department of Justice and the United States Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On September 4, 2002, the United States Department of Justice and the United States Federal Trade Commission granted Novellus and SpeedFam-IPEC early termination of the waiting period for such filings. The merger was also subject to review under the antitrust laws of Taiwan. Novellus and SpeedFam-IPEC made the required filings with the Fair Trade Commission of the Republic of China. On September 24, 2002, Novellus and SpeedFam-IPEC received notification from the Fair Trade Commission of the Republic of China that the commission would not exercise jurisdiction over the merger.

      As of the date of this filing, neither Novellus or SpeedFam-IPEC is aware of any other required filings to be made with respect to foreign antitrust regulatory laws. However, Novellus and SpeedFam-IPEC will make any other required filings with foreign antitrust regulatory agencies or governmental entities prior to the consummation of the merger. Novellus and SpeedFam-IPEC intend to comply with all requests for information from the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign antitrust regulatory agency or governmental entity. The United States Department of Justice or the United States Federal Trade Commission, as well as a foreign antitrust regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

     Restrictions on the Ability to Sell Novellus Stock (see page 75).

      Under the reorganization agreement, Novellus will be entitled to place appropriate legends on the certificates evidencing any Novellus common stock to be received by affiliates of SpeedFam-IPEC. In addition, affiliates of SpeedFam-IPEC have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Novellus common stock to be received by them in the merger.

      All shares of Novellus common stock received by a SpeedFam-IPEC shareholder in connection with the merger will be freely transferable unless the shareholder is considered an affiliate of either Novellus or SpeedFam-IPEC under the federal securities laws.

     Appraisal Rights (see page 76).

      Under applicable law, the SpeedFam-IPEC shareholders are entitled to dissenters’ or appraisal rights in connection with the merger.

     Expenses (see page 88).

      Except for the termination fees payable by Novellus and SpeedFam-IPEC in certain circumstances, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the merger is completed.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPEEDFAM-IPEC

      Set forth below is a summary of certain consolidated financial information with respect to SpeedFam-IPEC as of the dates and for the periods indicated. The consolidated statements of operations data set forth below for the fiscal years ended June 1, 2002, June 2, 2001 and June 3, 2000 and the consolidated balance sheet data as of June 1, 2002 and June 2, 2001 have been derived from SpeedFam-IPEC’s consolidated financial statements, which have been audited and are incorporated in this proxy statement-prospectus by reference. The consolidated statements of operations data set forth below for the fiscal years ended May 31, 1999 and May 31, 1998 and the consolidated balance sheet data as of June 3, 2000, May 31, 1999 and May 31, 1998 have been derived from SpeedFam-IPEC’s consolidated financial statements which have been audited and are not incorporated in this proxy statement-prospectus by reference. The selected historical financial data of SpeedFam-IPEC as of and for the three months ended August 31, 2002 and September 1, 2001 has been derived from SpeedFam-IPEC’s unaudited condensed consolidated financial statements which are incorporated in this proxy statement-prospectus by reference. The selected historical financial data for the three months ended August 31, 2002 and September 1, 2001 includes, in the opinion of SpeedFam-IPEC’s management, all adjustments, consisting of normal recurring adjustments which SpeedFam-IPEC considers necessary to present fairly the results of operations and financial position for such periods.

	Three Months Ended		Fiscal Year Ended

	August 31,	September 1,	June 1,	June 2,	June 3,	May 31,	May 31,
	2002	2001	2002	2001	2000	1999	1998

			(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$33,789	$41,082	$119,166	$267,080	$274,048	$216,425	$374,268
Net loss from continuing operations	(6,490)	(14,423)	(91,490)	(97,946)	(14,178)	(139,775)	(18,818)
Loss from discontinued operations	—	—	—	—	—	—	(10,578)
Cumulative effect of accounting changes(1)	—	(2,582)	(2,582)	(36,542)	—	—	—

Net loss(2)(3)	(6,490)	(17,005)	(94,072)	(134,488)	(14,178)	(139,775)	(29,396)
Cumulative dividend on preferred stock	—	—	—	—	—	(174)	(244)

Net loss attributable to common shareholders	$(6,490)	$(17,005)	$(94,072)	$(134,488)	$(14,178)	$(139,949)	$(29,640)

Amounts as if the accounting changes were applied retroactively(4):
Net loss	$(6,490)	$(14,423)	$(91,490)	$(97,003)	$(35,240)	$(139,006)	$(28,697)

Net loss per share:
Basic and diluted	$(0.21)	$(0.48)	$(3.01)	$(3.24)	$(1.19)	$(4.81)	$(1.04)

Net loss per common share:
Basic and diluted:
From continuing operations	$(0.21)	$(0.48)	$(3.01)	$(3.27)	$(0.48)	$(4.84)	$(0.69)

From discontinued operations	$—	$—	$—	$—	$—	$—	$(0.39)

From cumulative effect of accounting changes	$—	$(0.08)	$(0.08)	$(1.22)	$—	$—	$—

Net loss attributable to common shareholders	$(0.21)	$(0.56)	$(3.09)	$(4.49)	$(0.48)	$(4.84)	$(1.08)

Weighted average shares used in per share calculation —
Basic and diluted	30,871	30,223	30,414	29,961	29,503	28,890	27,469

	Three Months Ended		Fiscal Year Ended

	August 31,	September 1,	June 1,	June 2,	June 3,	May 31,	May 31,
	2002	2001	2002	2001	2000	1999	1998

			(in thousands, except per share data)
Consolidated Balance Sheet Data:
Working capital	91,018		$69,868	$139,520	$238,196	$243,735	$374,426

Total assets	171,561		176,827	314,885	435,080	443,778	575,653

Long-term debt, less current maturities	115,057		115,054	115,124	115,162	116,129	117,078

(1)	Fiscal year 2002 reflects the adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which resulted in a non-cash charge of $2.6 million related to the cumulative effect of the accounting change as of June 3, 2001. Fiscal year 2001 reflects the adoption of Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” which resulted in a non-cash charge of $36.5 million related to the cumulative effect of the accounting change as of June 4, 2000.

(2)	Includes $0.1 million, $(3.8) million, $0.1 million and $2.8 million for the 2001 through 1998 fiscal years, respectively, attributable to SpeedFam-IPEC’s share of net earnings (loss) from the Far East Joint Venture, accounted for on the equity method. The remainder represents SpeedFam-IPEC’s share of net earnings from the Fujimi Joint Venture.

(3)	Includes merger, integration and restructuring charges of $48.1 million, $58.3 million, and $53.9 million for the fiscal years 2002, 2001 and 1999, respectively. There were no merger, integration and restructuring charges for 2000 and 1998.

(4)	Data is not available in sufficient detail to show pro forma information for 1999 and 1998 for the impact of SAB 101. Therefore, 1999 and 1998 only reflect the elimination of goodwill amortization under SFAS No. 142.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NOVELLUS

      Set forth below is a summary of certain consolidated financial information with respect to Novellus as of the dates and for the periods indicated. The consolidated statements of operations data set forth below for the fiscal years ended December 31, 2001, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from Novellus’ consolidated financial statements which have been audited and are incorporated in this proxy statement-prospectus by reference. The consolidated statements of operations data set forth below for the fiscal years ended December 31, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from Novellus’ consolidated financial statements which have been audited and are not incorporated in this proxy statement-prospectus by reference. Novellus merged with GaSonics International Corporation, or GaSonics, on January 10, 2001, in a transaction accounted for as a pooling of interests. The selected financial data includes the operating results and financial data of Novellus and GaSonics for all periods. The selected historical financial data of Novellus as of and for the six months ended June 29, 2002 and June 30, 2001 has been derived from Novellus’ unaudited condensed consolidated financial statements which are incorporated in this proxy statement-prospectus by reference. The selected historical financial data for the six months ended June 29, 2002 and June 30, 2001 includes, in the opinion of Novellus’ management, all adjustments, consisting of normal recurring adjustments, which Novellus considers necessary to present fairly the results of operations and financial position of such periods.

	Six Months Ended
			Fiscal Year Ended December 31,
	June 29,	June 30,
	2002(8)	2001(8)	2001(8)		2000(3)		1999		1998		1997

			(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$391,826	$835,604	$1,339,322		$1,319,486		$657,021		$619,208		$655,260
Gross profit	173,094	454,609	691,351		730,893		351,839		330,774		354,913
Income (loss) before cumulative effect of change in accounting principle	15,849	141,323	144,470		239,168		68,707		47,115		(92,657)
Cumulative effect of change in accounting principle	—	—	—		(89,788)		—		—		—
Net income (loss)	15,849 (5)	141,323 (6)	144,470	(4)	149,380	(3,7)	68,707		47,115		(92,657	)(1)
Per common share:
Income (loss) before cumulative effect of change in accounting principle
Basic	$0.11	$1.00	$1.01		$1.76	(7)	$0.56		$0.43		$(0.87)
Diluted	$0.11	$0.95	$0.97		$1.66	(7)	$0.54		$0.42		$(0.87)
Cumulative effect of change in accounting principle
Basic	—	—	—		$(0.66	)(3,7)	—		—		—
Diluted	—	—	—		$(0.62	)(3,7)	—		—		—
Net income (loss)
Basic	$0.11	$1.00	$1.01		$1.10	(3,7)	$0.56		$0.43		$(0.87	)(1)
Diluted	$0.11	$0.95	$0.97		$1.04	(3,7)	$0.54		$0.42		$(0.87	)(1)
Shares used in basic per share calculations	144,687	141,638	142,462		135,728		122,261		109,406		106,860
Shares used in diluted per share calculations	150,838	148,876	148,924		143,654		127,826		112,437		106,860	(2)
Pro forma amounts assuming retroactive application of the change in accounting principle related to revenue recognition: (unaudited)(3)
Net Income							$39,550	(3)	—	(3)	—	(3)
Net income per share, diluted							$0.31		—	(3)	—	(3)

	Six Months Ended
			Fiscal Year Ended December 31,
	June 29,	June 30,
	2002(8)	2001(8)	2001(8)	2000(3)	1999	1998	1997

			(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$941,894		$921,822	$1,219,664	$413,014	$163,156	$122,973
Working capital	1,275,150		1,379,543	1,410,836	646,063	344,908	283,159
Total assets	3,086,317		3,009,662	2,205,474	1,000,352	649,155	597,682
Long-term obligations	—		—	—	—	65,223	65,401
Shareholders’ equity	1,932,095		1,871,994	1,641,475	837,537	450,873	380,194

(1)	Novellus’ reported loss of $92.7 million or $0.87 per share for the year ended December 31, 1997 includes pre-tax charges totaling $238.1 million, consisting of $133.5 million in connection with the acquisition of TFS, a write-off of $20.6 million in connection with outstanding accounts receivable from Submicron Technology, Inc. and charges totaling $84.0 million in connection with the May 4, 1997 settlement of the TEOS patent litigation.

(2)	Excludes common stock equivalents, as they are antidilutive to the loss per share for the year.

(3)	Novellus recorded a non-cash charge of $89.8 million, after reduction for income taxes of $48.6 million, or $0.62 per diluted share, to reflect the cumulative effect of the accounting change as of January 1, 2000 related to the adoption of SAB No. 101. If the change in accounting principle had been applied retroactively to 1999, net sales would have been $582.4 million. Data was not available to calculate the effect of applying the change in accounting principle for years prior to 1999.

(4)	Novellus recorded pre-tax charges totaling $84.5 million for the year ended December 31, 2001, associated with restructuring and merger activities, the other than temporary decline in value of an investment, and the write-off of a bad debt.

(5)	Novellus recorded a pre-tax benefit of $9.0 million for the six months ended June 29, 2002 associated with the recovery of a receivable previously written off to bad debt and a gain on the sale of an investment, offset by costs related to a reduction in force, primarily severance costs.

(6)	Novellus recorded pre-tax charges totaling $13.2 million for the six months ended June 30, 2001 as the result of merger activities.

(7)	Net income for the year ended December 31, 2000 also included a pre-tax charge of $6.0 million for in-process research and development associated with the acquisition of Gamma Precision Technology.

(8)	Novellus adopted SFAS No. 142 in the first quarter of 2002. As a result of the adoption, Novellus no longer amortizes goodwill, which resulted in an increase in net income of $1.8 million for the six months ended June 29, 2002. Retroactive application of SFAS No. 142 would have resulted in a similar increase in net income for the six months ended June 30, 2001, to $143.1 million, or $0.96 per diluted share and an increase in net income of $3.5 million, to $148.0 million in 2001, or $0.99 per diluted share. Amortization of goodwill was immaterial in all previous years shown.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL DATA OF NOVELLUS AND SPEEDFAM-IPEC

      The following selected unaudited pro forma condensed combined consolidated financial data set forth below gives effect to the merger of SpeedFam-IPEC by Novellus under the purchase method of accounting, as required under the rules of the Securities and Exchange Commission.

      The following selected unaudited pro forma condensed combined consolidated balance sheet data as of June 29, 2002 is presented to give effect to the proposed merger as if it occurred on June 29, 2002 and, due to different fiscal period ends, combines the historical unaudited balance sheet of Novellus at June 29, 2002 and the historical audited balance sheet of SpeedFam-IPEC at June 1, 2002. The selected unaudited pro forma condensed combined consolidated statement of operations of Novellus and SpeedFam-IPEC for the six months ended June 29, 2002 is presented as if the combination had taken place on January 1, 2001 and, due to different fiscal period ends, combines the selected historical results of Novellus for the six months ended June 29, 2002 and the selected historical results of SpeedFam-IPEC for the six months ended June 1, 2002, which represents the third and fourth quarters of fiscal year 2002 for SpeedFam-IPEC. The selected unaudited pro forma condensed combined consolidated statement of operations data of Novellus and SpeedFam-IPEC for the year ended December 31, 2001 is presented as if the combination had taken place on January 1, 2001 and, due to different fiscal period ends, combines the selected historical results of Novellus for the year ended December 31, 2001 and the selected historical results of SpeedFam-IPEC for the twelve months ended December 1, 2001, which represents the third and fourth quarters of fiscal year 2001 and the first and second quarters of fiscal year 2002 for SpeedFam-IPEC.

      The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions. This data is not intended to represent or be indicative of the consolidated results of operations or financial conditions of Novellus that would have been reported had the merger been completed as of the dates presented, and is not intended to represent or be indicative of future consolidated results of operations or financial condition of Novellus.

      This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data of each of Novellus and SpeedFam-IPEC, respectively, included elsewhere in this proxy statement-prospectus, the unaudited pro forma condensed combined consolidated financial statements of Novellus and SpeedFam-IPEC and accompanying notes included elsewhere in this proxy statement-prospectus, and the separate historical consolidated financial statements and accompanying notes of Novellus and SpeedFam-IPEC incorporated by reference into this proxy statement-prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL DATA
NOVELLUS AND SPEEDFAM-IPEC
(in thousands, except per share amounts)

	Six Months Ended	Year Ended
	June 29, 2002	December 31, 2001

Net sales	$444,083	$1,516,381
Gross profit	186,047	$664,121
Income before cumulative effect of change in accounting principle	1,585	$55,302
Income before cumulative effect of change in accounting principle per share:
Basic	$0.01	$0.37
Diluted	$0.01	$0.36
Shares used in basic per share calculations	150,216	147,974
Shares used in diluted per share calculations	156,653	154,724

As of
June 29, 2002

Cash, cash equivalents, and short-term investments	$975,252
Working capital	1,373,001
Total assets	3,376,819
Long-term obligations	118,774
Shareholders’ equity	2,074,421

RECENT FINANCIAL DEVELOPMENTS

SpeedFam-IPEC

      On June 21, 2002, SpeedFam-IPEC completed a sale-leaseback transaction of its corporate headquarters and research and development facilities in Chandler, Arizona. The purchaser/lessor is Phoenix Industrial Investment Partners, L.P., a firm controlled by Kenneth Levy, a director of SpeedFam-IPEC. The sales price was $25 million. In connection with the sale of the buildings, SpeedFam-IPEC has simultaneously entered into a 15-year lease for the buildings. The lease, which has been accounted for as an operating lease, contains provisions for three, five-year extensions and requires minimum annual rental payments of $3.0 million. Annual operating expenses will increase by approximately $2.4 million, reflecting the new rental payments, offset by interest income on the net proceeds and reduced depreciation expense. As a result of the transaction, SpeedFam-IPEC received net cash proceeds of approximately $23.7 million. The book value of buildings and improvements removed from the balance sheet in the first quarter of 2003 is $25.1 million. The loss on the sale of the buildings was immaterial.

      In August 2002, SpeedFam-IPEC issued options to its employees to purchase approximately 1.4 million shares of SpeedFam-IPEC common stock. These options were issued at an exercise price equal to the quoted market price on the respective grant dates. The weighted average exercise price of options issued in August 2002 was $2.8537 per share.

Novellus

      On July 26, 2002, the security holders of Novellus’ Liquid Yield Option Notes, or LYONs, exercised their option to deliver the LYONs to Novellus and required Novellus to repurchase substantially all the outstanding LYONs for $1,000 in cash each on such date, representing $880.0 million. Novellus repurchased the LYONs with its restricted short-term investments, which had matured to $880.0 million. Novellus recorded a charge of approximately $17.0 million to other expense for the remaining unamortized issuance costs related to the LYONs in the quarter ended September 28, 2002.

      On October 15, 2002, Novellus reported operating results for its third quarter ended September 28, 2002. Net sales for the quarter were $230.5 million, down 24.1 percent from $303.7 million in the third quarter of 2001 and up 3.8 percent from $222.1 million for the second quarter of 2002. Net income for the quarter was $4.1 million ($0.03 per diluted share) up from a $14.0 million loss ($(0.10) per share) in the third quarter of 2001 and down from $12.0 million ($0.08 per diluted share) in the second quarter of 2002. During the third quarter, Novellus recorded a charge of approximately $17.0 million, pre-tax, for the unamortized issuance costs related to the retirement of $880.0 million LYONs, and recognized a $4.2 million tax benefit which represented the reversal of taxes accrued in the first and second quarters of 2002. Shipments of $250.6 million in the third quarter were up 29.9% percent from shipments of $192.9 million in the third quarter of 2001 and up 3.8 percent from shipments of $241.4 million in the second quarter of 2002. Deferred revenue at the end of the third quarter increased 14.7 percent to $156.7 million, from $136.6 million in the second quarter of 2002, primarily due to increased shipments in the third quarter of 2002. Restricted and unrestricted cash and short-term investments at September 28, 2002, were $924.7 million, a decrease of 49.0 percent or $889.5 million from the second quarter 2002 balance of $1,814.2 million. The reduction in restricted short-term investments is due to the retirement of the LYONs in the quarter. Unrestricted cash and short-term investments decreased by $17.2 million from the prior quarter due to the combined effect of open market repurchases of Novellus common stock totaling $62.7 million offset by positive cash generated from operations which included $49.5 million from an income tax refund.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

OF NOVELLUS
(in thousands, except per share amounts)

	Three months ended		Nine months ended

	September 28,	September 29,	September 28,	September 29,
	2002	2001	2002	2001

Net sales	$230,495	$303,687	$622,321	$1,139,291
Cost of sales	121,113	163,549	339,846	544,544

Gross profit	109,382	140,138	282,475	594,747
Operating expenses
Selling, general, and administrative	43,143	46,844	117,307	170,218
Research and development	58,248	68,183	171,021	211,381
Special charges (benefits)	—	55,608	(4,389)	68,768

Total operating expenses	101,391	170,635	283,939	450,367
Income (loss) from operations	7,991	(30,497)	(1,464)	144,380
Other income (loss), net	(8,121)	10,180	21,396	40,119

Income (loss) before income taxes	(130)	(20,317)	19,932	184,499
Provision (benefit) for income taxes	(4,213)	(6,298)	—	57,195

Net income (loss)	$4,083	$(14,019)	$19,932	$127,304

Net income (loss) per share:
Basic net income (loss) per share	$0.03	$(0.10)	$0.14	$0.90

Diluted net income (loss) per share	$0.03	$(0.10)	$0.13	$0.85

Basic shares used in per share calculation	143,691	143,218	144,355	142,165

Diluted shares used in per share calculation	146,094	143,218	149,257	149,079

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

OF NOVELLUS
(in thousands)

	September 28,	December 31,
	2002	2001

Assets
Current assets:
Cash and short-term investments	$924,731	$921,822
Restricted short-term investments	—	961,643
Accounts receivable, net	230,233	225,916
Inventories	239,687	244,712
Deferred taxes and other current assets	105,135	165,470

Total current assets	1,499,786	2,519,563
Property & equipment, net	167,105	177,601
Other assets*	507,178	333,960

Total assets	$2,174,069	$3,031,124

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$196,116	$202,125
Deferred profit	67,395	40,835
Income taxes payable	8,118	5,870
Short-term obligations	1,635	26,179
Convertible subordinated debentures	—	862,659

Total current liabilities	273,264	1,137,668
Deferred income tax liabilities	23,532	21,462

Total liabilities	296,796	1,159,130

Shareholders’ equity:
Common stock	1,309,370	1,273,201
Retained earnings and accumulated other comprehensive income	567,903	598,793

Total shareholders’ equity	1,877,273	1,871,994

Total liabilities & shareholders’ equity	$2,174,069	$3,031,124

*	Other non-current assets in 2002 include a note receivable of $397.4 million and restricted investments of $59.0 million, both related to Novellus’ participation in the synthetic lease financing of its facilities.

COMPARATIVE PER SHARE DATA

      The following table summarizes historical financial information and unaudited pro forma combined and equivalent pro forma financial information on a per share basis.

      The unaudited pro forma combined financial information assumes that the merger was completed on January 1, 2001. The basic and diluted unaudited pro forma combined per share information assumes 0.1818 of a share of Novellus common stock will be exchanged for each share of SpeedFam-IPEC common stock in connection with the merger and the assumption of stock options and warrants based upon the same exchange ratio.

      Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of the period. Novellus pro forma combined book value per share is computed by dividing pro forma combined shareholders’ equity by the pro forma number of shares of Novellus common stock outstanding at the end of the period.

      The unaudited equivalent pro forma per share information for SpeedFam-IPEC is based on the unaudited pro forma combined amounts per share for Novellus multiplied by the exchange ratio of 0.1818.

      The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the separate historical financial information of Novellus and SpeedFam-IPEC incorporated by reference and the selected historical financial information and pro forma combined financial information of Novellus and SpeedFam-IPEC included in this proxy statement-prospectus.

	As of and for the	As of and for the
	Six Months	Year Ended
	Ended	December 31,
	June 29, 2002	2001

Historical Novellus
Basic net income per common share	$0.11	$1.01
Diluted net income per common share	0.11	0.97
Book value per common share	13.31	13.04

	As of and for the	As of and for the
	Three Months	Year Ended
	Ended	June 1,
	August 31, 2002	2002

Historical SpeedFam-IPEC
Basic and diluted net loss per share	$(0.21)	$(3.01)
Book value per common share	0.27	0.45

	As of and for the	For the
	Six Months	Twelve Months
	Ended	Ended
	June 29, 2002	December 31, 2001

Novellus Pro Forma Combined(1)
Basic net income per share before cumulative change in accounting principle	$0.01	$0.37
Diluted net income per share before cumulative change in accounting principle	0.01	0.36
Book value per common share	13.78

	As of and for the	For the
	Six Months	Twelve Months
	Ended	Ended
	June 1, 2002	December 1, 2001

SpeedFam-IPEC Equivalent Pro Forma Combined(2)
Basic net income per share before cumulative change in accounting principle	$0.00	$0.07
Diluted net income per share before cumulative change in accounting principle	0.00	0.07
Book value per common share	2.50

(1)	As Novellus and SpeedFam-IPEC have different fiscal period end dates, financial information for Novellus as of or for the six months ended June 29, 2002 and for the year ended December 31, 2001 has been combined with financial information relating to SpeedFam-IPEC as of or for the six months ending June 1, 2002 and for the twelve months ending December 1, 2001, respectively.

(2)	The SpeedFam-IPEC equivalent pro forma combined per share amounts are calculated by multiplying Novellus combined pro forma share amounts by the exchange ratio in the merger of 0.1818 of a share of Novellus common stock for each share of SpeedFam-IPEC common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

Novellus Market Price Information

      Novellus’ common stock is traded on the Nasdaq National Market under the symbol “NVLS.” The following table shows the high and low sale prices of Novellus common stock as reported by the Nasdaq National Market for the periods indicated. The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this proxy statement-prospectus. Novellus has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.

	Novellus
	Sale Price

	High	Low

Year Ended December 31, 2000
First Quarter(1)	$69.94	$39.27
Second Quarter	66.69	40.06
Third Quarter	68.44	43.88
Fourth Quarter	47.75	25.94
Year Ended December 31, 2001
First Quarter	$48.38	$35.13
Second Quarter	58.09	33.88
Third Quarter	56.66	28.00
Fourth Quarter	45.50	26.40
Year Ended December 31, 2002
First Quarter	$54.14	$36.23
Second Quarter	53.78	31.75
Third Quarter	34.56	19.61
Fourth Quarter through October 31, 2002	32.76	19.40

(1)	Stock prices have been restated to reflect Novellus’ three-for-one stock split, effective January 15, 2000.

SpeedFam-IPEC Market Price Information

      SpeedFam-IPEC common stock is traded on the Nasdaq National Market under the symbol “SFAM.” The following table shows the high and low sale prices of SpeedFam-IPEC common stock as reported by the Nasdaq National Market for the periods indicated. The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this proxy statement-prospectus. SpeedFam-IPEC has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.

	SpeedFam-IPEC
	Sale Price

	High	Low

Year Ended June 2, 2001
First Quarter	$21.88	$14.44
Second Quarter	17.31	5.25
Third Quarter	9.31	4.50
Fourth Quarter	7.87	4.55
Year Ended June 1, 2002
First Quarter	$4.70	$1.83
Second Quarter	3.20	.94
Third Quarter	4.97	2.37
Fourth Quarter	5.00	2.69
Year Ended May 31, 2003
First Quarter	$5.48	$2.42
Second Quarter through October 31, 2002	$5.90	$3.43

Recent Closing Prices

      On August 9, 2002, the last full trading day before the public announcement of the proposed merger, the high and low sale prices for Novellus common stock, as reported on the Nasdaq National Market, were $27.79 and $26.20. The high and low sale prices for SpeedFam-IPEC common stock on that day, as reported on the Nasdaq National Market, were $3.05 and $2.85.

      The following table sets forth the closing sale price of Novellus common stock and SpeedFam-IPEC common stock, as reported on the Nasdaq National Market, on August 9, 2002, the last full trading day prior to the public announcement of the proposed merger, and October 31, 2002, the latest practicable trading day prior to the printing of this proxy statement-prospectus. The table also presents implied equivalent per share value for SpeedFam-IPEC common stock by multiplying the price per share of Novellus common stock on the dates indicated by the exchange ratio of 0.1818.

	Closing Sale Price

			SpeedFam-IPEC
			Equivalent
			(0.1818
	Novellus	SpeedFam-IPEC	Novellus)

Price per share:
August 9, 2002	$27.02	$2.85	$4.91
October 31, 2002	$31.60	$5.75	$5.74

      You are advised to obtain current market quotations for Novellus and SpeedFam-IPEC common stock. The market price of the common stock of both companies is subject to fluctuation. The dollar value of the shares of Novellus common stock that holders of SpeedFam-IPEC will receive in the proposed merger and the dollar value of the SpeedFam-IPEC stock they surrender may increase or decrease.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
OF NOVELLUS AND SPEEDFAM-IPEC

      The following unaudited pro forma condensed combined consolidated balance sheet as of June 29, 2002 and the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2001 and for the six months ended June 29, 2002 are based on the historical financial statements of Novellus and SpeedFam-IPEC after giving effect to the merger as a purchase of SpeedFam-IPEC by Novellus using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

      The unaudited pro forma condensed combined consolidated balance sheet as of June 29, 2002 is presented to give effect to the proposed merger as if it occurred on June 29, 2002 and, due to different fiscal period ends, combines the historical unaudited balance sheet of Novellus at June 29, 2002 and the historical audited balance sheet of SpeedFam-IPEC at June 1, 2002. The unaudited pro forma condensed combined consolidated statement of operations of Novellus and SpeedFam-IPEC for the six months ended June 29, 2002 is presented as if the combination had taken place on January 1, 2001 and, due to different fiscal period ends, combines the historical results of Novellus for the six months ended June 29, 2002 and the historical results of SpeedFam-IPEC for the six months ended June 1, 2002, which represents the third and fourth quarters of fiscal year 2002 for SpeedFam-IPEC. The unaudited pro forma condensed combined consolidated statement of operations of Novellus and SpeedFam-IPEC for the year ended December 31, 2001 is presented as if the combination had taken place on January 1, 2001 and, due to different fiscal period ends, combines the historical results of Novellus for the year ended December 31, 2001 and the historical results of SpeedFam-IPEC for the twelve months ended December 1, 2001, which represents the third and fourth quarters of fiscal year 2001 and the first and second quarters of fiscal year 2002 for SpeedFam-IPEC.

      SpeedFam-IPEC’s consolidated financial statements for the twelve months ended December 1, 2001 include a cumulative effect of an accounting change related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The effect of this accounting change has not been reflected in the historical financial information of SpeedFam-IPEC for the period ended December 1, 2001 included in these unaudited pro forma condensed combined consolidated financial statements.

      Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of SpeedFam-IPEC acquired in connection with the merger, based on their fair values as of the completion of the merger. A preliminary valuation was conducted in order to assist management of Novellus in determining the fair values of a significant portion of these assets. This preliminary valuation has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of SpeedFam-IPEC that exist as of the date of completion of the merger.

      Further, the unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Novellus is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to SpeedFam-IPEC employees, costs of vacating some facilities (leased or owned) of SpeedFam-IPEC, or other costs associated with exiting activities of SpeedFam-IPEC that would affect amounts in the pro forma financial statements.

      These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts allocated to intangible assets may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger, and other changes in SpeedFam-IPEC’s net tangible and intangible assets, which occur prior to completion of the merger could cause material differences in the information presented. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Novellus and SpeedFam-IPEC incorporated by reference into this proxy statement-prospectus, and the summary of selected historical consolidated financial data included elsewhere in this proxy statement-prospectus. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Novellus that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Novellus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

(in thousands)

	Historical

	Novellus	SpeedFam-IPEC	Pro Forma		Pro Forma
	June 29, 2002	June 1, 2002	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$524,897	$33,358	$—		$558,255
Short-term investments	416,997	—	—		416,997
Restricted short-term investments	872,299	—	—		872,299
Accounts receivable, net	221,244	22,162	—		243,406
Inventories	251,362	44,545	6,138	(a)	299,199
			(2,846	)(m)
Shipped systems pending acceptance	—	9,175	(9,175	)(g)	—
Deferred tax assets, net	83,415	—	20,000	(b)	103,415
Prepaid and other current assets	59,158	3,896	—		63,054

Total current assets	2,429,372	113,136	14,117		2,556,625
Property and equipment, net	167,743	58,007	550	(c)	226,300
Other assets	91,773	5,684	45,079	(e)	196,465
			55,104	(f)
			(2,673	)(d)
			2,846	(m)
			(1,348	)(o)
Note receivable	397,429	—	—		397,429

Total assets	$3,086,317	$176,827	$113,675		$3,376,819

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$95,520	$11,061	$—		$106,581
Accrued payroll and related expenses	25,057	2,310	—		27,367
Accrued warranty	35,796	804	472	(h)	37,072
Other accrued liabilities	33,066	9,502	3,900	(i)	46,468
Restructuring accrual	22,871	1,288	—		24,159
Income taxes payable	9,504	—	—		9,504
Deferred profit	51,528	—	—		51,528
Deferred revenue	—	18,238	(18,238	)(g)	—
Current portion of long-term debt	—	65	—		65
Current obligations under lines of credit	17,927	—	—		17,927
Convertible subordinated debentures	862,953	—	—		862,953

Total current liabilities	1,154,222	43,268	(13,866)		1,183,624
Long-term debt	—	115,054	—		115,054
Other long-term liabilities	—	4,620	(900	)(j)	3,720

Total liabilities	1,154,222	162,942	(14,766)		1,302,398

Shareholders’ equity	1,932,095	13,885	131,141	(k)	2,074,421
			(2,700	)(l)

Total liabilities and shareholders’ equity	$3,086,317	$176,827	$113,675		$3,376,819

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical

	Novellus	SpeedFam-IPEC
	For the	For the
	Six Months Ended	Six Months Ended	Pro Forma		Pro Forma
	June 29, 2002	June 1, 2002	Adjustments		Combined

Net sales	$391,826	$52,257	$—		$444,083
Cost of sales	218,732	39,304	—		258,036

Gross profit	173,094	12,953	—		186,047
Operating expenses:
Selling, general and administrative	72,562	12,295	27	(c)	85,334
			450	(l)
Research and development	112,773	14,426	—		127,199
Amortization of acquired intangible assets	1,602	433	3,757	(e)	5,359
			(433	)(d)
Special charges	3,273	—	—		3,273
Bad debt write-off (recovery)	(7,662)	—	—		(7,662)

Total operating expenses	182,548	27,154	3,801		213,503

Operating income (loss)	(9,454)	(14,201)	(3,801)		(27,456)
Interest and other income (loss), net	29,516	(3,671)	295	(o)	26,140

Income (loss) before income taxes	20,062	(17,872)	(3,506)		(1,316)
Provision for income taxes (benefit)	4,213	(2,482)	(4,632	)(n)	(2,901)

Net income (loss) before cumulative effect of change in accounting principle	$15,849	$(15,390)	$1,126		$1,585

Net income (loss) per share :
Basic net income (loss) per share before cumulative effect of change in accounting principle	$0.11	$(0.51)			$0.01
Diluted net income (loss) per share before cumulative effect of change in accounting principle	$0.11	$(0.51)			$0.01
Shares used in basic calculation	144,687	30,414			150,216
Shares used in diluted calculation	150,838	30,414	286		156,653

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical

		SpeedFam-IPEC
	Novellus For	For the Twelve
	the Year Ended	Months Ended	Pro Forma		Pro Forma
	December 31, 2001	December 1, 2001	Adjustments		Combined

Net sales	$1,339,322	$177,059	$—		$1,516,381
Cost of sales	647,971	204,289	—		852,260

Gross profit	691,351	(27,230)	—		664,121
Operating expenses:
Selling, general and administrative	193,252	34,499	55	(c)	228,706
			900	(l)
Research and development	272,032	63,296	—		335,328
Amortization of acquired intangible assets	5,315	1,871	7,513	(e)	12,828
			(1,871	)(d)
Special charges	61,106	1,800	—		62,906
Bad debt write-off	7,662	—	—		7,662
Acquisition-related, restructuring and other costs	—	6,460	—		6,460

Total operating expenses	539,367	107,926	6,597		653,890

Operating income (loss)	151,984	(135,156)	(6,597)		10,231
Interest and other income (loss), net	57,393	(3,536)	591	(o)	54,448

Income (loss) before income taxes	209,377	(138,692)	(6,006)		64,679
Provision for income taxes (benefit)	64,907	—	(55,530	)(n)	9,377

Net income (loss) before cumulative effect of change in accounting principle	$144,470	$(138,692)	$49,524		$55,302

Net income (loss) per share:
Basic net income (loss) per share before cumulative effect of change in accounting principle	$1.01	$(4.57)			$0.37
Diluted net income (loss) per share before cumulative effect of change in accounting principle	$0.97	$(4.57)			$0.36
Shares used in basic calculation	142,462	30,318			147,974
Shares used in diluted calculation	148,924	30,318	288		154,724

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1     Basis of Pro Forma Presentation

      On August 11, 2002, Novellus and SpeedFam-IPEC entered into a reorganization agreement which will result in SpeedFam-IPEC becoming a wholly-owned subsidiary of Novellus in a transaction to be accounted for using the purchase method. For a discussion regarding the primary reasons for this transaction, see “Reasons for the Transaction” on page 59. The total estimated purchase price of approximately $167.4 million includes Novellus common stock valued at $149.3 million, assumed options and warrants with a fair value of $14.2 million and estimated direct transaction costs of $3.9 million.

      The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 5.5 million shares of Novellus common stock, based upon an exchange ratio of 0.1818 of a share of Novellus common stock for each outstanding share of SpeedFam-IPEC common stock as of June 1, 2002. The actual number of shares of Novellus common stock to be issued will be determined based on the actual number of shares of SpeedFam-IPEC common stock outstanding at the completion of the merger. The average market price per share of Novellus common stock of $26.766 is based on an average of the closing prices for two days before, the day of and two days after the announcement date of the of the proposed merger (August 8th, 9th, 12th, 13th, and 14th). Based on the total number of SpeedFam-IPEC options and warrants outstanding at June 1, 2002, Novellus would exchange options and warrants to purchase approximately 1.0 million shares of Novellus common stock at a weighted average exercise price of $62.54 for SpeedFam-IPEC options and warrants. The actual number of options, both vested and unvested, and warrants to be assumed will be determined based on the actual number of SpeedFam-IPEC options and warrants outstanding at the completion of the merger. The fair value of the outstanding options, both vested and unvested, and warrants was determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; an expected volatility of 85%; and a risk-free interest rate of 2.49%. The model assumed an expected life of 3.3 years for assumed options and 0.5 years for assumed warrants.

      The estimated total purchase price of the SpeedFam-IPEC merger is as follows (in thousands):

Value of Novellus common stock issued	$149,252
Assumption of SpeedFam-IPEC vested options and warrants	6,484	*
Assumption of SpeedFam-IPEC unvested options	7,732	*

Total value of Novellus securities	163,468
Estimated direct transaction costs	3,900

Total estimated purchase price	$167,368

*	The vested options and warrants and the unvested options were valued using a Black-Scholes valuation model.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to SpeedFam-IPEC’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements on page 20 of this proxy statement-prospectus, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$33,358
Accounts receivable, net	22,162
Inventories	47,837
Deferred tax assets, net	20,000
Property, plant and equipment	58,557
Prepaid and other assets	8,405
Accounts payable and accrued liabilities	(25,502)
Long-term debt	(115,054)
Other long-term liabilities	(3,720)

Net tangible assets assumed	$46,043

Net tangible assets assumed	$46,043
Amortizable intangible assets — developed and core technology	45,079
Goodwill	55,104
Deferred compensation on unvested options	2,700 *
In-process research and development	18,442

Total preliminary estimated purchase price allocation	$167,368

*	Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the exercise price) at August 23, 2002 related to the future vesting period as follows: intrinsic value multiplied by (remaining vesting period divided by total vesting period).

     Of the total estimated purchase price, a preliminary estimate of $46.0 million has been allocated to net tangible assets assumed and approximately $45.1 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

      Developed technology, which comprises products that have reached technological feasibility, includes products in most of SpeedFam-IPEC’s product lines, principally the SpeedFam-IPEC MomentumTM family of products. Core technology represents a combination of SpeedFam-IPEC processes and trade secrets developed through years of experience in design and development of chemical mechanical planarization (CMP) technology. Novellus expects to amortize the developed and core technology on a straight-line basis over an average estimated life of six years.

      The value assigned to developed and core technology was determined by discounting the estimated future cash flows of the existing products to their present value. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by SpeedFam-IPEC and its competitors.

      The rates utilized to discount the net cash flows of developed and core technology to their present value are based on SpeedFam-IPEC’s weighted average cost of capital. The weighted average cost of capital reflects

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 20% was deemed appropriate for valuing developed and core technology.

      Of the total estimated purchase price, approximately $55.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not deductible for tax purposes.

      In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

      Of the total estimated purchase price, a preliminary estimate of $18.4 million has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statement of operations.

      SpeedFam-IPEC is currently developing new products that qualify as in-process research and development in certain product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no significant remaining risk relating to the development.

      SpeedFam-IPEC is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. The principal research and development efforts of SpeedFam-IPEC are directed within the future generations of CMP technology. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

      The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by SpeedFam-IPEC and its competitors.

      The rates utilized to discount the net cash flows to their present value are based on SpeedFam-IPEC’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 25% to 35% were deemed appropriate for valuing the in-process research and development.

      The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects which are currently in process may not be in process at completion of the merger and new projects may be started prior to completion of the merger which may be in process at the completion of the merger. Accordingly, actual results may vary from the projected results.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2     Pro Forma Adjustments

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to SpeedFam-IPEC’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, to adjust certain SpeedFam-IPEC amounts to conform to Novellus’ accounting policies, and to reflect the income tax effect related to the pro forma adjustments.

      The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Novellus is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to SpeedFam-IPEC employees, costs of vacating some facilities (leased or owned) of SpeedFam-IPEC, or other costs associated with exiting activities of SpeedFam-IPEC that would affect amounts in the unaudited pro forma condensed combined consolidated financial statements. The expected result of recording liabilities relating to EITF No. 95-3 will be primarily related to accrued liabilities (severance and facilities costs) with an offsetting increase in goodwill.

      Novellus has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

      The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of SpeedFam-IPEC’s inventory. An adjustment to the statement of operations has not been recorded as it does not have a continuing impact on the business.

(b)	Adjustment to the deferred tax assets based on a preliminary estimate of the tax assets which can be utilized by the combined company and to reflect the deferred tax liability primarily resulting from the pro forma adjustments related to intangible assets.

(c)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of SpeedFam-IPEC’s property and equipment and the resulting adjustment to depreciation expense.

(d)	Adjustments to eliminate historical patent intangible assets of SpeedFam-IPEC and record the decrease in amortization expense.

(e)	Adjustments to reflect the preliminary estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in thousands):

	Preliminary	Annual	Useful
	Fair Value	Amortization	Life

Developed and core technology	$45,079	$7,513	6 years

(f)	Adjustment to reflect the preliminary estimate of the fair value of goodwill.

(g)	Adjustment to eliminate the historical amounts of SpeedFam-IPEC’s shipped systems pending acceptance and deferred revenue.

(h)	Adjustment to record accrued warranty related to shipped systems pending acceptance.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i)	Adjustment to reflect the estimated direct transaction costs.

(j)	Adjustment to record the present value of certain other long-term liabilities.

(k)	Adjustments to shareholders’ equity (in thousands):

To record the estimated value of Novellus shares to be issued and SpeedFam-IPEC options and warrants to be assumed in the transaction	$163,468
To record the preliminary estimate of the fair value of in-process research and development	(18,442)
To eliminate SpeedFam-IPEC’s historical shareholders’ equity	(13,885)

$131,141

(l)	Adjustment to record the deferred compensation and amortization related to unvested options assumed. The preliminary estimate is based on the intrinsic value of these options on August 23, 2002 for options outstanding on June 1, 2002. The deferred compensation related to the unvested options is being amortized on a straight line basis over a three-year period beginning January 1, 2001, which is the estimated vesting period of these options.

(m)	Adjustment to reclassify SpeedFam-IPEC’s evaluation tools from inventory to other assets.

(n)	Adjustment to record the income tax effect of the pro forma adjustments and reflect the tax benefit associated with the SpeedFam-IPEC net loss.

(o)	Adjustment to eliminate capitalized debt issuance costs of SpeedFam-IPEC and the related decrease in amortization expense.

Note 3     Pro Forma Earnings Per Share

      The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Novellus common stock outstanding and weighted average number of SpeedFam-IPEC common stock outstanding multiplied by the exchange ratio. The weighted average number of SpeedFam-IPEC diluted shares has been adjusted to reflect dilutive options.

Dividend Information

      Neither Novellus nor SpeedFam-IPEC has ever paid or declared cash dividends on the shares of its common stock. Novellus does not anticipate paying cash dividends on its common stock for the foreseeable future. Novellus’ present intention is to retain its earnings, if any, for the future operation and expansion of its business. Any future payment of dividends on Novellus’ common stock will be at the discretion of the board of directors of Novellus and will depend upon, among other things, Novellus’ earnings, financial condition, capital requirements, level of indebtedness and other factors that Novellus’ board of directors deems relevant.

Number of Shareholders and Number of Shares Outstanding

      As of October 31, 2002, there were approximately 927 shareholders of Novellus of record who held an aggregate of approximately 142,942,402 shares of Novellus common stock.

      As of October 31, 2002, there were 204 shareholders of SpeedFam-IPEC of record who held an aggregate of approximately 31,209,733 shares of SpeedFam-IPEC common stock.

RISK FACTORS

      By voting in favor of the merger, you will be choosing to invest in Novellus common stock. An investment in Novellus common stock involves a high degree of risk which risks may be in addition to or different from the risks of investment in SpeedFam-IPEC. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

      This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to Novellus’ and SpeedFam-IPEC’s financial condition, results of operations and business and on the expected impact of the merger. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties described below and in the documents incorporated by reference into this proxy statement-prospectus.

TRENDS, RISKS AND UNCERTAINTIES RELATING TO THE MERGER

You will receive a fixed number of shares of Novellus common stock in the merger, not a fixed value.

      Upon completion of the merger, each SpeedFam-IPEC share will be converted into 0.1818 of a share of Novellus common stock. As the exchange ratio is fixed, the number of shares that SpeedFam-IPEC shareholders will receive in the merger will not change, even if the market price of Novellus common stock changes. There will be no adjustment to the exchange ratio or termination of the merger based on fluctuations in the price of Novellus common stock. In recent years, and particularly in recent months, the stock market, in general, and the securities of technology companies, in particular, including Novellus, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Novellus common stock. The market price of Novellus common stock upon and after completion of the merger could be lower than the market price on the date of the reorganization agreement or its current market price. SpeedFam-IPEC shareholders should obtain recent market quotations of Novellus common stock before they vote on the merger.

      In particular, the market price of Novellus’ common stock may fluctuate significantly in response to various factors, including:

•	Quarterly variations in operating results or growth rates;

•	The announcement of technological innovations and other actions by competitors;

•	The introduction of new products;

•	Changes in estimates by securities analysts;

•	Market conditions in the industry and general economic conditions; and

•	Patents and other intellectual property rights issued to competitors of Novellus.

Although Novellus and SpeedFam-IPEC expect that the merger will result in benefits, those benefits may not be realized.

      Achieving the benefits of the merger may depend in part on the integration of technology, operations and personnel. The integration of Novellus and SpeedFam-IPEC will be a complex, time consuming and expensive process and may disrupt Novellus’ and SpeedFam-IPEC’s businesses if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

•	Satisfying the needs of the combined company’s customers in a timely and efficient manner and maintaining SpeedFam-IPEC’s and Novellus’ key customer relationships;

•	Persuading employees that Novellus’ and SpeedFam-IPEC’s business cultures are compatible and retaining the combined company’s key management, marketing, customer support and technical personnel;

•	Maintaining management’s ability to focus on anticipating, responding to or utilizing changing technologies in the semiconductor industry;

•	Combining SpeedFam-IPEC’s product offerings and technologies with Novellus’ product offerings and technologies effectively and quickly and coordinating research and development activities to enhance introduction of new products and technologies;

•	Maintaining SpeedFam-IPEC’s key supplier relationships; and

•	Introduction by competitors of new, disruptive technologies to the marketplace which reduce SpeedFam-IPEC’s market share prior to the successful integration of the two companies.

      It is not certain that Novellus and SpeedFam-IPEC can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could materially harm the business and operating results of the combined company. Also, neither Novellus nor SpeedFam-IPEC can assure you that the growth rate of the combined company will equal the historical growth rates experienced by Novellus and SpeedFam-IPEC.

      If Novellus is unable to successfully integrate SpeedFam-IPEC, or if the benefits of the merger do not meet the expectations of financial or industry analysts, the market price of Novellus’ common stock may decline.

Customer and employee uncertainty related to the merger could harm the combined company.

      Novellus’ or SpeedFam-IPEC’s customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Novellus’ or SpeedFam-IPEC’s customers could seriously harm the business of the combined company. Similarly, Novellus and SpeedFam-IPEC employees may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company’s ability to attract and retain key management, marketing, sales, customer support and technical personnel, which could harm the combined company.

Novellus and SpeedFam-IPEC expect to incur significant costs associated with the merger.

      Novellus estimates that it will incur direct transaction costs of approximately $3.9 million associated with the merger. In addition, SpeedFam-IPEC estimates that it will incur direct transaction costs of approximately $1.9 million which will be expensed as incurred, which is expected to be in the quarter that the merger closes. Novellus and SpeedFam-IPEC believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

The merger was subject to review under United States and foreign antitrust regulatory laws and may be challenged anytime before or after its completion.

      The merger was subject to review under both United States and foreign antitrust laws. Although the waiting periods under United States and Chinese antitrust regulatory laws have terminated or expired as of the date of this proxy statement-prospectus, the United States Department of Justice or the United States Federal Trade Commission, as well as any foreign antitrust regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

If the merger is not completed, Novellus’ and SpeedFam-IPEC’s stock prices and future business and operations could be harmed.

      If the merger is not completed, Novellus and SpeedFam-IPEC may be subject to the following material risks, among others:

•	The prices of Novellus and SpeedFam-IPEC common stock may change to the extent that the current market prices of Novellus and SpeedFam-IPEC common stock reflect an assumption that the merger will be completed;

•	Novellus’ and SpeedFam-IPEC’s costs related to the merger, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed; and

•	Under some circumstances (more fully described on page 88), SpeedFam-IPEC may be required to pay Novellus a cash termination fee of up to $5 million as of the date of termination of the reorganization agreement.

      Further, with respect to SpeedFam-IPEC, if the merger is terminated and SpeedFam-IPEC’s board of directors determines to seek another merger or business combination, it is not certain that SpeedFam-IPEC will be able to find a merger partner or that the new merger partner would be willing to pay an equivalent or more attractive price than that which would be paid by Novellus in the merger. While the reorganization agreement is in effect, subject to specified exceptions, SpeedFam-IPEC is prohibited from entering into or soliciting, initiating or intentionally encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than Novellus. These restrictions could limit SpeedFam-IPEC’s ability to enter into an alternative transaction at a favorable price.

SpeedFam-IPEC’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

      Certain directors and officers of SpeedFam-IPEC have employment agreements or other arrangements with SpeedFam-IPEC and have received (or may receive) offers of employment with Novellus after the merger and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours and may therefore be more likely to vote to approve the reorganization agreement and the merger than if they did not have these interests. SpeedFam-IPEC shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under “The Merger — Interests of Directors and Executive Officers of SpeedFam-IPEC in the Merger” on page 69.

TRENDS, RISKS AND UNCERTAINTIES RELATING TO NOVELLUS

Market Risk and Cyclical Downturns in the Semiconductor Industry.

      Novellus’ business depends predominantly on capital expenditures of semiconductor manufacturers, which in turn depends on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry’s demand for semiconductor processing equipment, including equipment manufactured and marketed by Novellus. During periods of reduced and declining demand, Novellus must be able to quickly and effectively align its cost structure with prevailing market conditions, and motivate and retain key employees. In particular, during a period of reduced demand, Novellus’ inventory levels have periodically exceeded the minimum levels necessary to support production demand. Although Novellus has historically been able to reduce inventory levels through sales and reduced purchasing, no assurance can be given that Novellus may not be required to make inventory valuation adjustments in future periods. During periods of rapid growth, Novellus must be able to acquire and/or develop sufficient manufacturing capacity to meet customer demand, and hire and assimilate a sufficient number of qualified people. No assurance can be given that Novellus’ net sales and operating results will not be adversely affected if this current downturn in the semiconductor industry continues or other downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future.

Demand Shifts in the PC Industry.

      In the PC market, a shift in demand from more expensive, high-performance products to lower-priced products (sub-$1,000 PCs) has resulted in reduced profitability for semiconductor manufacturers. Strengthening demand for sub-$1,000 PCs could cause further delays or decreased demand for Novellus’ products.

Intense Competition in the Semiconductor Equipment Industry.

      The semiconductor equipment industry is highly competitive. Novellus faces substantial competition in the markets in which it competes from both established competitors and potential new entrants. Certain of Novellus’ competitors have greater financial, marketing, technical or other resources, broader product lines, greater customer service capabilities, and larger and more established sales organizations and customer bases than Novellus. Novellus may also face future competition from new market entrants from overseas and domestic sources. Novellus expects its competitors to continue to improve the design and performance of their products. There can be no assurance that Novellus’ competitors will not develop enhancements to or future generations of competitive products that will offer superior price or performance features over Novellus’ products, and there can be no assurance that Novellus will be successful, or as successful as its competitors, in selecting, developing, manufacturing, and marketing its new products, or enhancing its existing products. Failure to successfully develop new products could materially adversely affect Novellus’ revenues, financial condition, and results of operations. In addition, a substantial investment is required by Novellus’ customers to install and integrate capital equipment into a semiconductor production line. As a result, once a semiconductor manufacturer has selected another vendor’s capital equipment, Novellus believes that the manufacturer will be generally reliant upon that equipment vendor for the specific production line application. Accordingly, Novellus may experience difficulty in selling a product to a particular customer for a significant period of time if that customer first selects a competitor’s product. Increased competitive pressure could lead to lower prices for Novellus’ products, thereby adversely affecting Novellus’ revenue and operating results. There can be no assurance that Novellus will be able to compete successfully against established competitors and new entrants in the future.

International Operations.

      Export sales accounted for 66% and 55%, respectively, of net sales in the six months ended June 29, 2002 and in fiscal year 2001, respectively. Novellus anticipates that export sales will account for a significant portion of net sales in the foreseeable future. As a result, a significant portion of Novellus’ sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign operations, difficulties in managing distributors, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. Novellus is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products. Novellus cannot predict whether quotas, duties, taxes, or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of Novellus’ products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on Novellus’ business, financial condition, or results of operations. Moreover, each region in the global semiconductor equipment market exhibits unique characteristics that can cause capital equipment investment patterns to vary significantly from period to period. Although international markets provide Novellus with significant growth opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could materially and adversely affect global products and service demand, and, therefore, Novellus’ business operations and financial condition. The Asian region, which primarily consists of Taiwan, Korea and Japan, accounted for 48% and 56% of Novellus’ revenues in 2001 and for the six months ended June 29, 2002, are affected by banking, currency and other difficulties that contribute to the economic developments in those countries. Any negative economic developments within the Asian region could result in the cancellation or delay of orders for Novellus’ products from Asian customers, thus materially adversely affecting Novellus’ business, financial condition or results of operations. In addition to the concerns described above, sales of systems shipped by Novellus’ Japanese subsidiary are denominated in Japanese Yen. Novellus sells the systems to its Japanese subsidiary in U.S. Dollars. Novellus then enters into forward foreign exchange contracts to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary in order to manage this exposure. However, there can be no assurance that future changes in the Japanese Yen will not have a material effect on Novellus’ business, financial condition, or results of operations.

Possible Volatility of Stock Price.

      The price of Novellus’ common stock may be subject to wide fluctuations and possible rapid increases or declines in a short time period. These fluctuations may be due to factors specific to Novellus such as variations in quarterly operating results or changes in analysts’ earnings estimates, or to factors relating to the semiconductor industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Shareholders should be willing to incur the risk of such fluctuations. Sales of substantial amounts of common stock in the public market after any offering of Novellus’ securities could adversely affect the market price of the outstanding common stock.

Variability of Quarterly Operating Results.

      If Novellus’ operating results are below the expectations of public market analysts or investors, then the market price of its common stock could decline. Novellus has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. During each quarter, Novellus customarily sells a relatively small number of systems that typically sell for prices in excess of $1 million. Novellus’ backlog at the beginning of each quarter does not necessarily include all system sales needed to achieve expected net sales for that quarter. Consequently, Novellus is often dependent on obtaining orders for shipment in the same quarter that the order is received. Because Novellus builds its systems according to forecast, the absence of significant backlog for an extended period of time could hinder Novellus’ ability to plan production and inventory levels, which could adversely affect operating results. Novellus’ net sales and operating results could also be adversely affected for a particular quarter if an anticipated order for even a few systems is not received in time to permit shipment during that quarter. Moreover, customers may reschedule or cancel shipments, with, in the case of cancellations, little or no penalties, and production difficulties could delay shipments. A delay in a shipment in any quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations by customers, or to unexpected manufacturing difficulties experienced by Novellus, may cause net sales in such quarter to fall significantly below expectations and may materially adversely affect Novellus’ operating results for such quarter. The timing of new product announcements and releases by Novellus may also contribute to fluctuations in quarterly operating results, particularly in cases where new product offerings cause customers to defer ordering products from Novellus’ existing product lines. Novellus’ results of operations also could be affected by new product announcements and releases by Novellus’ competitors, the volume, mix and timing of orders received during a period, availability and pricing of key components, fluctuations in foreign exchange rates, and conditions in the semiconductor equipment industry. Novellus’ operating results also fluctuate based on gross profit realized on system sales. Gross profit as a percentage of net sales may vary based on a variety of factors, including the mix and average selling prices of products sold and costs to manufacture upgrades and customize systems. Because Novellus’ operating expenses are based on anticipated net sales levels, and a high percentage of those expenses are relatively fixed, a variation in the timing of recognition of net sales and the level of gross profit from a single transaction can cause material variations in operating results from quarter to quarter.

Novellus is Exposed to Risks Associated with Acquisitions.

      Novellus has made, and may in the future make, acquisitions of, or significant investments in, businesses with complementary products, services and technologies. Acquisitions involve numerous risks, including, but not limited to, difficulties in integrating the operations, technologies, products and personnel of acquired companies, lack of synergies or the inability to realize expected synergies, difficulties in managing geographically dispersed operations, the potential loss of key employees, customers and strategic partners of acquired companies, diversion of management’s attention from normal daily operations of the business, acquired intangible assets becoming impaired as a result of technological advancements, or worse-than-expected performance of acquired companies. Acquisitions are inherently risky and no assurance can be given that Novellus’ previous or future acquisitions will be successful. The inability to effectively manage the risks associated with previous or future acquisitions could materially and adversely affect Novellus’ business, financial condition and results of operations.

A Large Portion of Novellus’ Net Sales Is Derived from Sales to a Few Customers.

      Historically, Novellus has sold a significant proportion of its systems in any particular period to a limited number of customers. Sales to Novellus’ ten largest customers in the six months ended June 29, 2002 and in fiscal year 2001 accounted for 84% and 61% of net sales, respectively. For the year ended December 31, 2001, Intel Corporation accounted for 16% of Novellus’ net sales. For the year ended December 31, 2000, Intel and Taiwan Semiconductor accounted for 14% and 10% of Novellus’ net sales, respectively. For the year ended December 31, 1999, Samsung, Texas Instruments and United Microelectronics accounted for 17%, 13% and 10% of Novellus’ net sales, respectively. D. James Guzy, a member of the board of directors of Novellus, is also a member of the board of directors of Intel Corporation. Novellus expects that sales of its products to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future. None of Novellus’ customers have entered into a long-term agreement requiring them to purchase Novellus’ products. Novellus believes that sales to certain of its customers will decrease in the near future as those customers complete current purchasing requirements for new or expanded fabrication facilities. Although the composition of the group comprising Novellus’ largest customers has varied from year to year, the loss of a significant customer or any reduction in orders from any significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could adversely affect Novellus’ business, financial condition and results of operations. In addition, sales of Novellus’ systems depend in significant part upon the decision of a prospective customer to increase manufacturing capacity or to expand current manufacturing capacity, both of which typically involve a significant capital commitment. Novellus has from time to time experienced delays in finalizing system sales following initial system qualification. Due to these and other factors, Novellus’ systems typically have a lengthy sales cycle during which Novellus may expend substantial funds and management effort with no guarantee that Novellus will sell a particular system.

Novellus’ Industry Is Characterized by Rapidly Changing Technology.

      The semiconductor manufacturing industry is subject to rapid technological change and new product introductions and enhancements. Novellus’ ability to remain competitive in this market depends in part upon Novellus’ ability to develop new and enhanced systems and to introduce these systems at competitive prices and on a timely and cost-effective basis. Accordingly, Novellus devotes a significant portion of its personnel and financial resources to research and development programs and seeks to maintain close relationships with its customers to remain responsive to their product needs. Novellus’ current research and development efforts are directed at the development of new systems and processes and improving existing system capabilities. Novellus is focusing its research and development efforts on additional Concept Two modules, advanced PVD systems, advanced gap fill technology, primary conductor metals, low-k dielectric materials and additional advanced technologies for the next generation of smaller geometry fabrication lines, as well as equipment to process 300 millimeter wafers. There is no assurance that Novellus’ research and development programs will allow Novellus to remain responsive to its customers’ product needs or that Novellus’ current or new customers will buy its new products.

Research and Development Expenditures Represent a Substantial Portion of Novellus’ Net Sales.

      Novellus’ expenditures for research and development during the six months ended June 29, 2002 and fiscal year 2001, were $112.8 million and $272.0 million, respectively, or approximately 29% and 20% of net sales, respectively. Novellus’ success in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, product performance in the field and effective sales and marketing. There can be no assurance that Novellus will be successful in selecting, developing, manufacturing and marketing new products or in enhancing its existing products. As is typical in the semiconductor capital equipment market, Novellus has experienced delays from time to time in the introduction of, and certain technical and manufacturing difficulties with, certain of its systems and enhancements and may experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. Novellus’ inability to complete the development or meet the technical specifications of any of its new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner would materially adversely affect Novellus’ business, financial condition and results of operations. In addition, Novellus may incur substantial unanticipated costs to ensure the functionality and reliability of its future product introductions early in the product’s life cycle. If new products have reliability or quality problems, reduced orders or higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense may result. Any of these events could materially adversely affect Novellus’ business, financial condition, and results of operations.

Novellus’ Intellectual Property Is Critical to the Success of Its Business.

      Novellus intends to continue to pursue the legal protection of its technology primarily through patent and trade secret protection. Novellus currently holds over 100 patents and intends to file additional patent applications as appropriate. There can be no assurance that patents will be issued from any of these applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect Novellus’ technology. While Novellus intends to protect its intellectual property rights vigorously, there can be no assurance that any patents held by Novellus will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Novellus. Additionally, because technology in the semiconductor industry moves quickly, the duration of patents is not significant in determining the level of protection that such patents afford. Novellus also relies on trade secrets and proprietary technology that it seeks to protect, in part, through Novellus’ confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that Novellus will have adequate remedies for any breach, or that Novellus’ trade secrets will not otherwise become known to or independently developed by others. There has also been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. Novellus is currently involved in such litigation (see page 39, “Novellus’ pending litigation and other potential litigation may harm its operating results”). Except as set forth on page 39, Novellus is not aware of any significant claim of infringement by Novellus’ products of any patent or proprietary rights of others, however, Novellus could become involved in additional litigation in the future. Although Novellus does not believe the outcome of the current litigation will have a material impact on its business, financial condition, or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact. In addition to the current litigation, Novellus’ operations, including the further commercialization of Novellus’ products, could provoke additional claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to Novellus, to protect trade secrets or know-how owned by Novellus or to defend Novellus against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by Novellus, which by itself could have a material adverse effect on Novellus’ financial condition and operating results. Further, adverse determinations in such litigation could result in Novellus’ loss of proprietary rights, subject Novellus to significant liabilities to third parties, require Novellus to seek licenses from third parties or prevent Novellus from manufacturing or selling its products, any of which could have a material adverse effect on Novellus’ business, financial condition, and results of operations.

Novellus Is Susceptible to Supply Shortages.

      Novellus uses numerous suppliers to supply parts, components, and sub-assemblies for the manufacture and support of its products. Although Novellus makes reasonable efforts to ensure that such parts are available from multiple suppliers, this is not always possible. Accordingly, Novellus obtains certain key parts from a single supplier or a limited group of suppliers. These suppliers are, in some cases, thinly capitalized, independent companies that generate significant portions of their business from Novellus and/or a small group of other companies in the semiconductor industry. Although Novellus seeks to reduce its dependence on these limited source suppliers, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on Novellus’ operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on Novellus’ business, financial condition, and results of operations and could result in damage to its customer relationships.

Concentration of Credit Risk.

      Novellus uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. Novellus invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium-term notes. Novellus places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. Novellus performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. Novellus has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to Novellus. Novellus does not believe there is a significant risk of nonperformance by these counterparties because Novellus continuously monitors its positions and the credit ratings of such counterparties and the amount of contracts it enters into with any one party. However, there can be no assurance that there will be no significant nonperformance by these counterparties and that this would not materially adversely affect Novellus’ business, financial condition, and results of operations.

Recent Accounting Pronouncements May Impact Novellus’ Financial Position and Results of Operations.

      In June 2002, the Financial Accounting Standards Board, or FASB, issued an exposure draft, or ED, “Consolidation of Certain Special-Purpose Entities, an Interpretation of ARB No. 51,” for public comment. The ED could substantially change the accounting for synthetic leases. The comment period on the ED will end on August 30, 2002, and the final guidance will become effective for Novellus in its second fiscal quarter of 2003. If the final Statement is consistent with the ED, and Novellus were required to consolidate its special purpose entity, Novellus believes that it would exercise its purchase option under the terms of the synthetic leases and purchase the leased assets thereunder. Because this treatment would result in the lease receivable and cash collateral being returned to Novellus, the Novellus does not expect the adoption of the ED to have an impact on its liquidity. Additionally, in June 2001, the FASB issued SFAS, No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Novellus does not expect the adoption of SFAS No. 143 to be material to its financial condition or results of operations. In August 2001, the FASB issued SFAS No. 144, “Impairment or Disposal of Long-Lived Assets,” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and provides a single accounting model for impairment of long-lived assets. Novellus does not expect the adoption of SFAS No. 144 to have a material effect on Novellus’ financial condition or results of operations. In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections.” Novellus is required to adopt the provisions of SFAS No. 145 effective January 1, 2003. Novellus does not expect the adoption of SFAS No. 145 to have a material effect on Novellus’ financial condition or results of operations. In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Novellus is currently evaluating the impact of this adoption. Although Novellus does not expect the adoption of these standards to have a material effect on its financial condition or results of operations, there can be no assurances that there will not be a material adverse affect on Novellus’ business, financial condition, and results of operations in future periods. There also can be no assurances that the issuance by FASB of additional statements of financial accounting standards in the future would not materially adversely affect Novellus’ business, financial condition, and results of operations if such were required to be adopted by Novellus.

Novellus’ Pending Litigation and Other Potential Litigation May Harm its Operating Results.

     Applied Litigation

      On July 7, 1997, prior to the consummation of the purchase of the TFS business unit from Varian Associates Inc., Applied Materials, Inc. filed a complaint against Varian in the United States District Court for the Northern District of California, San Jose Division, Civil Action No. C-97-20523 RMW, alleging, among other things, infringement by Varian (including the making, using, selling and/or offering for sale of certain products and systems made by TFS) of United States Patent Nos. 5,171,412, 5,186,718, 5,496,455 and 5,540,821, which patents are owned by Applied.

      Immediately after consummation of the TFS purchase, Novellus filed a complaint against Applied in the same court, Civil Action No. C-97-20551 RMW, alleging infringement by Applied (including the making, using, selling and/or offering for sale of certain products and systems) of United States Patent Nos. 5,314,597, or the ‘597 patent, 5,330,628, and 5,635,036, or the ‘036 patent, which patents Novellus acquired from Varian in the TFS purchase. In its complaint, Novellus also alleged that it is entitled to declarations from Applied that Novellus does not infringe the Applied patents mentioned above and/or that the Applied patents mentioned above are invalid and/or unenforceable. Applied has filed counterclaims alleging that Novellus infringes the Applied patents listed above.

      Also after consummation of the TFS purchase, but some time after Novellus filed its complaint, Applied amended its complaint to add Novellus as a defendant. Novellus has requested that the United States District Court dismiss Novellus as a defendant in Applied’s lawsuit against Varian. The court has not yet required Novellus to file an answer to Applied’s complaint.

      In addition to a request for a permanent injunction against further infringement, Applied’s complaint and Applied’s counterclaims to Novellus’ complaint include requests for damages for alleged prior infringement and treble damages for alleged willful infringement. In connection with the consummation of the TFS purchase, Varian agreed, under certain circumstances, to reimburse Novellus for certain of its legal and other expenses in connection with the defense and prosecution of this litigation, and to indemnify Novellus for a portion of any losses incurred by Novellus arising from this litigation (including losses resulting from a permanent injunction). Novellus and Varian believe that there are meritorious defenses to Applied’s allegations, including among other things, that Novellus’ operations (including TFS products and systems) do not infringe the Applied patents mentioned above and/or that the Applied patents mentioned above are invalid and/or unenforceable. However, the resolution of intellectual property disputes is often fact intensive and, therefore, inherently uncertain. Although Novellus believes that the ultimate outcome of the dispute with Applied will not have a material adverse effect on Novellus’ business, financial condition, or results of operations (taking into account both the defenses available to Novellus and Varian’s reimbursement and indemnity obligations), there can be no assurances that Applied will not ultimately prevail in this dispute and that, in such an event, Varian’s reimbursement and indemnity obligations will not be sufficient to fully reimburse Novellus for its losses. If Applied were to prevail in this dispute, it could have a material adverse effect on Novellus’ business, financial condition, or results of operations.

      On March 25, 2002, the United States District Court issued an order: (1) denying Applied’s motion for summary judgment of no literal infringement and no infringement under the doctrine of equivalents of claims 1 and 8 of Novellus’ ‘597 patent with respect to Applied’s 300mm Al WP series magnet arrays; (2) granting summary judgment of no literal infringement of claims 1 and 8 of Novellus’ ‘597 patent to Applied with respect to its 200mm RH and 300mm IMP series arrays, but denying summary judgment with respect to infringement under the doctrine of equivalents for these products and claims; (3) denying Novellus’ cross-motion for summary judgment of infringement of claims 1 and 8 of Novellus’ ‘597 patent; and

(4) granting summary judgment of non-infringement to Applied with respect to claims 27 and 28 of Novellus’ ‘597 patent and Applied’s 300mm Al WP series magnet arrays.

      On May 13, 2002, the United States District Court issued an order: (1) denying Applied’s motion for summary judgment of no literal infringement of the ‘036 patent; and (2) granting Applied’s motion to bar Novellus from proving infringement of the ‘036 patent under the doctrine of equivalents.

      On July 26, 2002, Applied filed a motion for summary judgment that the ‘036 patent is invalid for failure to comply with the best mode requirement of 35 USC § 112, ¶ 1. Novellus intends to oppose this motion, and hearing is presently set for October 11, 2002.

      On August 1, 2002, Applied filed a motion for leave of Court to amend its former Civil LR 16-9 Response Charts to assert additional prior art and other invalidity defenses against Novellus’ ‘036 and ‘597 patents. Novellus intends to oppose this motion, and hearing is presently set for October 11, 2002.

      Novellus’ complaint against Applied also includes requests for damages for prior infringement and treble damages for willful infringement, in addition to a request for a permanent injunction for further infringement. Novellus believes that this litigation will not have a material adverse impact on Novellus’ financial condition or results of operations. However, there can be no assurances that Novellus will prevail against Applied. If Applied were to prevail against Novellus, it could have a material adverse impact on Novellus’ business, financial condition, or results of operations.

     Semitool Litigation I

      On August 10, 1998, Semitool sued Novellus for patent infringement in the United States District Court for the Northern District of California. Semitool alleges that Novellus’ SABRETM and SABRETM xT copper deposition systems infringe two Semitool patents, U.S. Patent No. 5,222,310, or the ‘310 patent, issued June 29, 1993, entitled “Single Wafer Processor with a Frame,” and U.S. Patent No. 5,377,708, or the ‘708 patent, issued January 3, 1995, entitled “Multi-Station Semiconductor Processor with Volatilization.” Semitool seeks an injunction against Novellus’ manufacture and sale of the SABRETM and SABRETM xT systems, and seeks damages for past infringement. Semitool also seeks treble damages for alleged willful infringement. Semitool further seeks its attorneys’ fees and costs, and interest on any judgment.

      On September 24, 1999, the District Court ruled on the interpretation of the claims of the ‘310 and ‘708 patents. On December 18, 1999, Novellus filed a motion for summary judgment of non-infringement.

      On March 17, 2000, the District Court granted Novellus’ motion for summary judgment of non-infringement. The District Court ruled that Novellus’ SABRETMand SABRETM xT systems do not infringe the ‘310 and ‘708 patents.

      On May 15, 2000, Semitool filed a notice of appeal, appealing the District Court’s judgment to the United States Court of Appeals for the Federal Circuit. On June 8, 2001, the Federal Circuit affirmed the District Court’s judgment that Novellus’ SABRETM and SABRETM xT systems do not infringe the ‘310 and ‘708 patents.

      On September 6, 2001, Semitool filed a petition for writ of certiorari with the United States Supreme Court to review the judgment of the Federal Circuit. The Supreme Court granted this writ, vacated the Federal Circuit’s opinion, and remanded the case to the Federal Circuit for further consideration. On October 21, 2002, Semitool elected not to file a petition with the Supreme Court. As a result, the litigation has been resolved in Novellus’ favor. On July 23, 2002, the Federal Circuit again affirmed the District Court’s judgment of non-infringement.

Semitool Litigation II

      On June 11, 2001, Semitool sued Novellus for patent infringement in the United States District Court for the District of Oregon. Semitool alleges that Novellus infringes Semitool’s U.S. Patent No. 6,197,181, issued March 6, 2001, entitled “Apparatus and Method for Electrolytically Depositing a Metal on a Microelectronic Workpiece.” Semitool seeks an injunction against Novellus and damages for past infringement. Semitool also seeks treble damages for alleged willful infringement. Semitool further seeks its attorneys’ fees and costs, and interest on any judgment.

      On November 13, 2001, Novellus countersued Semitool for patent infringement in the United States District Court for the District of Oregon. Novellus alleges that Semitool infringes Novellus’ U.S. Patent Nos. 6,179,983, or the ‘983 patent, issued January 30, 2001 and entitled “Method and Apparatus for Treating Surface Including Virtual Anode;” 6,162,344, issued December 19, 2000 and entitled “Method of Electroplating Semiconductor Wafer Using Variable Currents and Mass Transfer to Obtain Uniform Plated Layer;” 6,110,346, issued August 29, 2000 and also entitled “Method of Electroplating Semiconductor Wafer Using Variable Currents and Mass Transfer to Obtain Uniform Plated Layer;” and 6,074,544, issued June 13, 2000 and also entitled “Method of Electroplating Semiconductor Wafer Using Variable Currents and Mass Transfer to Obtain Uniform Plated Layer.” Novellus seeks an injunction against Semitool and damages for past infringement. Novellus also seeks treble damages for willful infringement by Semitool. Novellus further seeks its attorneys’ fees and costs, and interest on any judgment.

      On July 19, 2002, Novellus and Semitool entered into and filed a stipulation dismissing with prejudice both parties’ claims relating to the ‘983 patent.

      Although it is inherently difficult to assess the outcome of litigation matters when the litigation is in such an early stage, Novellus believes that this litigation will not have a material adverse impact on Novellus’ business, financial condition, or results of operations. However, there can be no assurances that Novellus will prevail against Semitool. If Semitool were to prevail against Novellus, it could have a material adverse impact on Novellus’ business, financial condition, or results of operations.

Plasma Physics Litigation

      On December 28, 1999, Plasma Physics Corporation and Solar Physics Corporation, collectively referred to as Plasma Physics, filed a patent infringement lawsuit against many of Novellus’ Japanese and Korean customers. The suit was entitled Plasma Physics and Solar Physics v. Fujitsu et al., Civil Action No. 99-8593, and was pending in the United States District Court for the Eastern District of New York. On July 24, 2000, the Court ordered Plasma Physics to re-file separate complaints against the Japanese and Korean defendants, whereupon, Civil Action No. 99-8593 would be dismissed without prejudice. In accordance with the District Court’s order, Plasma Physics re-filed separate complaints against the Japanese and Korean defendants in the District Court. Many of the defendants notified Novellus that they believed that Novellus had indemnification obligations and liability for the lawsuits. Novellus believes it does not have any indemnification obligations or other liabilities related to this lawsuit.

      Plasma Physics asserted U.S. Patent Nos. 4,226,897, or the ‘897 patent, 5,470,784, or the ‘784 patent, and/or 5,543,634, or the ‘634 patent, against the defendants. Plasma Physics sought an injunction against the defendants’ alleged infringement of the ‘784 and ‘634 patents (the ‘897 patent had expired). Plasma Physics also sought treble damages for alleged willful infringement. Plasma Physics further sought its attorney’s fees and costs, and interest on any judgment. All of the Japanese and Korean defendants who are or were customers of Novellus have since settled with Plasma Physics. Novellus believes that it does not have any indemnification obligations or other liabilities related to the Plasma Physics settlement against the Novellus Japanese and Korean customers.

      On June 1, 2000, Novellus filed a declaratory relief action against Plasma Physics and Solar Physics requesting a judgment of non-infringement, invalidity, and unenforceability with respect to the ‘897 and ‘784 patents. The suit was entitled Novellus v. Plasma Physics and Solar Physics, Civil Action No. 00-3146, and was pending in the United States District Court for the Eastern District of New York. On July 31, 2000, Plasma Physics filed an Answer and Conditional Counterclaim. Plasma Physics denied that the ‘897 and ‘784 patents are invalid and unenforceable.

      Plasma Physics further denied that the ‘784 patent is not infringed by Novellus. Plasma Physics also asserted a conditional counterclaim against Novellus, alleging that Novellus’ PECVD processing systems infringe the ‘784 patent. On April 3, 2002, the suit was dismissed pursuant to a stipulation of voluntary dismissal without prejudice.

      On June 12, 2001, the United States Patent and Trademark Office issued to Plasma Physics U.S. Patent No. 6,245,648, or the ‘648 patent, entitled “Method of Forming Semiconducting Materials and Barriers.” On June 13, 2001, Plasma Physics sent a letter to Novellus, indicating that it may sue Novellus’ customers for their alleged infringement of the ‘648 Patent.

      On June 14, 2002, certain of Novellus’ customers, including Agilent Technologies, Inc., Micron Technology, Inc., Agere Systems, Inc., National Semiconductor Corporation, Koninklijke Philips Electronics N.V., Texas Instruments, Inc., ST Microelectronics, Inc., LSI Logic Corporation, International Business Machines Corporation, Conexant Systems, Inc., Motorola, Inc., Advanced Micro Devices, and Analog Devices Inc., were sued by Plasma Physics on certain U.S. Patents, including the ‘897, ‘784, ‘634, and ‘648 patents. Many of the defendants notified Novellus that they believed that Novellus had indemnification obligations and liability for the lawsuits.

      Novellus believes that this matter will not have a material adverse impact on Novellus’ financial condition or results of operations. However, there can be no assurances that Novellus and its customers will prevail against Plasma Physics. If Plasma Physics were to prevail against Novellus or its customers, it could have a material adverse impact on Novellus’ business, financial condition, or results of operations.

Linear Technology Litigation

      On March 12, 2002, Linear Technology Corporation filed a complaint against Novellus, among other parties, in the Superior Court of the State of California for the County of Santa Clara, Case No. CV806004. The complaint seeks damages (including punitive damages) and injunctions for causes of actions involving, among other things, alleged breach of contract, fraud, unfair competition, breach of warranty, and declaratory relief. Novellus filed a demurrer to Linear’s complaint.

      Although it is inherently difficult to assess the outcome of litigation matters when the litigation is in such an early stage, Novellus believes that this litigation will not have a material adverse impact on Novellus’ financial condition or results of operations. However, there can be no assurances that Novellus will prevail against Linear. If Linear were to prevail against Novellus, it could have a material adverse impact on Novellus’ business, financial condition, or results of operations.

Other Litigation

      In addition, in the normal course of business, Novellus from time to time receives inquiries with regard to possible other patent infringements. Novellus believes it is unlikely that the outcome of the patent infringement inquiries will have a material adverse effect on Novellus’ financial position or results of operations.

      There has been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. Although Novellus is not aware of any significant claim of infringement by its products of any patents or proprietary rights of others except as claimed by Applied, Semitool, Plasma Physics, and Linear further commercialization of Novellus’ products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to Novellus, to protect trade secrets or know-how owned by Novellus or to defend Novellus against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by Novellus, which by itself could have a material adverse effect on Novellus’ financial condition and operating results. Further, adverse determinations in such litigation could result in Novellus’ loss of proprietary rights, subject Novellus to significant liabilities to third parties, require Novellus to seek licenses from third parties or prevent Novellus from manufacturing or selling its products, any of which could have a material adverse effect on Novellus’ business, financial condition or results of operations.

      Novellus is a defendant or plaintiff in various actions that arose in the normal course of business. In the opinion of management, Novellus believes that the ultimate disposition of these matters will not have a material adverse effect on Novellus’ business, financial condition, or results of operations.

TRENDS, RISKS AND UNCERTAINTIES RELATING TO SPEEDFAM-IPEC

SpeedFam-IPEC is using substantial cash reserves to fund operations during the industry downturn, and there can be no assurance it will be able to achieve positive cash flow in the foreseeable future.

      During 2002, SpeedFam-IPEC used $25.4 million in operating activities compared to $30.0 million during the same period of the prior year. SpeedFam-IPEC is currently exploring options to generate positive cash flow, including continued reduction in operating expenses. However, SpeedFam-IPEC continues to experience depressed revenues and orders and is unable to determine when demand for its products will resume, if ever. Accordingly, SpeedFam-IPEC can provide no assurances that it will achieve a positive cash flow position in the future or obtain or generate sufficient cash proceeds from financings to sustain its operations.

SpeedFam-IPEC common stock may be delisted by Nasdaq if it does not comply with Nasdaq’s listing maintenance requirements.

      SpeedFam-IPEC common stock is listed on the Nasdaq National Market. SpeedFam-IPEC is currently in compliance with Nasdaq’s continued listing requirements. However, if the price of SpeedFam-IPEC’s common stock falls below $3.00 for 30 consecutive days and if its shareholder’s equity falls below $10 million, or if SpeedFam-IPEC is not otherwise able to demonstrate to Nasdaq its ability to comply with its other listing standards, SpeedFam-IPEC’s shares of common stock might be delisted. A delisting is likely to make the price of SpeedFam-IPEC’s common stock fall steeply. This lack of liquidity also could make it more difficult for SpeedFam-IPEC to raise capital in the future. As of June 1, 2002, SpeedFam-IPEC’s shareholders’ equity was $13.9 million and its stock price as quoted on Nasdaq was $2.85 per share as of July 31, 2002.

SpeedFam-IPEC’s current business model is predicated on the successful launch and market acceptance of its MomentumTM and Momentum300TM products. SpeedFam-IPEC’s failure to win qualification contests and obtain volume orders for its 200 and 300 millimeter MomentumTM products would materially adversely affect SpeedFam-IPEC’s cash flow and operations.

      A significant portion of SpeedFam-IPEC’s projected revenue depends on sales of its MomentumTM product. Any positive response to MomentumTM through evaluation testing may not translate into sales of MomentumTM on the scale or in the time frame SpeedFam-IPEC anticipates. If SpeedFam-IPEC is unable to close anticipated orders, sell products at profitable levels, or fulfill orders for the MomentumTM product, its revenues, cash flow and profitability will be adversely affected.

      In particular, SpeedFam-IPEC must succeed in selling CMP equipment for leading-edge technologies such as 300 millimeter wafer processing, 0.13 micron and below processing, and copper applications in order to increase its cash flows and maintain market share. To compete for market share in these leading-edge technologies, SpeedFam-IPEC must enter into qualification contests that will result in manufacturers choosing a line of equipment and purchasing such equipment in volume. To date, SpeedFam-IPEC has not won any qualification contests for its 300 millimeter tool. If SpeedFam-IPEC fails to win qualification contests for 300 millimeter, 0.13 micron and below processing, and copper applications, it may experience difficulty achieving volume sales of next-generation equipment to semiconductor manufacturers, which would adversely affect revenues and cash flows.

      The rollout of MomentumTM and Momentum300TM may be slowed due to:

•	Industry downturns;

•	Manufacturing problems;

•	Unforeseen technical problems with the MomentumTM or Momentum300TM product itself;

•	Changes in the CMP marketplace that differ from SpeedFam-IPEC’s expectations; or

•	Competitive factors.

The sales and implementation cycles for SpeedFam-IPEC’s products are long, and it may incur substantial, non-recoverable expenses or devote significant resources to sales that may not occur when anticipated, if at all.

      A customer’s decision to purchase SpeedFam-IPEC’s products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. SpeedFam-IPEC’s sales cycle for new customers is lengthy, typically from six to eighteen months. After a customer decides to purchase SpeedFam-IPEC’s products, the timing of their deployment and implementation depends on a variety of factors specific to each customer. Further, prospective customers may delay purchasing SpeedFam-IPEC’s products in order to evaluate new technologies. Throughout the sales cycle, SpeedFam-IPEC spends considerable resources educating and providing information to prospective customers regarding the use and benefits of its products.

SpeedFam-IPEC’s dependence on selling a small number of high-priced machines to a small number of major customers may lead to reduced revenues and profits should its customers delay or cancel delivery orders.

      SpeedFam-IPEC derives a significant portion of its revenue from the sale of a relatively small number of high-priced CMP systems to a select group of CMP customers. For the year ended June 1, 2002, Intel Corporation and United Microelectronics accounted for 11% and 14% of SpeedFam-IPEC’s net sales, respectively. For the year ended June 2, 2001, Intel, United Microelectronics and Silterra Malaysia Sdn. Bhd accounted for 15%, 11% and 10% of SpeedFam-IPEC’s net sales, respectively. For the year ended June 3, 2000, Intel and United Microelectronics accounted for 11% and 12% of SpeedFam-IPEC’s net sales, respectively. The loss of a significant customer or a substantial reduction in orders by any significant customer, including reductions due to customer departures from previous buying patterns, would damage SpeedFam-IPEC’s business and results of operations. Moreover, SpeedFam-IPEC is subject to the credit risk of its customers. Consequently, if any one of SpeedFam-IPEC’s significant customers delays payment or is unable to pay, its financial condition and business would be affected.

SpeedFam-IPEC is transitioning its manufacturing process to more of an outsourced model, which will increase its dependence on a few key suppliers.

      For its next-generation products, SpeedFam-IPEC is moving toward an outsourced production model, in which a limited number of key vendors will supply a limited number of modules designed to SpeedFam-IPEC’s specifications that it will assemble into the vendors’ products. Historically, SpeedFam-IPEC has manufactured its own products from parts, components and subassemblies provided by more than one hundred suppliers. Although SpeedFam-IPEC anticipates that its new processes will streamline production, reduce inventories, and increase margins, its operating results and relationships with its customers may suffer in the event of:

•	Insufficient quantity or quality of parts from suppliers;

•	SpeedFam-IPEC’s failure to receive shipments from suppliers in a cost-effective and timely manner;

•	The failure of SpeedFam-IPEC’s suppliers to obtain necessary raw materials or other parts; or

•	The inability of SpeedFam-IPEC’s suppliers to obtain credit or maintain sufficient cash flows.

Orders in backlog may not result in future revenue if customers cancel or reschedule orders.

      SpeedFam-IPEC includes in backlog only those customer orders for which it has accepted purchase orders. Expected revenue may be lower if customers cancel or reschedule orders, which they can generally do without penalty. For instance, during fiscal 2002, SpeedFam-IPEC has decreased its backlog by approximately $19 million for orders that were canceled or had shipment dates that were rescheduled beyond the next twelve months.

The downturn in the semiconductor industry has led and may continue to lead to decreased revenues.

      During 2001 and 2002, slowing worldwide demand for semiconductors resulted in significant inventory buildups for semiconductor companies and a rapid decline in demand for semiconductor manufacturing equipment. Presently, SpeedFam-IPEC has little visibility regarding how long the semiconductor industry downturn will last or how severe the downturn will be. During fiscal 2002, SpeedFam-IPEC experienced cancellations and suspensions of orders for its products and a significant decrease in orders. Although SpeedFam-IPEC experienced a significant increase in bookings during the fourth quarter, SpeedFam-IPEC is uncertain as to the timing of a significant and sustainable industry recovery. If the downturn continues or worsens, SpeedFam-IPEC may experience additional cancellations and/or suspensions of orders for its products and a continuing slowdown in orders.

SpeedFam-IPEC’s quarterly results of operations could fluctuate due to factors outside of SpeedFam-IPEC’s control, which may cause fluctuations and a corresponding decrease to the price of its securities.

      SpeedFam-IPEC’s quarterly operating results may fluctuate for reasons that are not within SpeedFam-IPEC’s control, including:

•	Industry demand for SpeedFam-IPEC’s products, which depends on economic conditions in the semiconductor and silicon wafer markets;

•	Timing of new product introductions and market acceptance of new or enhanced versions of SpeedFam-IPEC’s or its customers’ products;

•	Ability to develop and implement new technologies in a timely fashion to meet market demand;

•	The health of other industries on which SpeedFam-IPEC is dependant, such as the personal computer, telecommunications and electronics industries;

•	Consolidation in the chip manufacturing industry;

•	The actions of SpeedFam-IPEC’s competitors;

•	Timing, cancellation or delay of customer orders, shipments and acceptance;

•	Unexpected costs associated with sales and service of the CMP tools and processes; and

•	Foreign currency exchange rates.

      The fluctuation of SpeedFam-IPEC’s quarterly operating results, as well as other factors, could cause the market price of SpeedFam-IPEC’s securities to fluctuate and decrease. Some of these factors include:

•	Enhanced credit risk associated with SpeedFam-IPEC’s debt;

•	The announcement of new customers or the loss of significant customers;

•	Delays in orders;

•	Announcements by SpeedFam-IPEC’s competitors;

•	Sales or purchases of SpeedFam-IPEC securities by officers, directors and insiders;

•	Government regulation;

•	Changes in earnings estimates or recommendations by securities analysts, or SpeedFam-IPEC’s failure to achieve analysts’ earnings estimates;

•	Announcements regarding restructuring, technological innovations, departures of key officers, directors or employees, or the introduction of new products; and

•	General market conditions and other factors, including factors unrelated to SpeedFam-IPEC’s operating performance or that of its competitors.

      In addition, the stock prices of many companies in the semiconductor industry have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These factors and price fluctuations may materially and adversely affect the market price of SpeedFam-IPEC’s securities. Investors in SpeedFam-IPEC’s securities should be willing to incur the risk of such price fluctuations.

SpeedFam-IPEC faces intense competition, including from companies with greater resources. This competitive pressure could lead to continued decreases in SpeedFam-IPEC’s revenues, which would adversely affect SpeedFam-IPEC’s operating results.

      Several companies currently market CMP systems that directly compete with SpeedFam-IPEC’s products, including Applied Materials, Inc. and Ebara Corporation. For several reasons, SpeedFam-IPEC may not compete effectively with existing and potential competitors. These reasons may include:

•	Some competitors have greater financial resources and are in better financial condition than SpeedFam-IPEC;

•	Some competitors have more extensive engineering, manufacturing, marketing and customer service and support capabilities;

•	Some competitors may supply a broader range of semiconductor capital equipment, enabling them to serve more or all of their customers’ needs. This could limit sales for SpeedFam-IPEC and strengthen existing relationships that competitors have with semiconductor manufacturers, including SpeedFam-IPEC’s current and potential customers;

•	Some competitors may be able to better adapt to changing market conditions and customer demand;

•	Competitors are expected to continue to improve their existing technology and introduce new products. These products may be better, cheaper or more efficient than SpeedFam-IPEC’s products; and

•	Other capital equipment manufacturers not currently involved in the development of CMP systems may enter the market or develop technology that reduces the need for SpeedFam-IPEC’s products.

      Increased competitive pressure could lead to lower prices and reduced margins for SpeedFam-IPEC’s products. If SpeedFam-IPEC experiences continued reductions in its revenue for any reason, SpeedFam-IPEC’s margins will continue to be reduced, which would adversely affect its results of operations. SpeedFam-IPEC cannot assure you that it will be able to compete successfully in the future.

SpeedFam-IPEC may not develop products in time to meet changing technologies, which could lead to reduced revenue and market share.

      Semiconductor manufacturing equipment and processes are subject to rapid technological changes and product obsolescence. SpeedFam-IPEC’s success in developing, introducing and selling new and enhanced products and technologies depends upon a variety of factors including:

•	Anticipation of market trends;

•	Product selection;

•	Timely and efficient completion of product design and development;

•	Timely and efficient implementation of manufacturing and assembly processes;

•	Adjustment of production and pricing to meet customer demand;

•	Product performance in the field; and

•	Effective sales and marketing.

      If SpeedFam-IPEC is unable to timely develop new products and technologies, SpeedFam-IPEC will likely experience reduced revenue and market share.

Product or process development problems could harm SpeedFam-IPEC’s results of operations.

      SpeedFam-IPEC’s products are complex, and from time to time have defects or bugs that are difficult and costly to fix. This can harm SpeedFam-IPEC’s results of operations in the following ways:

•	SpeedFam-IPEC incurs substantial costs to ensure the functionality and reliability of products early in their life cycle;

•	Repeated defects or bugs can reduce orders, increase manufacturing costs, adversely impact working capital and increase service and warranty expenses; and

•	SpeedFam-IPEC requires significant lead-times between product introduction and commercial shipment.

      As a result, SpeedFam-IPEC may have to write off inventory and other assets related to products and could lose customers and revenue. There is no assurance that SpeedFam-IPEC will be successful in preventing product and process development problems that could potentially harm SpeedFam-IPEC’s results of operations.

SpeedFam-IPEC’s dependence on international sales, particularly in Asia and Europe, subjects the company to a risk of decreased revenues.

      International sales are subject to additional risks and uncertainties, including:

•	Foreign exchange issues, including risks associated with SpeedFam-IPEC’s forward exchange contracts to buy and sell foreign currency;

•	Language and other cultural differences that may inhibit SpeedFam-IPEC’s sales and marketing efforts and create internal communication problems among SpeedFam-IPEC’s US and foreign counterparts;

•	Political, economic and regulatory environment of the countries where customers are located;

•	Tariffs, quotas, and other trade barriers or restrictions;

•	Collection of accounts receivable;

•	Inadequate intellectual property protection;

•	Potentially adverse tax consequences; and

•	Intense price competition.

      International sales accounted for 64% of SpeedFam-IPEC’s total revenue for 2002, 61% for 2001, and 70% for 2000. SpeedFam-IPEC expects that international sales will continue to account for a significant portion of total revenue in future periods. If international sales are adversely effected as a result of any of the foregoing risks or uncertainties, SpeedFam-IPEC’s cash flows and financial condition would be similarly effected.

If SpeedFam-IPEC is unable to protect its intellectual property, its business could suffer.

      SpeedFam-IPEC’s intellectual property is very important to its success. SpeedFam-IPEC may not be able to protect its technology for several reasons:

•	Pending and new patent applications may not be approved in a timely manner or approved at all;

•	Third parties may try to challenge or invalidate existing patents and new patents;

•	Policing unauthorized use of intellectual property is difficult and expensive;

•	The laws of some foreign countries do not protect intellectual property rights as much as U.S. laws;

•	Competitors may independently develop similar technology or design around SpeedFam-IPEC’s intellectual property;

•	Third parties may prevent SpeedFam-IPEC from selling products by alleging infringement, obtaining intellectual property rights that limit its ability to do business or require SpeedFam-IPEC to license technology;

•	SpeedFam-IPEC may not have adequate financial resources to address a dispute; and

•	The occurrence of any of the foregoing risks or uncertainties concerning SpeedFam-IPEC’s intellectual property could make SpeedFam-IPEC less competitive and adversely affect its revenues, cash flows and financial condition.

Third parties hold many patents relating to CMP machines and processes, which expose SpeedFam-IPEC to the possibility that it may be forced to cease production of its products.

      If SpeedFam-IPEC loses any of its intellectual property rights or needs to obtain licenses to third party intellectual property, SpeedFam-IPEC cannot assure you that it will be able to obtain such licenses on reasonable terms, if at all. If SpeedFam-IPEC is unable to secure the necessary licenses, SpeedFam-IPEC may be forced to cease a substantial portion of its operations.

SpeedFam-IPEC is subject to environmental regulations and its inability or failure to comply with these regulations could adversely affect its business.

      SpeedFam-IPEC is subject to environmental regulations in connection with its business operations, including but not limited to regulations related to the development, manufacturing and use of SpeedFam-IPEC’s products. From time to time, SpeedFam-IPEC receives notices alleging violations of these regulations. It is SpeedFam-IPEC’s policy to respond promptly to these notices and to take necessary corrective action. Failure or inability to comply with existing or future environmental regulations could result in significant remediation liabilities, the imposition of fines and/or the suspension or termination of development, manufacturing or use of certain of its products, each of which could damage SpeedFam-IPEC’s financial condition and results of operations.

FORWARD LOOKING STATEMENTS

      This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to Novellus’ and SpeedFam-IPEC’s financial conditions, results of operations and businesses, and on the expected impact of the merger on Novellus’ and SpeedFam-IPEC’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward looking statements. In addition, forward looking statements in this proxy statement-prospectus include the following:

•	Novellus’ and SpeedFam-IPEC’s expectations regarding the merger, including that the merger will enable the combined company to enhance its product offerings to customers, to more effectively innovate, rapidly bring products to market and better respond to changes in semiconductor technology and the needs of semiconductor manufacturers and develop and deliver equipment and processes to semiconductor manufacturers and to establish more efficient, central distribution channels, will provide the combined company with the opportunity to interactively optimize surface preparation and deposition steps in semiconductor manufacturing, and that the merged entity will have a major advantage in extending copper and low-k processes to semiconductor devices;

•	SpeedFam-IPEC’s belief that the MomentumTM product offers a number of advantages over competitive products;

•	Novellus’ belief that the greater complexity and number of interconnect layers in advanced integrated circuits will enable the markets for both deposition and surface preparation equipment to grow over the short-term;

•	Novellus’ and SpeedFam-IPEC’s intention to comply with all requests for information from any applicable US or foreign antitrust regulatory agency or governmental entity;

•	Novellus’ and SpeedFam-IPEC’s anticipation that neither company will pay any cash dividends in the foreseeable future;

•	Novellus’ expectations regarding amortizing certain technology on a straight-line basis over an average estimated life of six years;

•	Novellus’ and SpeedFam-IPEC’s belief that the assumptions for the estimates used in valuing in-process research and development are reasonable;

•	Novellus’ and SpeedFam-IPEC’s estimates regarding their respective direct transaction costs associated with the merger;

•	Novellus’ and SpeedFam-IPEC’s beliefs regarding potential charges to operations that the combined entity may incur in the quarter in which the merger is completed or the following quarters to reflect costs associated with integrating the two companies;

•	Novellus’ belief that it has made adequate provisions for excess and obsolete inventories;

•	Novellus’ expectations regarding sales, including that its export sales will account for a significant portion of net sales in the foreseeable future, sales of Novellus’ products to relatively few customers will continue to account for a high percentage of Novellus’ net sales in the foreseeable future, and sales to certain of its customers will decrease in the near future as those customers complete current purchasing requirements for new or expanded fabrication facilities;

•	Novellus’ intention to continue to pursue the legal protection of its technology primarily through patent and trade secret protection and to file additional patent applications as appropriate;

•	Novellus’ belief regarding the exercise of its purchase option under the terms of its synthetic leases;

•	Novellus’ expectations regarding the effect of the adoption of SFAS Nos. 143, 144, 145 and 146 on its financial condition or results of operations;

•	Novellus’ beliefs and expectations regarding the ultimate outcome of the Applied Materials, Semitool, Plasma Physics, and Linear Technology litigation matters including the belief that such matters, as well as other current patent infringement inquiries and various actions that arise in the normal course of business, will not have a material adverse effect on Novellus’ business, financial condition or results of operations;

•	SpeedFam-IPEC’s belief that its new processes will streamline production;

•	SpeedFam-IPEC’s expectation that international sales will continue to account for a significant portion of total revenue in future periods;

•	Novellus’ and SpeedFam-IPEC’s belief that chemical mechanical planarization systems used in the fabrication of advanced copper interconnects will become a critical enabling technology as the industry evolves toward copper demascene manufacturing processes; and

•	Novellus’ and SpeedFam-IPEC’s intention that a merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      All forward looking statements included in this proxy statement-prospectus are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. Some of the factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, the following possibilities:

•	Combining the businesses of Novellus and SpeedFam-IPEC may cost more than is currently expected;

•	The timing of the completion of the proposed merger may be materially delayed or prohibited;

•	General economic conditions or conditions in securities markets may be less favorable than currently anticipated;

•	Expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	Integrating the businesses of Novellus and SpeedFam-IPEC and retaining key personnel may be more difficult than expected;

•	Contingencies may arise of which Novellus and SpeedFam-IPEC are not currently aware or of which Novellus and SpeedFam-IPEC underestimated the significance;

•	The combined company’s revenues after the merger may be lower than expected;

•	The combined company may lose more business, customers or supplies after the merger than Novellus and SpeedFam-IPEC currently expect, or the combined company’s operating costs may be higher than Novellus and SpeedFam-IPEC currently expect;

•	The amount (both in absolute dollars and as a percentage of net sales) of Novellus’ and/or SpeedFam-IPEC’s expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than that currently expected; or

•	Development costs, anticipated completion, introduction and projected revenues from Novellus’ and/or SpeedFam-IPEC’s new and developing products and technologies may be materially different than currently anticipated.

      Some of these factors and additional risks and uncertainties are further discussed under “Risk Factors” beginning on page 31. Because such forward looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. SpeedFam-IPEC shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference.

THE SPECIAL MEETING OF SPEEDFAM-IPEC SHAREHOLDERS

Purpose of the Special Meeting.

      The special meeting is being held so that shareholders of SpeedFam-IPEC may consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of August 11, 2002, by and among Novellus, NHL Acquisition-Sub, Inc. and SpeedFam-IPEC and to transact any other business that properly comes before the special meeting or any adjournment of the special meeting. Additionally, SpeedFam-IPEC shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to adopt the reorganization agreement or to satisfy other conditions to closing that the parties elect to satisfy prior to the shareholder vote. Adoption of the reorganization agreement will also constitute approval of the merger and the other transactions contemplated by the reorganization agreement.

Date, Time and Place; Shareholder Record Date for the Special Meeting.

      The special meeting of SpeedFam-IPEC shareholders will take place on December 5, 2002 at 9:00 a.m. Mountain Standard Time at the offices of SpeedFam-IPEC located at 300 North 56th Street, Chandler, Arizona 85226. SpeedFam-IPEC’s board of directors has fixed the close of business on October 21, 2002, as the record date for determination of the SpeedFam-IPEC shareholders entitled to notice of and to vote at the special meeting. On October 21, 2002, there were approximately 31,100,000 shares of SpeedFam-IPEC common stock outstanding, held by approximately 204 holders of record. The number of record holders does not include shares held in “street name” through brokers.

Vote of SpeedFam-IPEC Shareholders Required for Adoption of the Reorganization Agreement.

      A majority of the outstanding shares of SpeedFam-IPEC common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of SpeedFam-IPEC common stock outstanding and entitled to vote at the special meeting is required to adopt the reorganization agreement. You are entitled to one vote for each share of SpeedFam-IPEC common stock held by you on the record date on each proposal to be presented to shareholders at the special meeting.

      As of October 21, 2002, the record date for the special meeting, directors and executive officers of SpeedFam-IPEC and their affiliates, each of whom has agreed to approve the merger and adopt the reorganization agreement, held approximately 163,455 shares of SpeedFam-IPEC common stock (in addition to approximately 1.5 million shares of SpeedFam-IPEC common stock underlying options exercisable by such directors and executive officers within 60 days of October 21, 2002), representing approximately 1% of all outstanding shares of SpeedFam-IPEC common stock entitled to vote at the special meeting as of October 21, 2002. SpeedFam-IPEC’s directors and executive officers are not expected to exercise their options prior to the effective date of the merger.

Proxies.

      All shares of SpeedFam-IPEC common stock represented by properly executed proxies that SpeedFam-IPEC receives by mail, facsimile or in person before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the reorganization agreement unless the shares are held in a brokerage account. In that case, brokers holding shares in the “street name” may vote the shares only if the shareholder provided instructions. You are urged to mark the applicable box on the proxy to indicate how to vote your shares.

      If a properly executed proxy is returned and the shareholder has abstained from voting on adoption of the reorganization agreement, the SpeedFam-IPEC common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the reorganization agreement. Similarly, if an executed proxy is returned by a broker holding shares of SpeedFam-IPEC common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the reorganization agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the reorganization agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

      A proxy may be revoked at any time before the proxy is voted at the special meeting. Revocation can be accomplished in one of three ways. First, a shareholder can send a written notice to SpeedFam-IPEC, either through the mail, by facsimile, or in person, stating that the shareholder would like to revoke their proxy; second, a shareholder can complete and submit a new proxy card, again either through the mail, by facsimile or in person; or third, a shareholder can attend the special meeting and vote in person.

      BECAUSE ADOPTION OF THE REORGANIZATION AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SPEEDFAM-IPEC COMMON STOCK OUTSTANDING AS OF THE RECORD DATE, ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE REORGANIZATION AGREEMENT.

      SpeedFam-IPEC does not expect that any matter other than adoption of the reorganization agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

      You may revoke your proxy at any time before it is voted by notifying SpeedFam-IPEC by:

•	Writing to J. Michael Dodson, SpeedFam-IPEC Inc., 305 North 54th Street, Chandler, Arizona 85226;

•	Granting a subsequent proxy; or

•	Appearing in person and voting at the special meeting.

      If your broker holds your shares in street name, you must follow directions received from your broker to change your voting instructions.

      SpeedFam-IPEC will bear its own expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. SpeedFam-IPEC and Mellon Investor Services, SpeedFam-IPEC’s transfer agent, will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

      YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR SPEEDFAM-IPEC COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Solicitation of Proxies.

      SpeedFam-IPEC will initially pay the costs of soliciting proxies. In addition to solicitation by mail, SpeedFam-IPEC’s directors and officers may solicit proxies by telephone, facsimile or otherwise. The directors and officers of SpeedFam-IPEC will not receive compensation for such solicitation but may receive reimbursement by SpeedFam-IPEC for out-of-pocket expenses incurred in connection with such solicitation. SpeedFam-IPEC will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this proxy statement-prospectus to the beneficial owners of shares of SpeedFam-IPEC common stock held of record by them, and SpeedFam-IPEC will reimburse them for their reasonable expenses incurred in forwarding such material. In addition, SpeedFam-IPEC may retain the services of a proxy solicitation firm to solicit proxies, and, if retained, will bear all cost thereof.

Board Recommendation.

      THE SPEEDFAM-IPEC BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND RECOMMENDS THAT SPEEDFAM-IPEC SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.

      THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF SPEEDFAM-IPEC. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

      SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

      In considering such recommendation, SpeedFam-IPEC shareholders should be aware that Novellus has agreed to provide certain employment and indemnification arrangements to certain directors and officers of SpeedFam-IPEC. (See “Interests of Directors and Executive Officers of SpeedFam-IPEC in the Merger” beginning on page 69 of this proxy statement-prospectus).

THE MERGER

      This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the reorganization agreement and the related agreements. While Novellus and SpeedFam-IPEC believe that the description covers the material terms of the merger and related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to carefully for a more complete understanding of the merger. References in this section to “you” or “your” refer to SpeedFam-IPEC’s shareholders.

Background of the Merger.

      The provisions of the reorganization agreement are the result of arm’s length negotiations conducted among representatives of Novellus and SpeedFam-IPEC. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the reorganization agreement.

      General. The following is a description of the existing and historical business relationship between Novellus and SpeedFam-IPEC and a description of the material aspects of the proposed merger and related transactions, including the reorganization agreement and certain other agreements entered into in connection therewith. This section also discusses additional contacts and negotiations that representatives of SpeedFam-IPEC have had with other parties. While Novellus and SpeedFam-IPEC believe that the following description covers the material terms of the merger and the related transactions, the description may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

      Historical Background. Over the past several years, SpeedFam-IPEC has been contacted by and has engaged in discussions with various third parties expressing an interest in a potential business combination or strategic relationship. Despite these expressions of interest, SpeedFam-IPEC’s board of directors had been committed to an independent growth strategy, including the development and introduction of new technology within the CMP industry and the establishment and maintenance of technology leadership in the evolving CMP market.

      For several years, Novellus and SpeedFam-IPEC (or its predecessors) have met regularly in connection with their membership in the “Damascus Alliance,” an open collaboration of capital equipment suppliers whose mission is to shorten time-to-market of copper/low-k dielectric devices for semiconductor manufacturers. At these meetings, the members of the Damascus Alliance, which included, among others, Novellus, GaSonics, Lam Research and SpeedFam-IPEC, discussed product directions and technology roadmaps, as well as other strategic issues of importance to the companies and their customers.

      In October 1997, Mr. Richard Hill, the Chief Executive Officer of Novellus, was appointed to the board of directors of SpeedFam International, Inc., the predecessor to SpeedFam-IPEC. From time to time, Mr. Hill shared with management and the other members of the board his interest in pursuing a business combination or strategic partnership between Novellus and SpeedFam International. Despite these expressions of interest, SpeedFam International’s board of directors maintained their position of proceeding independently.

      The Initial Novellus Offer. In a letter from Mr. Hill, dated November 20, 2000, and addressed to Mr. James Farley, SpeedFam-IPEC’s Co-Chairman at the time, Novellus memorialized its continued interest in pursuing a business combination with SpeedFam-IPEC. This letter included an offer to purchase all of the outstanding shares of SpeedFam-IPEC common stock in an all cash transaction at $9.50 per share. On November 17, 2000, the last full trading day prior to the initial offer, the price of SpeedFam-IPEC’s common stock closed at $7.50 per share. As a result of this letter, the companies engaged in negotiations and Novellus began to conduct preliminary due diligence of SpeedFam-IPEC and its intellectual property. In late November 2000, after consultations among the members of its board of directors, not including Mr. Hill, SpeedFam-IPEC retained Goldman Sachs as its financial advisor to assist management in its review of the Novellus offer and other strategic alternatives for SpeedFam-IPEC.

      At a regular meeting of the SpeedFam-IPEC board of directors on December 1, 2000, representatives of Goldman Sachs presented a strategic analysis of the Novellus proposal. The SpeedFam-IPEC board of directors discussed the information presented by Goldman Sachs and the strategic benefits and detriments of accepting or rejecting the Novellus proposal or pursuing alternative strategic alliances. The SpeedFam-IPEC board determined that additional analysis of the Novellus proposal was advisable. Mr. Hill did not participate in these SpeedFam-IPEC board discussions.

      On several occasions throughout December 2000, Mr. Richard J. Faubert, the Chief Executive Officer of SpeedFam-IPEC, engaged in discussions and negotiations with Novellus regarding its initial proposal. During this time period, Neil Bonke and Ken Levy, directors of SpeedFam-IPEC, and Mr. Faubert also engaged in discussions regarding a possible business combination with two separate publicly traded wafer fabrication equipment suppliers with the intent to leverage the strengths of their respective technologies. The discussions with these companies, however, never progressed beyond the preliminary stage due to the other companies’ rejection of the business combination proposals previously discussed.

      At a regular meeting of the SpeedFam-IPEC board of directors on January 4, 2001, Mr. Faubert summarized for the board his discussions with Novellus and described the details of Novellus’ offer. Mr. Hill did not participate in this portion of the SpeedFam-IPEC board meeting.

      Also at the January 4, 2001 board meeting, representatives from Goldman Sachs provided a more detailed strategic and financial analysis of the Novellus offer. Representatives from Wilson, Sonsini, Goodrich & Rosati LLP, SpeedFam-IPEC’s outside legal counsel at that time, reviewed with the members of the board their fiduciary obligations with respect to the Novellus offer, focusing particular attention on Mr. Hill’s interest in the transaction by virtue of his position as Chairman and Chief Executive Officer of Novellus. The SpeedFam-IPEC board discussed with counsel and its financial advisor the relative merits of a cash or stock transaction structure, including tax effects, deal timing, certainty of consideration, impact on current negotiations, the ability to achieve a mix of cash and stock, and the impact on outstanding stock options. The board also discussed the viability of continued adherence to an independent growth strategy and SpeedFam-IPEC’s long-term value assuming that the MomentumTM product proved successful. A discussion ensued regarding SpeedFam-IPEC’s financial resources and management’s ability to operate using those resources in the absence of the proposed transaction with Novellus. Certain members of the board voiced their objections to the Novellus proposal, in particular, that a stock-for-stock transaction would provide its shareholders with greater upside potential, and the board authorized Mr. Bonke, a director, to continue negotiations with Novellus. Mr. Hill did not participate in these SpeedFam-IPEC board discussions.

      Following the board meeting, Mr. Bonke continued discussions with Novellus regarding a potential combination and expressed the SpeedFam-IPEC board’s preference for a stock-for-stock transaction. Due to fluctuations in Novellus’ and SpeedFam-IPEC’s stock prices during January 2001, the premium associated with the exchange ratio set forth in Novellus’ initial offer was reduced. As a result, in mid to late January of 2001, SpeedFam-IPEC’s board determined that it would not proceed with a transaction and negotiations with Novellus were terminated. At a regular meeting of the SpeedFam-IPEC board of directors on March 23, 2001, Messrs. Faubert and Bonke summarized prior discussions with Novellus. The SpeedFam-IPEC board confirmed that negotiations had ended and instructed management to terminate its engagement of Goldman Sachs. Mr. Hill did not participate in these SpeedFam-IPEC board discussions.

      Subsequent Novellus Offers. In October 2001, SpeedFam-IPEC approached Novellus regarding a potential investment in SpeedFam-IPEC in an effort to remedy SpeedFam-IPEC’s deteriorating cash position. Novellus engaged in brief discussions with SpeedFam-IPEC regarding various potential financing scenarios, including a sale/leaseback transaction involving SpeedFam-IPEC’s corporate headquarters, and a term loan to SpeedFam-IPEC secured by a license of intellectual property. The parties failed to reach agreement on business terms for any of the proposed transactions that were acceptable to either company. Therefore, SpeedFam-IPEC did not pursue any of these transactions with Novellus.

      On April 10, 2002, Mr. Pete Simone, Executive Chairman of SpeedFam-IPEC, met with Mr. Hill, who had resigned from the SpeedFam-IPEC board in March 2002, to discuss several possible relationships, including any continuing interest by Novellus in acquiring SpeedFam-IPEC.

      During June and July of 2002 Messrs. Simone and Bonke met with a number of parties to discuss alternative acquisition scenarios and potential business combinations, including the wafer fabrication equipment supplier that Mr. Faubert had previously met with in December 2000, as well as a privately-held domestic manufacturer of CMP, wafer polishing and backgrinding systems, a foreign supplier of CMP systems and machine tools, and a closely-held semiconductor technology company. SpeedFam-IPEC’s board was of the view that none of these alternatives were feasible or in the best interests of the SpeedFam-IPEC shareholders due to various reasons, including the inability of the third party to actually acquire SpeedFam-IPEC, that the business combination would prove to be significantly dilutive to the SpeedFam-IPEC shareholders, or that it may potentially impede SpeedFam-IPEC’s long-term growth strategy.

      The Current Novellus Offer. In a telephone conversation between Messrs. Hill and Bonke on July 31, 2002, Mr. Hill inquired whether SpeedFam-IPEC was interested in renewing discussions regarding a possible business combination. Mr. Bonke advised Mr. Hill that SpeedFam-IPEC might be interested in renewing discussions, and suggested that Novellus submit a proposal setting forth the terms pursuant to which it would be willing to acquire SpeedFam-IPEC.

      In a letter from Mr. Hill, dated August 5, 2002 and addressed to Mr. Simone, Novellus memorialized its renewed interest in acquiring SpeedFam-IPEC in a cash transaction that would result in the SpeedFam-IPEC shareholders receiving approximately $3.30 per share of SpeedFam-IPEC common stock. On August 2, 2002, the last full trading day prior to the current offer, the price of SpeedFam-IPEC’s common stock closed at $2.84 per share.

      At a special meeting of the SpeedFam-IPEC board of directors on August 5, 2002, the directors discussed the new Novellus offer as set forth in the August 5 communication. The board determined that the amount and transaction structure provided in Novellus’ offer were unacceptable and again expressed its preference for a stock-for-stock transaction. The board authorized Mr. Simone to reject the current offer, but gave him authority to negotiate for an increased offer in a stock-for-stock merger transaction, and to report back to the board on those discussions as promptly as possible.

      Following the board meeting, on August 5, 2002, Mr. Bonke contacted a representative of Needham & Company to inquire as to whether Needham & Company would be available to act as SpeedFam-IPEC’s financial advisor in connection with the possible merger transaction and orally agreed that SpeedFam-IPEC would engage Needham & Company as its financial advisor, subject to mutual agreement on retention terms.

      Pursuant to the direction of the board, on August 6 and August 7, 2002, Mr. Simone engaged in further negotiations with representatives from Novellus. As a result of these negotiations, the parties agreed orally upon a stock-for-stock structure. Subsequent negotiations then focused on the amount of the merger consideration. Based upon the current market values of both companies at the time and information with respect to premiums being offered in comparable transactions, Novellus initially proposed an exchange ratio of 0.166. Based upon prior board discussions, Mr. Simone countered by suggesting a ratio of 0.2. The parties ultimately agreed on 0.1818, subject to board approval of both companies and the receipt of appropriate fairness opinions by SpeedFam-IPEC. At this point, the parties agreed to proceed with the preparation of a non-binding term sheet to reflect their then current understanding with respect to the proposed transaction. Mr. Simone contacted the SpeedFam-IPEC board members to advise them of the status of the discussions.

      On August 7, 2002, representatives from SpeedFam-IPEC, Novellus, Needham & Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, financial advisor to Novellus, Snell & Wilmer L.L.P., outside legal counsel to SpeedFam-IPEC, and Morrison & Foerster, LLP, outside legal counsel to Novellus, met in Tempe, Arizona to discuss the business operations, strategies and financial projections of Novellus and SpeedFam-IPEC, and continue the negotiations of a proposed business combination between Novellus and SpeedFam-IPEC.

      On August 8, 2002, SpeedFam-IPEC and Novellus entered into a mutual non-disclosure agreement with respect to confidential information to be disclosed by the parties in connection with the proposed business combination, and representatives from Novellus and Morrison & Foerster, LLP began their due diligence review of SpeedFam-IPEC’s operations and documents.

      Also on August 8, 2002, Morrison & Foerster LLP delivered a draft reorganization agreement and the other transaction documents to SpeedFam-IPEC and Snell & Wilmer L.L.P.

      On August 9, 2002, representatives from SpeedFam-IPEC, Novellus, Needham & Company, Merrill Lynch, Snell & Wilmer L.L.P., and Morrison & Foerster, LLP again met in Tempe, Arizona to continue discussion of the business operations, strategies, and financial projections of Novellus and SpeedFam-IPEC, and engage in negotiations relating to the terms of the reorganization agreement and related transaction documents.

      From August 8, 2002 through the evening of August 11, 2002, Novellus, SpeedFam-IPEC, and their respective outside legal counsel participated in a series of negotiations with respect to the terms of the reorganization agreement and the other related agreements. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of their business, the conditions to completion of the proposed merger, the provisions regarding termination, the details of the “no shop” clause, the amount, triggers and payment of the termination fees and the consequences of termination and the delivery and terms of the voting agreements and irrevocable proxies.

      Meetings of the SpeedFam-IPEC Board. At a special meeting of the SpeedFam-IPEC board of directors on August 9, 2002, held via teleconference, the directors discussed the status of the proposed merger transaction with Novellus. Prior to this meeting, the members of the board had been provided with copies of the mutual non-disclosure agreement and an unsigned, non-binding term sheet, as well as drafts of the reorganization agreement and related transaction documents. At the meeting, the board ratified execution of the mutual non-disclosure agreement by SpeedFam-IPEC. Messrs. Faubert and Dodson presented their views on the status of the negotiations with respect to the proposed merger. Messrs. Faubert and Dodson and representatives from Snell & Wilmer L.L.P. presented the various unresolved issues under the reorganization agreement, including the provisions relating to non-solicitation, the termination fee, representations and warranties, material adverse events and the status of each of those issues. The board authorized Messrs. Faubert and Dodson to continue negotiations with respect to the terms of the reorganization agreement. Finally, representatives from Needham & Company discussed the process being undertaken with respect to its fairness analysis. The financial advisors indicated that they would be in a position to make a financial presentation to the board of directors at its August 11 meeting in San Jose, California, and, based upon its preliminary analysis, the financial advisors expected to deliver the required fairness opinion.

      On the afternoon of August 11, 2002, the SpeedFam-IPEC board of directors held a special meeting in San Jose, California, during which the SpeedFam-IPEC board of directors discussed the proposed business combination with Novellus and reviewed the status of negotiations and discussions with Novellus. Also in attendance were representatives from Needham & Company and Snell & Wilmer L.L.P. Mr. Simone provided an overview of SpeedFam-IPEC’s activities over the past year with respect to possible business combinations and other strategic transactions. During the period leading up to the August 11 meeting, members of SpeedFam-IPEC’s board of directors had approached other parties regarding a potential business combination. However, due to the other parties’ lack of interest, inability or unwillingness to consider an acceptable transaction structure, these discussions did not progress beyond the preliminary stage and did not result in offers either to or from these other parties. Moreover, it was the board’s belief that Novellus (i) presented the most attractive partner as compared to other industry participants; (ii) possessed both the compelling product strategy and the critical mass necessary to achieve success as a combined entity; (iii) provided a product focus that aligns with the direction in which the industry is rapidly moving and is complementary to SpeedFam-IPEC’s CMP equipment and (iv) possesses the size, customer base, and strategic alliances to enhance the global reach and the critical mass necessary to enable SpeedFam-IPEC to better compete with its principal competitors.

      Mr. Faubert then presented an overview of alternative strategies for SpeedFam-IPEC including proceeding as an independent company and pursuing other strategic partners. Mr. Faubert provided a detailed analysis of the potential synergies associated with various industry participants based upon product strategy and critical mass. The board discussed the strengths and weaknesses of, and potential synergies associated with, several potential strategic partners, including Novellus. Mr. Faubert then proceeded to discuss the potential difficulties SpeedFam-IPEC might face in continuing to pursue an independent growth strategy, including, among other items, the following:

•	The continuing debt service obligations under SpeedFam-IPEC’s bonds ($115 million principal amount);

•	The obligation to repay the bonds in 2004;

•	Potential for significant stock dilution if SpeedFam-IPEC were to effect an exchange offer of stock for the bonds at current prices;

•	The potential delisting of its common stock by Nasdaq;

•	The slow recovery of the capital and semiconductor markets; and

•	The need for a partner to exploit new technology recently developed by SpeedFam-IPEC.

      Mr. Faubert concluded by reviewing the chronology of the various discussions regarding the proposed transaction with Novellus, as well as the current status of negotiations with Novellus. SpeedFam-IPEC’s outside legal counsel then discussed with the board members their fiduciary duties in considering the merger and other applicable legal principles in the context of business combination transactions, making reference to written materials previously furnished to the board members. SpeedFam-IPEC’s outside legal counsel went on to discuss the timing of the proposed merger and the material terms of the reorganization agreement and other transaction documents, including the proposed exchange ratio, closing conditions, termination rights, termination fees and the ability of SpeedFam-IPEC to consider alternative proposals. Needham & Company made a financial presentation and delivered its oral opinion to the SpeedFam-IPEC board of directors that, based upon and subject to the assumptions, limitations and other considerations set forth in its written opinion, as of August 11, 2002, the exchange ratio of 0.1818 of a share of Novellus common stock to be received for each share of SpeedFam-IPEC common stock was fair from a financial point of view to the holders of SpeedFam-IPEC common stock, other than Novellus and its affiliates. For a more detailed discussion of Needham & Company’s opinion, you should review the sections entitled “The Merger — Opinion of SpeedFam-IPEC’s Financial Advisor” beginning on page 62 of this proxy statement-prospectus, and the text of Needham & Company’s opinion attached to this document as Annex B. Following the presentation of Needham & Company, the board discussed the strategic, business and financial merits and the timing of the proposed transaction with Novellus. The board of directors then reviewed and discussed the principal terms of the proposed merger, including among other things the proposed exchange ratio and merger consideration, closing conditions, termination rights, termination fees and the ability of SpeedFam-IPEC to consider alternative proposals.

      After further deliberation, the SpeedFam-IPEC board of directors:

•	Determined that the reorganization agreement and merger were advisable, and fair to and in the best interests of SpeedFam-IPEC and its shareholders;

•	Approved the merger, the reorganization agreement, the voting agreements and the transactions contemplated thereby;

•	Resolved to recommend that shareholders of SpeedFam-IPEC vote in favor of adoption and approval of the reorganization agreement and approval of the merger;

•	Resolved to call a special meeting of SpeedFam-IPEC’s shareholders to adopt and approve the reorganization agreement and to approve the merger; and

•	Authorized the Chief Executive Officer and other senior officers of SpeedFam-IPEC to execute, on behalf of SpeedFam-IPEC, the reorganization agreement and such other documents that such officers find necessary or advisable in their sole discretion, together with any changes, deletions, additions and alterations such officers approve consistent with the resolutions of the SpeedFam-IPEC board of directors.

      Meeting of the Novellus Board. On the afternoon of August 11, 2002, the Novellus board of directors held a special telephonic meeting, together with outside legal counsel and Merrill Lynch. Mr. Hill reviewed the general terms of a possible business combination transaction with SpeedFam-IPEC. Mr. David Celli, Novellus’ Vice President of Business Development, reviewed in detail the principal terms of the proposed reorganization agreement, voting agreements and other related agreements and matters, described the diligence process performed by Novellus and its outside financial and legal advisors, and reviewed the scope and results of the financial review of SpeedFam-IPEC. Novellus’ outside legal counsel reviewed with the Novellus board of directors the legal and intellectual property due diligence performed. The Novellus board of directors also received a financial presentation from Merrill Lynch. The board of directors reviewed and discussed the principal issues in the proposed transaction, as well as the proposed exchange ratio and merger consideration, closing conditions, termination rights, termination fees and voting agreements and directed outside legal counsel and certain executives to continue negotiations with SpeedFam-IPEC and its outside legal counsel regarding certain open issues with respect to the reorganization agreement.

      After further deliberations, the Novellus board of directors:

•	Determined that the reorganization agreement and merger were advisable, and fair to and in the best interest of Novellus and its shareholders;

•	Approved the merger, the reorganization agreement and the other transactions contemplated thereby; and

•	Authorized the officers of Novellus to execute, on behalf of Novellus, the reorganization agreement and such other documents that such officers find necessary or advisable in their sole discretion, together with any changes, deletions, additions and alterations such officers approve consistent with the resolutions of the Novellus board of directors.

      During the evening of August 11, 2002, Novellus and SpeedFam-IPEC entered into the reorganization agreement. Also on August 11, 2002, certain executive officers and directors of SpeedFam-IPEC entered into voting agreements with Novellus, pursuant to which they agreed to vote their SpeedFam-IPEC shares, if any, in favor of adoption and approval of the reorganization agreement and approval of the merger.

      On August 12, 2002, a joint press release was issued by Novellus and SpeedFam-IPEC announcing the signing of the reorganization agreement.

Reasons for the Transaction.

      SpeedFam-IPEC and Novellus believe that the merger will allow the combined company to better respond to the needs of the semiconductor manufacturing industry and the demands of their customers. SpeedFam-IPEC and Novellus believe that CMP systems used in the fabrication of advanced copper interconnects will become a critical enabling technology as the industry evolves toward copper damascene manufacturing processes.

      SpeedFam-IPEC and Novellus are proposing the merger in response to the above changes and innovations in the manufacturing of semiconductors and because Novellus and SpeedFam-IPEC believe that the merged entity will have a greater advantage in offering comprehensive product lines to semiconductor manufacturers, which optimize overall semiconductor performance by combining Novellus’ currently offered deposition systems with SpeedFam-IPEC’s CMP systems. Specifically, Novellus and SpeedFam-IPEC believe that the merger would have the following benefits:

•	The merger will enhance product offerings to customers by combining SpeedFam-IPEC’s products with Novellus’ product offerings.

•	The merger is expected to enable the combined company to more effectively innovate and rapidly bring products to market, as well as respond to changes in semiconductor technology and the needs of semiconductor manufacturers through a combination of Novellus’ engineering resources and SpeedFam-IPEC’s depth of knowledge and technology leadership in CMP systems.

•	The merger is expected to provide the combined company with the opportunity to interactively optimize surface preparation and deposition steps in semiconductor manufacturing to increase overall device performance and to give the combined entity a major advantage in extending copper and low-k processes to advanced devices.

      Although the companies believe the merger could have the benefits described above, both companies caution that there can be no assurance that any of these benefits will be achieved and the failure to achieve one or more of these benefits may have a material adverse effect on the combined company’s business, results of operations and financial condition. See “Risk Factors” on page 31.

Recommendation of SpeedFam-IPEC’s Board of Directors.

      At its meeting on August 11, 2002, the SpeedFam-IPEC board of directors determined that the merger and the reorganization agreement are in the best interests of SpeedFam-IPEC and its shareholders and that the terms of the reorganization agreement and the merger are fair to SpeedFam-IPEC shareholders, and declared the merger advisable and approved the reorganization agreement. Accordingly, the SpeedFam-IPEC board of directors has approved the merger and recommends that you vote in favor of approval and adoption of the reorganization agreement.

Consideration of the Merger by SpeedFam-IPEC’s Board of Directors.

      After careful consideration, the SpeedFam-IPEC board of directors has concluded that the reorganization agreement and the merger are advisable, and fair to and in the best interests of SpeedFam-IPEC and its shareholders, and recommends that SpeedFam-IPEC shareholders adopt and approve the reorganization agreement and approve the merger. This decision was based upon a number of potential benefits of the merger that the SpeedFam-IPEC board of directors believes will contribute to the success of the combined company compared to SpeedFam-IPEC continuing to operate as an independent business, including the following:

•	The SpeedFam-IPEC board’s judgment that the two companies have significant complementary strengths and complementary products, services and solutions;

•	Novellus’ market capitalization, broader suite of products and services, and historical revenue growth has the potential to provide SpeedFam-IPEC with additional resources to grow and gain market share more rapidly than SpeedFam-IPEC can grow as an independent company;

•	Based on the price of Novellus common stock at the time the reorganization agreement was approved by the SpeedFam-IPEC board of directors, the exchange ratio was at a significant premium over the price of SpeedFam-IPEC common stock then prevailing in the market, and the further opportunity for SpeedFam-IPEC’s shareholders to participate in the future growth in value of the combined company as shareholders of Novellus following the merger;

•	The combined company’s potential to be a market leader as a single-source provider in the rapidly developing and highly competitive semiconductor capital equipment industry by offering a full line of semiconductor manufacturing products, services and solutions to large, medium and small enterprises;

•	The combined company’s potential to leverage global presence in sales, support and alliances through Novellus’ extensive sales force, strong service organization and the combined company’s developed customer bases;

•	The likelihood that the merger will result in a combined company with significantly greater financial, technological, and human resources to develop new products and acquire new technologies;

•	The potential difficulty SpeedFam-IPEC may have had in satisfying its repayment obligations in respect of its outstanding convertible bonds (principal amount $115 million, due 2004), and the fact that the combined company will have significantly greater financial resources with which to satisfy those obligations;

•	The possible delisting of SpeedFam-IPEC’s common stock from the Nasdaq National Market if SpeedFam-IPEC were unable to maintain compliance with applicable minimum bid price and shareholders’ equity requirements, and the adverse effect delisting would have on the price and liquidity of its common stock and its ability to issue such stock to repay its debt and for other corporate purposes;

•	The continuing downturn in the semiconductor market, and the substantially greater financial resources of the combined company to weather such downturn;

•	The fact that SpeedFam-IPEC shareholders will receive shares of Novellus common stock in the merger, allowing SpeedFam-IPEC shareholders to participate in any appreciation in the price of Novellus common stock whether prior to or after the time of the merger; and

•	The greater liquidity afforded SpeedFam-IPEC shareholders upon exchange of their shares of SpeedFam-IPEC common stock for shares of Novellus common stock, whose shares trade in significantly higher dollar and share volumes.

      In identifying these benefits and evaluating the merger, the SpeedFam-IPEC board of directors considered a number of factors and sources of information, including the following:

•	Historical information concerning SpeedFam-IPEC and Novellus and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies’ strengths, weaknesses and prospects, both before and after giving effect to the merger;

•	The reports and presentations of SpeedFam-IPEC’s outside legal counsel, Snell & Wilmer L.L.P., regarding the terms of the transaction, the financial presentation of SpeedFam-IPEC’s financial advisor, Needham & Company, and Needham & Company’s oral opinion, which was subsequently confirmed by delivery of its written opinion dated August 11, 2002 (which is attached to this proxy statement-prospectus as Annex B), that, based upon and subject to the assumptions, limitations and other considerations set forth in the opinion, as of August 11, 2002, the exchange ratio of 0.1818 was fair, from a financial point of view, to the holders of SpeedFam-IPEC common stock, other than Novellus and its affiliates;

•	Current financial market conditions and historical market prices, volatility and trading information for SpeedFam-IPEC common stock and Novellus common stock, and various factors that might affect the market value of Novellus common stock in the future;

•	The premium represented by the exchange ratio and the premiums paid in other recent transactions that could be viewed as comparable, and the negotiations between SpeedFam-IPEC and Novellus relating to the exchange ratio;

•	The alternatives available to SpeedFam-IPEC and the history of contacts with other parties concerning their possible interest in a business combination with SpeedFam-IPEC;

•	The terms of the reorganization agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between Novellus and SpeedFam-IPEC, including their negotiations relating to the details of the conditions to the parties’ obligations to complete the merger, the parties’ termination rights, the termination fee that SpeedFam-IPEC may be required to pay Novellus in certain circumstances, and the voting agreements;

•	The ability of SpeedFam-IPEC to entertain “superior proposals” pursuant to specific terms of the reorganization agreement; and

•	The conditions to closing to the merger, and the provisions of the reorganization agreement concerning what will, and will not, constitute a “material adverse effect” allowing a party not to complete the merger.

      The SpeedFam-IPEC board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

•	The fact that the exchange ratio is fixed and will not change with increases or decreases in the market price of either company’s stock before the closing of the merger, and the possibility that the dollar value of a share of Novellus stock at the closing of the merger may be more or less than the dollar value of a share of Novellus stock at the signing of the reorganization agreement;

•	SpeedFam-IPEC shareholders will receive shares of Novellus common stock in the transaction rather than cash, and the market value of Novellus common stock may decline following consummation of the merger;

•	The risk that the potential benefits sought in the merger may not be fully realized, if at all;

•	The possibility that the merger may not be consummated and the effect of the public announcement of the merger on SpeedFam-IPEC’s sales, customer relations and operating results and SpeedFam-IPEC’s ability to attract and retain key management, marketing and technical personnel;

•	The risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

•	The risk of market confusion and hesitation and potential delay or reduction in orders;

•	The fact that pursuant to the reorganization agreement, SpeedFam-IPEC is required to obtain Novellus’ consent before it can take a variety of actions between the signing and the closing of the merger; and

•	Various other risks associated with the businesses of SpeedFam-IPEC, Novellus and the combined company and the merger described under the section entitled “Risk Factors” beginning on page 31 of this proxy statement-prospectus.

      The SpeedFam-IPEC board of directors concluded, however, that many of these risks could be managed or mitigated by SpeedFam-IPEC or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      In view of the variety of factors considered in connection with its evaluation of the merger, the SpeedFam-IPEC board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

      FOR THE REASONS DISCUSSED ABOVE, THE SPEEDFAM-IPEC BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE REORGANIZATION AGREEMENT AND THE MERGER ARE ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF SPEEDFAM-IPEC AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SPEEDFAM-IPEC’S SHAREHOLDERS VOTE TO ADOPT AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER.

Opinion of SpeedFam-IPEC’s Financial Advisor.

      Pursuant to conversations beginning August 5, 2002 and an engagement letter dated August 9, 2002, SpeedFam-IPEC retained Needham & Company to furnish certain financial advisory services and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of SpeedFam-IPEC common stock, other than Novellus and its affiliates, referred to in this proxy statement-prospectus as the Public Shareholders. The exchange ratio was determined through arm’s length negotiations between SpeedFam-IPEC and Novellus and not by Needham & Company. Needham & Company did not make any recommendation to the SpeedFam-IPEC board of directors with respect to the type and amount of consideration to be paid in the merger.

      On August 11, 2002, Needham & Company delivered to the SpeedFam-IPEC board of directors its oral opinion, which it subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, limitations and other considerations described in the written opinion, the exchange ratio was fair to the Public Shareholders, from a financial point of view. The Needham & Company opinion was addressed to the SpeedFam-IPEC board of directors, was directed only to the financial terms of the reorganization agreement, and did not constitute a recommendation to SpeedFam-IPEC, its board of directors, any shareholder or any other person as to any specific action which should be taken with respect to any matter relating to the merger, including with respect to how any shareholder should vote at the SpeedFam-IPEC special meeting. In connection with the preparation of its opinion, Needham & Company was not requested by SpeedFam-IPEC or the SpeedFam-IPEC board of directors to solicit, and did not solicit, third party indications of interest for acquisition of all or any part of SpeedFam-IPEC.

      The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement-prospectus as Annex B. The summary of the Needham & Company opinion set forth in this document is qualified in its entirety by reference to the Needham & Company opinion. You should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

      In arriving at its opinion, Needham & Company, among other things:

•	Reviewed a draft of the agreement and plan of reorganization dated August 11, 2002;

•	Reviewed certain publicly available information concerning SpeedFam-IPEC and Novellus and certain other relevant financial and operating data of SpeedFam-IPEC furnished to Needham & Company by SpeedFam-IPEC;

•	Held discussions with members of management of SpeedFam-IPEC and Novellus concerning the current and future business prospects of SpeedFam-IPEC and Novellus, respectively;

•	Reviewed and discussed with the management of SpeedFam-IPEC and Novellus certain financial forecasts and projections prepared by such management or, in the case of Novellus, certain publicly available research reports and estimates with respect to Novellus;

•	Reviewed the historical stock prices and trading volumes of SpeedFam-IPEC common stock and Novellus common stock;

•	Compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed generally relevant to similar data for SpeedFam-IPEC;

•	Reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	Performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

      In its review and analysis, with the consent of the SpeedFam-IPEC board of directors, Needham & Company assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by or discussed with it for purposes of rendering its opinion and has neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, with the consent of the SpeedFam-IPEC board of directors, Needham & Company assumed that any material liabilities (contingent or otherwise, known or unknown) of SpeedFam-IPEC and Novellus were as set forth in the financial statements of SpeedFam-IPEC and Novellus, respectively, and that the terms set forth in the executed reorganization agreement would not differ materially from the proposed terms provided to it. Needham & Company assumed that the financial forecasts relating to SpeedFam-IPEC were reasonably prepared on bases reflecting the best currently available estimates and judgments of the SpeedFam-IPEC management, at the time of preparation, of the future operating and financial performance of

SpeedFam-IPEC. Needham & Company also assumed that the publicly available research analyst estimates with respect to Novellus, discussed with the management of Novellus, represented reasonable estimates of the future financial performance of Novellus and relied upon such estimates without further investigation. In rendering its opinion, Needham & Company noted that forecasting future results of any company is inherently subject to uncertainty and expressed no opinion with respect to such forecasts or the assumptions on which they were based. Although the financial forecasts did not form the principal basis for the Needham & Company opinion, but rather constituted one of many items that Needham & Company employed, changes to such forecasts could affect the opinion rendered. Needham & Company also assumed that the merger would constitute a tax-free reorganization to the holders of SpeedFam-IPEC common stock.

      The Needham & Company opinion was necessarily based on information made available to Needham & Company and economic, monetary, market and other conditions existing and subject to evaluation as of its date. The Needham & Company opinion was rendered as of August 11, 2002 and Needham & Company expressly disclaimed any undertaking or obligation to update its opinion after August 11, 2002. In addition, the Needham & Company opinion did not address:

•	SpeedFam-IPEC’s underlying business decision to engage in the merger;

•	The relative merits of the merger as compared to any alternative business strategies that might exist for SpeedFam-IPEC; or

•	The effect of any other transaction in which SpeedFam-IPEC might engage.

No limitations were imposed by SpeedFam-IPEC on Needham & Company with respect to investigations made or procedures followed by Needham & Company in rendering its opinion.

      Based on this information, Needham & Company performed a variety of financial analyses of the merger and the merger consideration. The following paragraphs summarize certain of the material financial analyses performed by Needham & Company but are not a comprehensive description of all of the analyses performed by Needham & Company in arriving at its opinion. Some of the financial analyses summarized below include information presented in tabular form. The tables alone do not constitute a complete description of the financial analyses. In order to better understand the financial analyses performed by Needham & Company, these tables must be read together with the text of each summary.

Selected Company Analysis

      SpeedFam-IPEC. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for SpeedFam-IPEC to the corresponding data and ratios of four publicly traded companies which Needham & Company deemed generally relevant to SpeedFam-IPEC. These companies, referred to as the SpeedFam-IPEC comparable companies, consisted of:

•	FSI International, Inc. (FSII/NASDAQ)

•	Mattson Technology, Inc. (MTSN/NASDAQ)

•	Semitool, Inc. (SMTL/NASDAQ)

•	SEZ Holding AG (SEZ/SWX)

      The table below includes certain information for the SpeedFam-IPEC comparable companies and SpeedFam-IPEC concerning the following multiples:

•	Market value of common stock as a multiple of projected calendar year 2002 earnings per share, or price/earnings multiple;

•	Projected calendar year 2003 price/earnings multiple;

•	Enterprise value as a multiple of projected calendar year 2002 revenues;

•	Enterprise value as a multiple of projected calendar year 2003 revenues;

•	Enterprise value as a multiple of the last twelve months (LTM) revenues ended June 30, 2002 (May 31, 2002 in the case of FSI International and December 31, 2001 in the case of SEZ Holding AG).

      Needham & Company calculated multiples for the SpeedFam-IPEC comparable companies based on the closing stock prices for those companies on August 9, 2002 and for SpeedFam-IPEC based on the closing price per share of SpeedFam-IPEC common stock on August 9, 2002 of $2.85. Price/ earnings multiples for calendar years 2002 and 2003 were either not meaningful (because such companies projected losses during the applicable period) or were not available for all but one of the SpeedFam-IPEC comparable companies. Thus, the numbers in the first two columns below reflect the price/ earnings multiple for only one of the comparable companies.

	2002	2003	2002 Enterprise	2003 Enterprise	LTM Enterprise
	Price/Earnings	Price/Earnings	Value/Revenue	Value/Revenue	Value/Revenue

SpeedFam Comparable Companies:
High	21.8x	10.0x	1.8x	1.3x	1.8x
Mean	21.8x	10.0x	0.8x	0.7x	0.8x
Median	21.8x	10.0x	0.7x	0.7x	0.7x
Low	21.8x	10.0x	0.2x	0.1x	0.2x
SpeedFam-IPEC	NM	NM	1.5x	1.1x	1.4x

*	“NM” indicates that the calculation was not meaningful due to projected losses during the periods indicated.

      Novellus Systems, Inc. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Novellus, based on publicly available research analyst estimates, to the corresponding data and ratios of five publicly traded companies which Needham & Company deemed generally relevant to Novellus. These companies, referred to as the Novellus comparable companies, consisted of:

•	Applied Materials, Inc. (AMAT/ NASDAQ)

•	ASM International N.V. (ASMI/ NASDAQ)

•	ASML Holding N.V. (ASML/ NASDAQ)

•	Lam Research Corporation (LRCX/ NASDAQ)

•	KLA-Tencor Corporation (KLAC/ NASDAQ)

      The table below includes certain information for the Novellus comparable companies and Novellus concerning the following multiples:

•	Market value of common stock as a multiple of projected calendar year 2002 earnings per share, or price/earnings multiple;

•	Projected calendar year 2003 price/earnings multiple;

•	Enterprise value as a multiple of projected calendar year 2002 revenues;

•	Enterprise value as a multiple of projected calendar year 2003 revenues;

•	Enterprise value as a multiple of the last twelve months (LTM) revenues ended June 30, 2002 (April 30, 2002 in the case of Applied Materials, Inc. and December 31, 2001 in the case of ASML Holding N.V.).

      Needham & Company calculated multiples for the Novellus comparable companies based on the closing stock prices for those companies on August 9, 2002 and for Novellus based on the closing price per share of Novellus common stock on August 9, 2002 of $27.02.

	2002	2003	2002 Enterprise	2003 Enterprise	LTM Enterprise
	Price/Earnings	Price/Earnings	Value/Revenue	Value/Revenue	Value/Revenue

Novellus Comparable Companies:
High	77.9x	26.2x	3.8x	3.4x	3.8x
Mean	60.1x	22.3x	2.7x	2.0x	2.7x
Median	60.1x	22.9x	3.1x	2.0x	3.4x
Low	42.4x	14.8x	1.5x	1.0x	1.2x
Novellus Systems, Inc.	112.6x	24.6x	3.4x	2.5x	3.3x

Selected Transaction Analysis

      Needham & Company also analyzed publicly available financial information for 11 selected pending and completed mergers and acquisitions announced since December 20, 1999 that Needham & Company deemed generally relevant to the proposed merger between Novellus and SpeedFam-IPEC. In examining these transactions, referred to as the selected transactions, Needham & Company analyzed:

•	The premium of consideration offered to the acquired company’s stock price one day prior to the announcement of the transaction;

•	The premium of consideration offered to the acquired company’s stock price one week prior to the announcement of the transaction;

•	The premium of consideration offered to the acquired company’s average stock price for the four weeks prior to the announcement of the transaction;

•	The aggregate transaction value as a multiple of sales for the last twelve months, or LTM sales;

•	The aggregate transaction value as a multiple of earnings before interest and taxes for the last twelve months, or LTM EBIT;

•	The aggregate transaction value as a multiple of earnings before interest, taxes, depreciation and amortization for the last twelve months, or LTM EBITDA;

•	Transaction value as a multiple of net income for the last twelve months, or LTM net income; and

•	Transaction value as a multiple of historical book value.

	Selected Transactions
									SpeedFam-
	High		Low		Mean		Median		IPEC

One day stock price premium	81.6%		10.2%		45.8%		42.4%		72.4%
One week stock price premium	73.6%		16.0%		41.2%		38.9%		78.7%
Four week average stock price premium	65.2%		6.0%		41.3%		40.9%		60.3%
Aggregate transaction value to LTM sales	4.8	x	1.1	x	2.6	x	2.4	x	1.8	x
Aggregate transaction value to LTM EBIT	52.3	x	3.1	x	19.8	x	13.5	x	NM
Aggregate transaction value to LTM EBITDA	53.1	x	8.6	x	17.7	x	10.8	x	NM
Transaction value to LTM net income	48.0	x	18.0	x	31.6	x	30.7	x	NM
Transaction value to book value	9.0	x	1.8	x	3.7	x	3.4	x	11.2	x

      While Needham & Company considered, among numerous other factors, the multiple of aggregate transaction value to LTM sales with respect to SpeedFam-IPEC, it did note in passing that if the revenues attributable to two non-core business operations of SpeedFam-IPEC were spun-off at book value, the multiple of aggregate transaction value to LTM sales would have been 2.3x.

      No company, transaction or business used in the “Selected Company Analysis” or “Selected Transaction Analysis” as a comparison is identical to SpeedFam-IPEC, Novellus or the merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions, or the business segment, company or transaction to which they are being compared.

Relative Contribution Analysis

      Needham & Company compared the pro forma contribution of each of SpeedFam-IPEC and Novellus, based upon historical financial data and upon estimates provided by the management of SpeedFam-IPEC, or in the case of Novellus, upon publicly available research analyst estimates, to the resultant combined company assuming completion of the merger. The relative contributions of SpeedFam-IPEC and Novellus are summarized in the table below:

	Contribution

	Novellus	SpeedFam-IPEC

Last twelve months (LTM) Gross Profit	93.7%	6.3%
Projected 2003 Gross Profit	90.4%	9.6%
LTM Operating Income	100.0%	0.0%
Projected 2003 Operating Income	95.1%	4.9%
LTM Net Income	100.0%	0.0%
Projected 2003 Net Income	97.4%	2.6%
Total Assets	94.4%	5.6%
Total Liabilities	86.9%	13.1%
Total Liabilities and Shareholders’ Equity	94.4%	5.6%
Pro Forma Equity Ownership	96.5%	3.5%

Earnings per Share Pro Forma Analysis

      Needham & Company performed a variety of analyses of the potential pro forma financial impact of the merger on the earnings per share of Novellus for the fiscal quarters ending August 2002 through November 2003 based on, in the case of Novellus, publicly available research analyst estimates and, in the case of SpeedFam-IPEC, forecasts provided by the management of SpeedFam-IPEC, both with and without taking into account certain cost savings and operating synergies projected by the management of SpeedFam-IPEC to result from the merger. In performing these analyses, Needham & Company assumed, among other things:

•	Receipt by the Public Shareholders of the exchange ratio;

•	Completion of the merger on August 1, 2002; and

•	Calculation of pro forma earnings per share before amortization of goodwill.

      The results of these analyses indicate that, before the impact of any cost savings or synergies expected to result from the merger, the merger would be accretive to SpeedFam-IPEC shareholders in most cases and dilutive to Novellus shareholders in most cases through November 2003. When the impact of the pre-tax cost savings or synergies, assumed to total approximately $15 million, expected to result from the merger is included, the merger would still be accretive to SpeedFam-IPEC shareholders in most cases and have no impact on or be accretive to Novellus shareholders in most cases through November 2003.

Other Analyses

      In rendering its opinion, Needham & Company considered various other analyses, including a history of trading prices and volumes for SpeedFam-IPEC, Novellus and certain other selected companies.

      The summary set forth above, while summarizing certain of the material financial analyses performed by Needham & Company, does not purport to be a comprehensive description of all of the analyses performed by Needham & Company in connection with the rendering of its opinion or the financial presentation made to the SpeedFam-IPEC board of directors. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Needham & Company. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Needham & Company were based on all analyses and factors taken as a whole and also on application of Needham & Company’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that considering any portions of its analyses and any of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

      In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of SpeedFam-IPEC and Novellus. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Needham & Company expressed no opinion as to the actual amounts that SpeedFam-IPEC shareholders will receive in the merger or the market value or the prices at which any of the securities of SpeedFam-IPEC or Novellus may trade at any time. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of SpeedFam-IPEC or Novellus. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham & Company opinion and Needham & Company’s related analyses were only one of many factors considered by SpeedFam-IPEC’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the view of SpeedFam-IPEC’s board of directors or management with respect to the exchange ratio or the proposed merger.

      Under the terms of the Needham & Company engagement letter, Needham & Company is entitled to be paid $500,000 by SpeedFam-IPEC for rendering the Needham & Company opinion and for financial advisory services. Upon consummation of the merger, Needham & Company will receive an additional transaction fee equal to 0.5% of the aggregate purchase price, based on the aggregate value of Novellus common stock issued in the merger, as of the closing of the last trading day prior to the closing of the merger, plus the amount of all indebtedness of SpeedFam-IPEC that is assumed by Novellus, against which $500,000 of the initial fees would be credited. SpeedFam-IPEC has also agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses, not to exceed $50,000 without the prior written consent of SpeedFam-IPEC and subject to any limitations imposed by the reorganization agreement, and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as financial advisor to SpeedFam-IPEC. Pursuant to the reorganization agreement, the expenses, costs and other fees of SpeedFam-IPEC (including all accountant, attorney and investment banker fees) incurred in connection with the merger may not exceed $1.9 million.

      Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the SpeedFam-IPEC board of directors to act as financial advisor to SpeedFam-IPEC in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with the semiconductor industry. Needham & Company is familiar with SpeedFam-IPEC, having performed investment banking services for SpeedFam-IPEC from time to time. Except for the fees for investment advisory services related to this transaction, as described above, Needham & Company has not received any fees from SpeedFam-IPEC during the past two years. In addition, Needham & Company may provide investment banking services to SpeedFam-IPEC or Novellus in the future. Affiliates of Needham & Company currently own 502,500 shares of SpeedFam-IPEC common stock. In the normal course of business, Needham & Company maintains a market in the shares of SpeedFam-IPEC common stock and may actively trade the equity securities of SpeedFam-IPEC or Novellus for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Interests of Directors and Executive Officers of SpeedFam-IPEC in the Merger.

      In considering the recommendation of the SpeedFam-IPEC board of directors, you should be aware that members of SpeedFam-IPEC’s management and of the SpeedFam-IPEC board of directors have interests in the merger that are different from, or in addition to, the interests of the SpeedFam-IPEC shareholders generally. The members of the SpeedFam-IPEC board of directors knew about these additional interests and considered them when they approved the reorganization agreement.

      Specifically, the directors and officers of SpeedFam-IPEC participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

•	As of October 31, 2002, the executive officers and directors of SpeedFam-IPEC owned stock options to purchase an aggregate of approximately 2.8 million shares of SpeedFam-IPEC common stock, of which approximately 1.3 million are unvested. If the merger is completed, approximately 531,000 shares underlying unvested options will accelerate and become immediately exercisable;

•	As of October 31, 2002, directors and officers and their affiliates, who currently own approximately 1% of all outstanding shares of SpeedFam-IPEC common stock entitled to vote at the special meeting on December 5, 2002, have agreed to vote in favor of the merger;

•	Richard J. Faubert, J. Michael Dodson, Giovanni Nocerino, Saket Chadda and Robert Carey, executive officers of SpeedFam-IPEC, and SpeedFam-IPEC’s Executive Chairman, Peter Simone, are entitled to severance packages under their SpeedFam-IPEC employment agreements if their employment with SpeedFam-IPEC is terminated in connection with or upon SpeedFam-IPEC’s change of control, such as the merger. Each of these individuals, if terminated by Novellus following the merger, would be entitled to receive immediate vesting of all outstanding stock options, payment of their annual salary accrued to date, and, except for Messrs. Simone and Chadda, who receive a single payment equal to their then current annual base salary, a single payment equal to 200% (100% for Mr. Carey) of the sum of the executive’s then current annual base salary and target annual incentive award prorated to the date of termination. Specifically, assuming a termination of employment at the end of the year, the executives would be entitled to the following benefits:

•	Mr. Faubert — severance payment of $1.6 million and acceleration of 402,500 options;

•	Mr. Dodson — severance payment of $630,000 and acceleration of 191,500 options;

•	Mr. Nocerino — severance payment of $1.16 million and acceleration of 218,833 options;

•	Mr. Chadda — severance payment of $200,000 and acceleration of 160,500 options;

•	Mr. Carey — severance payment of $350,000 and acceleration of 90,500 options; and

•	Mr. Simone — severance payment of $120,000 and acceleration of 500 options.

•	Upon completion of the merger, Novellus or SpeedFam-IPEC may enter into employment arrangements with some of the executive officers of SpeedFam-IPEC which, among other things, will enable such executive officers to continue to vest in options granted to them by SpeedFam-IPEC prior to the merger. Novellus and certain members of SpeedFam-IPEC’s management are currently discussing the possibility of employment; however, the parties have not yet reached agreement on any material employment terms. Novellus expects that any executive officers of SpeedFam-IPEC that are offered employment would be offered employment according to Novellus’ standard terms of employment with additional terms to be agreed upon by the parties;

•	Novellus has agreed to, and to cause the surviving corporation in the merger to, indemnify each present and former SpeedFam-IPEC officer and director for six years after the merger against liabilities arising out of such person’s services as an officer or director of SpeedFam-IPEC. Novellus will, and will cause the surviving corporation to, maintain officers’ and directors’ liability insurance to cover any such liabilities for the next six years after the merger; and

•	An entity owned by Kenneth Levy, a current director of SpeedFam-IPEC, owns and leases to SpeedFam-IPEC its headquarters and manufacturing facility. The merger should enhance the credit worthiness of the lessor.

      The directors and officers of SpeedFam-IPEC may therefore be more likely to vote to approve the reorganization agreement and the merger than if they did not have these interests.

      Indemnification and Directors’ and Officers’ Insurance. The reorganization agreement provides that Novellus will, following the merger, indemnify each current and former director and officer of SpeedFam-IPEC or any of its subsidiaries to the extent provided in SpeedFam-IPEC’s current articles of incorporation, bylaws or existing indemnification agreements.

      The reorganization agreement further provides that, for a period of not less than six years after the effective time of the merger, Novellus will, and will cause SpeedFam-IPEC as the surviving corporation in the merger to, indemnify and hold harmless the present and former officers, directors, employees and agents of SpeedFam-IPEC in respect of acts or omissions occurring on or prior to the effective time of the merger to the extent provided for under SpeedFam-IPEC’s articles of incorporation and bylaws and existing indemnification agreements, subject to any limitation imposed from time to time under applicable law.

      For six years after the effective time of the merger, Novellus will, and will cause SpeedFam-IPEC as the surviving corporation in the merger to, use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the effective time of the merger covering each such person currently covered by SpeedFam-IPEC’s officers’ and directors’ liability insurance policy on terms at least as favorable as the coverage currently in effect on the date hereof. Novellus will not be obligated to cause the surviving corporation to pay premiums in excess of 150% of the amount per annum SpeedFam-IPEC paid in its last full fiscal year. If the surviving corporation is unable to obtain the required insurance without paying more than that, it will obtain as much comparable insurance as possible at that cost.

      For a period of six years after the effective time, to the extent there is any claim, action, suit, proceeding or investigation (whether commencing before or after the effective time) against or involving any indemnified party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, or agent of SpeedFam-IPEC which act or omission occurred prior to the effective time, Novellus will, and will cause the surviving corporation to, provide legal counsel and to defend the indemnified party and pay the reasonable fees and expenses of counsel.

      Novellus will also pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in the reorganization agreement to the extent that the indemnified party is determined to be entitled to indemnification under the reorganization agreement.

Completion and Effectiveness of the Merger.

      Novellus and SpeedFam-IPEC will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including adoption of the reorganization agreement by the shareholders of SpeedFam-IPEC. The merger will become effective on the filing of the articles of merger with the State of

Illinois. Novellus and SpeedFam-IPEC are working towards completing the merger as quickly as reasonably possible.

Structure of the Merger and Conversion of SpeedFam-IPEC Common Stock.

      In accordance with the reorganization agreement and Illinois and Delaware law, NHL Acquisition-Sub, Inc. will merge with and into SpeedFam-IPEC. As a result of the merger, the separate corporate existence of NHL Acquisition-Sub, Inc. will cease and SpeedFam-IPEC will survive the merger as a wholly-owned subsidiary of Novellus.

      Upon completion of the merger, each outstanding share of SpeedFam-IPEC common stock, other than shares held by Novellus and its subsidiaries, will be converted into the right to receive 0.1818 of a fully paid and nonassessable share of Novellus common stock. The number of shares of Novellus common stock issuable in the merger will be proportionately adjusted for any stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions with respect to SpeedFam-IPEC common stock or Novellus common stock that takes place between the date of the reorganization agreement and the completion of the merger.

      No certificate or scrip representing fractional shares of Novellus common stock will be issued in connection with the merger. Instead of a fraction of a share you will receive an amount of cash, without interest, equal to the product of (x) such fraction, multiplied by (y) the average closing price per share of Novellus’ common stock as quoted on Nasdaq for the 20 trading days ending on the day which is two trading days before the closing date of the merger, less any amount required to be withheld under foreign, federal, state or local tax laws.

Exchange of SpeedFam-IPEC Stock Certificates for Novellus Stock Certificates.

      When the merger is completed, Novellus’ exchange agent will mail you a letter of transmittal and instructions for surrendering your SpeedFam-IPEC stock certificates in exchange for Novellus stock certificates. When you deliver your SpeedFam-IPEC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your SpeedFam-IPEC stock certificates will be canceled and you will receive Novellus stock certificates representing the number of full shares of Novellus common stock to which you are entitled under the reorganization agreement. You will receive payment in cash, without interest, instead of any fractional shares of Novellus common stock which you would otherwise have received.

You should not submit SpeedFam-IPEC stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from Novellus’ exchange agent.

      You will not be entitled to receive any dividends or other distributions on Novellus common stock until the merger is completed and you have surrendered SpeedFam-IPEC stock certificates to the exchange agent in exchange for Novellus stock certificates.

      If there is any dividend or other distribution on Novellus common stock with a record date after the merger and a payment date prior to the date you surrender your SpeedFam-IPEC stock certificates in exchange for Novellus stock certificates, promptly after your shares of Novellus common stock are issued you will receive the distribution or dividend on those shares. If there is any dividend or other distribution on Novellus common stock with a record date after the merger and a payment date after the date you surrender your SpeedFam-IPEC stock certificates in exchange for Novellus stock certificates, you will receive the distribution or dividend on your shares promptly after the payment date.

      Novellus will only issue a Novellus stock certificate or a check in lieu of a fractional share in a different name than the name in which a surrendered SpeedFam-IPEC stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material United States Federal Income Tax Consequences of the Merger.

      In the opinion of Morrison & Foerster LLP and Snell & Wilmer L.L.P., the following are the material United States federal income tax consequences of the merger to the SpeedFam-IPEC shareholders, Novellus, SpeedFam-IPEC and NHL Acquisition-Sub, Inc., assuming that the merger is effected as described in the reorganization agreement and this proxy statement-prospectus. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•	Shareholders who are neither citizens nor residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts;

•	Financial institutions;

•	Tax-exempt organizations;

•	Insurance companies;

•	Mutual funds;

•	Dealers in securities or foreign currencies;

•	Traders in securities who elect to apply a mark-to-market method of accounting;

•	Shareholders who acquired their shares of SpeedFam-IPEC common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

•	Shareholders who hold their shares of SpeedFam-IPEC common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

      This discussion assumes you hold your shares of SpeedFam-IPEC common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

      It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that for federal income tax purposes no gain or loss will be recognized by Novellus, SpeedFam-IPEC or NHL Acquisition-Sub, Inc. solely as a result of the merger. Morrison & Foerster LLP and Snell & Wilmer L.L.P. have delivered to Novellus and SpeedFam-IPEC, respectively, their opinions in connection with the filing of the registration statement of which this proxy statement-prospectus forms a part, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These legal opinions are filed as exhibits to the registration statement on Form S-4 of which this proxy statement-prospectus forms a part. In addition, it is a condition to the closing of the merger that Novellus and SpeedFam-IPEC receive updated legal opinions dated as of the date of the closing of the merger, in each case stating that the merger will constitute a “reorganization” under Section 368(a) of the Internal Revenue Code and that each of Novellus, SpeedFam-IPEC and NHL Acquisition-Sub, Inc. will be a “party to a reorganization” under Section 368(b) of the Internal Revenue Code. The opinions of counsel described in this paragraph are based on law existing and in effect as of the date of each opinion as reflected in the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. In addition, the opinions of counsel assume the absence of changes in existing facts and rely on customary assumptions and representations, including those contained in certificates executed by officers of Novellus and SpeedFam-IPEC and dated on or before the date of issuance of the relevant opinion, which certificates shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinions neither bind the Internal Revenue Service (the “IRS”) nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Novellus nor SpeedFam-IPEC intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

      The condition that Novellus and SpeedFam-IPEC receive updated legal opinions dated as of the date of the completion of the merger may be waived in writing by either of the parties. In the event that these tax opinions are withdrawn or otherwise not delivered at the Closing, or if the condition is waived, the approval of the SpeedFam-IPEC shareholders will be resolicited if the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and the federal income tax consequences to the SpeedFam-IPEC shareholders are determined to be materially different from those described in the following paragraph.

      Based upon the qualification of the merger as a “reorganization,” the following tax consequences will result to you if you are a SpeedFam-IPEC shareholder:

•	Except as discussed below with respect to fractional shares, you will not recognize gain or loss for United States federal income tax purposes when you exchange your SpeedFam-IPEC common stock for Novellus common stock pursuant to the merger.

•	The aggregate tax basis of the Novellus common stock you receive as a result of the merger will be the same as your aggregate tax basis in the SpeedFam-IPEC common stock you surrender in exchange for the Novellus common stock, reduced by any amount of such tax basis that is allocable to a fractional share interest in SpeedFam-IPEC common stock for which you receive cash instead of a fractional share of Novellus common stock.

•	The holding period of the Novellus common stock you receive as a result of the exchange will include the holding period of the SpeedFam-IPEC common stock you exchange in the merger.

•	If you receive cash in the merger instead of a fractional share interest in Novellus common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in Novellus, you exercise no control over Novellus and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Novellus, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of SpeedFam-IPEC common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate United States shareholder is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

•	If you dissent from the merger and receive cash payment for all of your shares of SpeedFam-IPEC common stock, you generally will recognize capital gain or loss, assuming that thereafter you own no Novellus stock (either actually or constructively under the rules of Section 318 of the Internal Revenue Code). Such gain or loss will be long-term capital gain or loss if you have held your shares of SpeedFam-IPEC common stock for more than one year at the time of payment. The amount of such gain or loss will be equal to the difference between the cash you receive and your tax basis in the shares of SpeedFam-IPEC common stock you surrendered.

•	Warrants to purchase SpeedFam-IPEC common stock that are outstanding at the effective date of the merger will be converted into a right to purchase Novellus common stock based on an exchange ratio equal to the product of the closing price of SpeedFam-IPEC stock on the last trading day prior to the closing date of the merger divided by the closing price of Novellus stock on the last trading day prior to the closing date of the merger. The conversion of the SpeedFam-IPEC warrants should not be a taxable event and holders of SpeedFam-IPEC warrants that are exercisable to purchase Novellus common stock after the merger should be subject to the same federal income tax treatment upon exercise of those warrants as would have applied if they had exercised their SpeedFam-IPEC warrants.

      None of Novellus, SpeedFam-IPEC or NHL Acquisition-Sub, Inc. will recognize gain or loss for United States federal income tax purposes solely as a result of the merger.

      A successful challenge by the IRS to the status of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code would result in significant adverse tax consequences to the SpeedFam-IPEC shareholders. If the merger were not treated as a reorganization, the SpeedFam-IPEC shareholders would recognize taxable gain or loss with respect to each share of SpeedFam-IPEC common stock surrendered equal to the difference between each shareholder’s basis in such share and the fair market value, as of the date of the merger, of the Novellus common stock received in exchange therefor. In such event, a SpeedFam-IPEC shareholder’s aggregate basis in the Novellus common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date of the merger.

      Information Reporting. SpeedFam-IPEC shareholders who receive Novellus shares also must comply with the information reporting requirements of the Treasury regulations under Section 368 of the Internal Revenue Code. In general, the Treasury regulations under Section 368 of the Internal Revenue Code require any taxpayer who receives stock, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including:

•	The cost or other basis of the stock or securities transferred in the exchange; and

•	The amount of stock, securities or other property received in the exchange.

      In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities or other property received by the taxpayer. Taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All SpeedFam-IPEC shareholders are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the Treasury regulations under Section 368 of the Internal Revenue Code.

      Backup Withholding. Backup withholding tax at a rate of 30% may apply to cash paid in the merger instead of fractional shares to a SpeedFam-IPEC common shareholder. Backup withholding will not apply, however, if the shareholder:

•	Furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

•	Provides a certificate of foreign status on Internal Revenue Service Form W-8BEN, or an appropriate substitute form; or

•	Otherwise proves to Novellus and its exchange agent that the shareholder is exempt from backup withholding.

      The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s federal income tax liability provided that the shareholder furnishes required information to the Internal Revenue Service.

      Reductions in backup withholding tax rates were made pursuant to the enactment of the Economic Growth and Tax Reconciliation Act of 2001 which provides, in general, that the withholding rate of 30% for taxable years 2002 and 2003 is reduced to 29% for taxable years 2004 and 2005, and 28% for the taxable years 2006 and thereafter.

      The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger. The foregoing discussion is not intended to be, and should not be considered as, tax advice.

Accounting Treatment of the Merger.

      Novellus will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations.” As such, the assets acquired and liabilities assumed of SpeedFam-IPEC will be recorded at their fair values as of the date of the merger. Any excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired will be recorded as goodwill. The results of operations of SpeedFam-IPEC will be included in Novellus’ results of operations from the date of the closing of the merger.

Regulatory Filings and Approvals Required to Complete the Merger.

      The merger was subject to antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents reportable transactions from being completed until statutory waiting periods expire or are terminated and under the antitrust laws of Taiwan. Novellus and SpeedFam-IPEC made the required filings with the United States Department of Justice and the United States Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and to the Fair Trade Commission of the Republic of China. On September 4, 2002, the United States Department of Justice and the United States Federal Trade Commission granted Novellus and SpeedFam-IPEC early termination of the waiting period for such filings. On September 24, 2002, Novellus and SpeedFam-IPEC received notification from the Fair Trade Commission of the Republic of China that the commission would not exercise jurisdiction over the merger. As of the date of this filing, neither Novellus or SpeedFam-IPEC is aware of any other required filings to be made with respect to foreign antitrust regulatory laws. However, Novellus and SpeedFam-IPEC will make any other required filings with foreign antitrust regulatory agencies or governmental entities prior to the consummation of the merger. Novellus and SpeedFam-IPEC intend to comply with all requests for information from the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign antitrust regulatory agency or governmental entity.

      During or after the statutory waiting periods, and even after completion of the merger, either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other foreign competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Novellus and SpeedFam-IPEC cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Novellus and SpeedFam-IPEC will prevail.

Restrictions on Sales of Shares by Affiliates of SpeedFam-IPEC and Novellus.

      The shares of Novellus common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Novellus common stock issued to any person who is deemed to be an affiliate of either Novellus or SpeedFam-IPEC at the time of the SpeedFam-IPEC special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Novellus or SpeedFam-IPEC and include their officers and directors, as well as some of their principal shareholders. SpeedFam-IPEC’s affiliates may not sell their shares of Novellus common stock acquired in connection with the merger except under:

•	An effective registration statement under the Securities Act covering the resale of those shares;

•	An exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	Any other applicable exemption under the Securities Act.

      Novellus’ registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Novellus common stock to be received by affiliates in the merger.

Listing on the Nasdaq National Market of Novellus common stock to be Issued in the Merger.

      Under the reorganization agreement, Novellus shall cause the shares of Novellus common stock to be issued in the merger to be listed on the Nasdaq National Stock Market.

Appraisal Rights.

      Under Illinois law, holders of SpeedFam-IPEC shares who do not vote in favor of the merger and who follow the procedures set forth under Illinois law may require the combined company to pay in cash the fair value of his or her shares as determined under Sections 11.65 and 11.70 of the Illinois Business Corporation Act. We have attached the text of Sections 11.65 and 11.70 of the Illinois Business Corporation Act to this document as Annex C. In order to exercise those statutory rights, strict compliance with these statutory provisions is required. Each shareholder who may desire to exercise those rights should carefully review and adhere to those provisions.

      A dissenting shareholder of SpeedFam-IPEC who desires to pursue his or her rights to demand payment must:

•	Deliver a written demand for payment to SpeedFam-IPEC before the taking of the shareholders’ vote on the merger, demanding payment for his or her shares if the merger is approved and completed; and

•	Refrain from voting shares owned by him or her in favor of the merger.

      The initial written objection of a dissenting shareholder of SpeedFam-IPEC should be delivered to SpeedFam-IPEC, Inc., 305 N. 54th Street, Chandler, Arizona 85226 Attn: J. Michael Dodson, Secretary of SpeedFam-IPEC, Inc. It is recommended that this objection be sent by registered or certified mail, return receipt requested.

      A dissenting SpeedFam-IPEC shareholder that delivers the required written demand for payment with SpeedFam-IPEC prior to the shareholder vote need not vote against the merger, but a vote in favor of the merger will constitute a waiver of that shareholder’s statutory dissenter’s rights. SpeedFam-IPEC shareholders should note that returning a properly signed proxy card that does not indicate a vote or an abstention on approval of the merger will constitute a vote in favor of the merger. A vote against the merger does not, alone, constitute a demand for payment.

      If the merger is approved by the SpeedFam-IPEC shareholders, SpeedFam-IPEC will send to those shareholders delivering written demands for payment a statement of its estimate of the fair value of the SpeedFam-IPEC shares within the later of (a) 10 days after the effective date of the merger or (b) 30 days after such shareholder delivers a written demand for payment to SpeedFam-IPEC. Financial information about SpeedFam-IPEC required to be provided under Section 11.70 of the Illinois Business Corporation Act will accompany this statement. SpeedFam-IPEC will also send such shareholders a commitment to pay for their shares at their estimated fair value, plus accrued interest, upon transmittal to SpeedFam-IPEC of the certificates representing, or other evidence of ownership of, such shares. If the merger occurs, SpeedFam-IPEC will pay to each dissenter who transmits to SpeedFam-IPEC his or her certificate or other evidence of ownership the amount SpeedFam-IPEC estimates to be the fair value of such dissenter’s shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

      A shareholder who does not agree with SpeedFam-IPEC’s estimate of fair value or the amount of interest due must notify SpeedFam-IPEC in writing of the shareholder’s estimate of the shares’ fair value and the amount of interest due and demand payment for the difference and the interest due within 30 days from the delivery of SpeedFam-IPEC’s statement of its estimate of fair value. Shareholders who fail to notify SpeedFam-IPEC of their estimate of fair value or the amount of interest due within this period will lose their rights to dispute the amounts estimated and determined by SpeedFam-IPEC.

      If a shareholder and SpeedFam-IPEC are unable to agree on the fair value of the shares and accrued interest within 60 days from delivery to SpeedFam-IPEC of the shareholder’s estimate of fair value and accrued interest, SpeedFam-IPEC will either pay the difference in value that the shareholder demanded with interest or file a petition in the Circuit Court of Cook County, State of Illinois, requesting the court to determine the fair value of the shares and the interest due. SpeedFam-IPEC will make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to any such proceeding and all parties will be served with a copy of the petition. Shareholders who do not live in Illinois may be served by registered or certified mail or by publication as provided by law.

      If the court’s determination of fair value and interest due exceeds the amount paid by SpeedFam-IPEC, then each dissenting shareholder made a party to the proceeding is entitled to judgment for the difference plus interest. The court may appoint one or more persons as appraisers to receive evidence and to determine the fair value. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers. Fees and expenses of counsel and experts for any party are excluded. If the fair value of the shares as determined by the court materially exceeds the amount of SpeedFam-IPEC’s estimate, or if no estimate was made, then all or any part of such expenses may be assessed against SpeedFam-IPEC. However, if a shareholder’s estimated fair value materially exceeds the fair value that the court determines, then all or any part of such expenses may be assessed against the shareholder. Under certain circumstances, the court may also assess the fees and expenses of counsel and experts to a shareholder or to SpeedFam-IPEC.

Dividend Policy.

      Neither SpeedFam-IPEC nor Novellus has ever paid a cash dividend on its common stock since their respective inceptions and neither anticipates paying any cash dividends on its common stock in the foreseeable future.

THE REORGANIZATION AGREEMENT

      The following describes certain aspects of the proposed merger, including all material terms of the reorganization agreement. The following description of the reorganization agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the reorganization agreement, which is attached as Annex A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. All Novellus shareholders and SpeedFam-IPEC shareholders are urged to read the reorganization agreement carefully and in its entirety.

The Merger.

      At the closing of the merger, NHL Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus, will merge with and into SpeedFam-IPEC. As a result of the merger, SpeedFam-IPEC will become a wholly-owned subsidiary of Novellus. The merger is expected to be accounted for as a purchase transaction for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

Closing and Effective Time of the Merger.

      The reorganization agreement provides that the closing will take place as soon as practicable, but no later than two business days, after the satisfaction or waiver of the conditions to the merger contained in the reorganization agreement, unless some other time or date is agreed to by Novellus and SpeedFam-IPEC. On the closing date, the parties will file articles of merger executed in accordance with the relevant provisions of Illinois and Delaware law.

Conversion of Securities.

      Each share of SpeedFam-IPEC common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive 0.1818 of a share of Novellus common stock. Novellus will not issue any fractional shares. Instead of a fraction of a share SpeedFam-IPEC’s shareholders will receive an amount of cash, without interest, equal to the product of (x) such fraction, multiplied by (y) the average closing price per share of Novellus’ common stock as quoted on Nasdaq for the 20 trading days ending on the day which is two trading days before the closing date of the merger, less any amount required to be withheld under foreign, federal, state or local tax laws.

Representations and Warranties.

      Novellus and SpeedFam-IPEC each made a number of customary representations and warranties in the reorganization agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

      Representations and Warranties of SpeedFam-IPEC. The representations given by SpeedFam-IPEC cover the following topics, among others, as they relate to SpeedFam-IPEC and its subsidiaries:

•	Corporate organization and its qualification to do business;

•	Capital structure;

•	Authorization of the reorganization agreement;

•	That the transactions contemplated by the merger will not result in a violation of SpeedFam-IPEC’s organizational documents, laws or material contracts;

•	Material third party consents and regulatory approvals necessary to complete the merger;

•	Filings and reports with the Securities and Exchange Commission and financial statements;

•	The absence of material changes, events or effects;

•	The absence of undisclosed liabilities;

•	Litigation;

•	Governmental authorizations;

•	Title to personal properties and absence of liens;

•	Intellectual property;

•	Environmental matters and applicable environmental laws;

•	Taxes;

•	Employee benefit plans, employment agreements and other employee and labor matters;

•	Insurance;

•	Compliance with applicable laws;

•	Brokers’ and finders’ fees;

•	Required shareholder vote;

•	Board actions approving the reorganization agreement and recommendation of approval by shareholders;

•	Registration statement and proxy statement-prospectus;

•	Customers and suppliers;

•	Material contracts, breaches of material contracts and third party consents under material contracts;

•	Real property;

•	Tax matters; and

•	The opinion of SpeedFam-IPEC’s financial advisor.

      Representations and Warranties of Novellus. The representations given by Novellus cover the following topics, among others, as they relate to Novellus and its subsidiaries, including NHL Acquisition-Sub, Inc.:

•	Corporate organization and its qualification to do business;

•	Capital structure;

•	Authorization of the reorganization agreement;

•	That the transactions contemplated by the merger will not result in a violation of Novellus’ organizational documents, laws or material contracts;

•	Material consents and regulatory approvals necessary to complete the merger;

•	Filings and reports with the Securities and Exchange Commission and financial statements;

•	Tax matters;

•	Absence of undisclosed liabilities;

•	Litigation;

•	Board actions approving the reorganization agreement and inapplicability of shareholder approval;

•	Registration statement and proxy statement-prospectus; and

•	The absence of material changes, events or effects.

      The representations and warranties in the reorganization agreement are complicated and not easily summarized. You are urged to carefully read articles II and III of the reorganization agreement entitled

“Representations and Warranties of SpeedFam-IPEC” and “Representations and Warranties of Novellus and Merger Sub.”

      As used in the reorganization agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

      Any reference to a material adverse effect on SpeedFam-IPEC means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of SpeedFam-IPEC and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect on SpeedFam-IPEC: (a) any change in the market price or trading volume of SpeedFam-IPEC’s stock after August 11, 2002; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which SpeedFam-IPEC participates, the United States economy as a whole or the foreign economies as a whole in any locations where SpeedFam-IPEC or any of its subsidiaries has material operations or sales; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of, any action required by, the reorganization agreement; or (e) any litigation or other proceeding brought or threatened against SpeedFam-IPEC, any of its subsidiaries or any member of its board of directors (i) by any shareholder, governmental entity or third-party competitor of SpeedFam-IPEC in respect of the reorganization agreement or the merger or (ii) by any third-party competitor if it is reasonably likely that such litigation or proceeding has been threatened or brought with the intended purpose or effect of preventing, enjoining, materially altering or delaying, or otherwise interfering with the merger.

SpeedFam-IPEC’s Conduct of Business Before Completion of the Merger.

      SpeedFam-IPEC has agreed until the earlier of the completion of the merger or the termination of the reorganization agreement, or unless Novellus consents in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as before the execution of the reorganization agreement. SpeedFam-IPEC has further agreed to pay all debts and taxes when due, subject to good faith disputes over such debts or taxes and the filing of material tax returns, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses will not be impaired at the effective time of the merger, other than what would not have a material adverse effect on SpeedFam-IPEC.

      Additionally, SpeedFam-IPEC has agreed to promptly notify Novellus of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a material adverse effect on SpeedFam-IPEC.

      Restrictions on SpeedFam-IPEC’s Conduct of its Business. SpeedFam-IPEC also agreed that until the earlier of the completion of the merger or the termination of the reorganization agreement, or unless Novellus consents in writing, SpeedFam-IPEC and its subsidiaries will not do any of the following:

•	Modify their organizational documents;

•	Pay or authorize dividends or other distributions or repurchases or any stock splits or combinations;

•	Modify their stock option plans, including the vesting period or other rights of options granted under SpeedFam-IPEC’s stock option plans;

•	Modify the terms of their outstanding warrants and convertible notes;

•	Enter into or modify material contracts other than in the ordinary course of business;

•	Issue, sell or otherwise dispose of securities, except for (i) the issuance of shares of common stock upon exercise of outstanding stock options, (ii) the granting of not more than 200,000 additional options under their stock option plans following the date of the reorganization agreement and (iii) the issuance of shares of common stock pursuant to their employee stock purchase plan prior to the consummation of the merger;

•	Transfer its intellectual property or rights to its intellectual property, except with respect to transfers in the ordinary course of business;

•	Enter into or modify any agreement granting exclusive rights with respect to their products or technology;

•	Dispose of or encumber any property or assets which are material, except the sale of products in the ordinary course and the sale of assets associated with the Surface Technology Group and Industrial Applicants Group divisions;

•	Incur indebtedness, except as reasonably necessary for the operation of its business in a manner, and in amounts, consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

•	Enter into any material operating lease;

•	Pay or discharge, in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in SpeedFam-IPEC’s financial statements;

•	Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business, and notwithstanding the above, make any such expenditures, additions or improvements in excess of $250,000 in any one case;

•	Except in the ordinary course of business, commit to or incur any other expenses in an amount in excess of $250,000 in any one case, except for payment of legal, accounting and banking fees in connection with the reorganization agreement;

•	Materially reduce the amount of any insurance coverage provided by existing insurance policies;

•	Terminate or waive any right of any material or substantial value, except in the ordinary course of business;

•	Adopt or amend any employee benefit or stock plan, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other direct or indirect compensation, except in the ordinary course of business and in amounts consistent with past practices;

•	Grant severance or termination pay except as provided for in outstanding written agreements, enter into employment or severance agreements or any amendment of existing employment arrangements or enter into new employment arrangements;

•	Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of the reorganization agreement;

•	Acquire or merge with any other entities or interests in other entities or assets;

•	Other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return or settle a claim with respect to taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

•	Agree in writing or otherwise to do any of the above things; and

•	Take any actions which would make SpeedFam-IPEC’s representations and warranties materially untrue or prevent it from performing or cause it not to perform its covenants under the reorganization agreement.

      The agreements in the reorganization agreement related to the conduct of SpeedFam-IPEC’s business are complicated and not easily summarized. You are urged to carefully read section 4.2 of the reorganization agreement entitled “Restriction on Conduct of Business of SpeedFam-IPEC.”

Restrictions On Other Negotiations Involving SpeedFam-IPEC.

      Until the merger is completed or the reorganization agreement is terminated, SpeedFam-IPEC has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries and the officers, directors, employees or other agents of SpeedFam-IPEC and its subsidiaries will, directly or indirectly:

•	Take any action to solicit, initiate or intentionally encourage any “takeover proposal” (as defined below); or

•	Take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to SpeedFam-IPEC or any of it subsidiaries to, or afford access to the properties, books or records of SpeedFam-IPEC any of its subsidiaries to, any person that has advised SpeedFam-IPEC in writing that it intends to make, or that has made, a takeover proposal.

      However, SpeedFam-IPEC may furnish information regarding SpeedFam-IPEC to, or take other actions consistent with the fiduciary obligations of its board of directors, or enter into and engage in discussions with, any person or group in response to an unsolicited written takeover proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a takeover proposal, if:

•	None of SpeedFam-IPEC, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated in any material respect any of the no solicitation restrictions in the reorganization agreement;

•	SpeedFam-IPEC’s board of directors believes in good faith (after consultation with its financial advisors) that such takeover proposal would, if consummated, result in a “superior proposal,” (as defined below); and

•	SpeedFam-IPEC’s board of directors determines in good faith (after consultation with outside legal counsel) that failure to take action with respect to such superior proposal would be inconsistent with the fiduciary duties of the SpeedFam-IPEC’s board of directors to the SpeedFam-IPEC’s shareholders under applicable law.

      In addition, SpeedFam-IPEC is permitted to comply with Rules 14d-9 and 14e-2 of the Securities Exchange Act of 1934 with regard to a takeover proposal.

      Further, SpeedFam-IPEC and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with a superior proposal information and take such other actions with respect to such superior proposal as are consistent with the fiduciary obligations of SpeedFam-IPEC’s board of directors, only if, in each such event, SpeedFam-IPEC:

•	Notifies Novellus in writing of the determination by SpeedFam-IPEC’s board of directors that failure to take action with respect to such superior proposal would be inconsistent with the fiduciary duties of the SpeedFam-IPEC’s board of directors to the SpeedFam-IPEC’s shareholders under applicable law;

•	Provides Novellus with a summary of the superior proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of SpeedFam-IPEC outstanding as of August 11, 2002; and

•	Informs Novellus generally of all documents containing or referring to non-public information of SpeedFam-IPEC that are supplied to such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of SpeedFam-IPEC outstanding as of August 11, 2002.

      SpeedFam-IPEC has also agreed to advise Novellus promptly after receipt, but in no event later than 24 hours from such receipt, of any takeover proposal or any notice that any person is considering making a takeover proposal or any request for non-public information relating to SpeedFam-IPEC or any of its subsidiaries or for access to the properties, books or records of SpeedFam-IPEC or any of its subsidiaries by any person that has advised SpeedFam-IPEC that it may be considering making, or that has made, a takeover proposal and SpeedFam-IPEC has agreed to keep Novellus fully informed of the status of any such takeover proposal notice or request and to provide Novellus with a true summary of such takeover proposal notice or request.

      In addition, neither SpeedFam-IPEC nor its representatives may take any action with respect to a superior proposal unless:

•	SpeedFam-IPEC’s board of directors has determined, after consultation with SpeedFam-IPEC’s investment bankers, that the third party making such superior proposal is actually capable of making the superior proposal upon satisfactory completion of such third party’s review of the information supplied by SpeedFam-IPEC; and

•	SpeedFam-IPEC provides such non-public information to such third party pursuant to a non-disclosure or confidentiality agreement at least as restrictive as the one entered into between SpeedFam-IPEC and Novellus in connection with the merger.

      Additionally SpeedFam-IPEC cannot, and has agreed not to permit any of its officers, directors, employees or other representatives to agree to or intentionally endorse any takeover proposal, including any superior proposal) unless Novellus or SpeedFam-IPEC first terminates the reorganization agreement and SpeedFam-IPEC pays to Novellus all termination fees payable to Novellus under the reorganization agreement.

      A “takeover proposal” means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving SpeedFam-IPEC or any of its subsidiaries or the acquisition of any significant equity interest (30%) in, or a significant portion of the assets (30% or more on a consolidated basis) of, SpeedFam-IPEC or any of its subsidiaries, other than the transactions contemplated by the reorganization agreement.

      A “superior proposal” means any takeover proposal which the board of directors of SpeedFam-IPEC determines in good faith (after consultation with its financial advisors) would, if consummated, result in a transaction more favorable to SpeedFam-IPEC’s shareholders than the transaction contemplated by the reorganization agreement.

      The agreements in the reorganization agreement related to SpeedFam-IPEC’s ability to discuss or accept alternative or superior proposals are extremely complicated and not easily summarized. You are urged to carefully read section 4.3 of the reorganization agreement entitled “No Solicitation.”

Recommendation of the Board of Directors.

      SpeedFam-IPEC has agreed to include in this proxy statement-prospectus the recommendation of its board of directors to its shareholders concerning the adoption of the reorganization agreement. Notwithstanding this agreement, SpeedFam-IPEC may withdraw or modify or fail to make its recommendation of the merger following the making of a superior proposal, if:

•	SpeedFam-IPEC’s board of directors believes in good faith that a superior proposal has been made; and

•	Following consultation with outside legal counsel, SpeedFam-IPEC’s board of directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of SpeedFam-IPEC’s board of directors to the shareholders of SpeedFam-IPEC under applicable laws.

SpeedFam-IPEC’s Employee Benefit Plans.

      Individuals who are employed by SpeedFam-IPEC at the time the merger is completed will continue to be employees of either SpeedFam-IPEC as the surviving corporation in the merger or Novellus. Novellus has agreed to provide benefits to employees of the surviving corporation of the merger and/or of Novellus, including the right to participate in Novellus’ 401(k) Plan, which in the aggregate are no less favorable than those provided from time to time by Novellus and its subsidiaries to their respective similarly situated employees. Individuals who are employed by the surviving corporation or Novellus after the merger is completed will be permitted to participate in Novellus’ employee stock purchase plan beginning on the first enrollment date following the effective time of the merger and subject to compliance with the eligibility provisions of such plan.

Treatment of SpeedFam-IPEC Stock Options.

      Novellus will assume SpeedFam-IPEC’s 1991 Employee Incentive Stock Option Plan, as amended, IPEC 1992 Stock Option Plan, as amended, 1995 Stock Option Plan for Employees and Directors, as amended, 2001 Nonstatutory Stock Option Plan and a Non-Plan Stand Alone Stock Option Agreement between SpeedFam-IPEC and Peter Simone and all options granted under such plans in the merger. Upon completion of the merger, each outstanding option award will be assumed by Novellus, and will be exercisable on the same terms and conditions as under the applicable SpeedFam-IPEC stock option plans, with adjustments described below. Each outstanding option to purchase SpeedFam-IPEC common stock will be converted, in accordance with its terms, into an option to purchase that whole number of shares of Novellus common stock, rounded down to the nearest whole share, equal to 0.1818 times the number of shares of SpeedFam-IPEC common stock subject to the outstanding option. The exercise price will equal the exercise price per share of SpeedFam-IPEC common stock subject to the option before conversion divided by 0.1818, rounded up to the nearest tenth of a cent.

      Novellus will file a registration statement on Form S-8 for the shares of Novellus common stock issuable with respect to options under the SpeedFam-IPEC stock option plans and will use its reasonable best efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

Treatment of SpeedFam-IPEC Warrants.

      Novellus will assume outstanding warrants to purchase 338,210 shares of SpeedFam-IPEC common stock, which currently have an exercise price of $34.61 per share. The warrants to purchase shares of SpeedFam-IPEC common stock will be converted, in accordance with the provisions of such warrants, into warrants to purchase that whole number of shares of Novellus common stock, rounded down to the nearest whole share, equal to that number of shares of SpeedFam-IPEC common stock subject to the outstanding warrants multiplied by a fraction the numerator of which is the closing price of SpeedFam-IPEC’s common stock on the last trading day prior to the closing date of the merger and the denominator of which is the closing price of Novellus’ common stock on the last trading day prior to the closing date of the merger. The exercise price of the warrants will equal the exercise price per share of SpeedFam-IPEC common stock subject to the warrants before conversion divided by a fraction the numerator of which is the closing price of SpeedFam-IPEC’s common stock on the last trading day prior to the closing date of the merger and the denominator of which is the closing price of Novellus’ common stock on the last trading day prior to the closing date of the merger, rounded up to the nearest tenth of a cent. Pursuant to the terms of the warrants, the holders of the warrants may elect to exercise the warrants immediately prior to the closing of merger if the holder gives SpeedFam-IPEC a written notice of its intent to exercise at least five business days prior to the closing of the merger.

Treatment of SpeedFam-IPEC Convertible Notes.

      Novellus and SpeedFam-IPEC have agreed to enter into a supplemental indenture for the convertible notes issued by SpeedFam-IPEC under the indenture between IPEC and State Street Bank and Trust Company of California, N.A., as trustee, dated as of September 15, 1997, as amended by that certain First Supplemental Indenture by and among SpeedFam-IPEC, IPEC and State Street Bank and Trust Company of California, N.A., as Trustee, dated April 6, 1999, whereby Novellus will assume the obligation and liabilities of SpeedFam-IPEC with respect to the convertible notes, with adjustments described below. The convertible notes will be convertible, in accordance with their terms, into that whole number of shares of Novellus common stock, rounded down to the nearest whole share, equal to 0.1818 times the number of shares of SpeedFam-IPEC common stock subject to the outstanding convertible notes. The conversion price will equal the conversion price per share of SpeedFam-IPEC common stock subject to the convertible notes before conversion divided by 0.1818, rounded up to the nearest tenth of a cent.

Indemnification and Directors and Officers Insurance.

      Novellus has agreed to, following the merger, indemnify each current and former director and officer of SpeedFam-IPEC or any of its subsidiaries to the extent provided in SpeedFam-IPEC’s current articles of incorporation, bylaws or existing indemnification agreements, Novellus has also agreed, for a period of six years after the effective time of the merger to provide officers’ and directors’ liability insurance for acts and omissions occurring on or prior to the effective time of the merger, and to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in the reorganization agreement to the extent that the indemnified party is determined to be entitled to indemnification under the reorganization agreement. See “Interests of Directors and Executive Officers of SpeedFam-IPEC in the Merger — Indemnification and Directors’ and Officers’ Insurance” on page 70.

Consents and Antitrust Filings.

      Each of Novellus and SpeedFam-IPEC have agreed to:

•	Use commercially reasonable efforts to obtain all consents and approvals required to be obtained by each for the consummation of the merger, including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and to resolve objections, if any, that may be asserted by any governmental entity;

•	Use best efforts to obtain all necessary consents, waivers and approvals under any material contracts in connection with the merger for the assignment of the contract;

•	Consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law;

•	Cooperate and use all commercially reasonable efforts vigorously to contest and resist any action or proceeding and to have vacated or overturned any decree, judgment, injunction or other order that is in effect and that prohibits or restricts consummation of the merger, unless both parties agree that litigation is not in their respective best interests;

•	Take all appropriate action and do all things necessary, proper or advisable under applicable law or otherwise to complete the merger;

•	Obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the reorganization agreement and the merger; and

•	Make all necessary filings and submissions required under applicable federal or state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other antitrust regulations and any other applicable law.

Conditions to Completion of the Merger.

      Conditions to Novellus and SpeedFam-IPEC’s Obligations to Complete the Merger. Novellus’ and SpeedFam-IPEC’s obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or, in the case of legal opinions, waived, before the completion of the merger include the following:

•	The registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must become effective, no stop order may be issued and no proceedings for suspension of its effectiveness may be initiated by the SEC;

•	The reorganization agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of SpeedFam-IPEC common stock;

•	No law, rule, regulation, judgment, decree, injunction, executive order or award may have been enacted or issued or be effective which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	The waiting period, and any extensions, applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or under any other foreign antitrust or combination law and any material filing, comment, approval or authorization legally required must either have expired, been terminated or obtained; and

•	Legal opinions regarding the treatment of the merger as a tax-free reorganization must be received by Novellus and SpeedFam-IPEC; although this condition may be waived by the parties, the vote of the shareholders of SpeedFam-IPEC would be required to be resolicited should the federal income tax consequences to them be determined to be materially different from those described in this proxy statement-prospectus.

      Conditions to SpeedFam-IPEC’s Obligation to Complete the Merger. SpeedFam-IPEC’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Novellus’ representations and warranties must be materially true and correct, except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on Novellus; and

•	Novellus must have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by Novellus at or before completion of the merger.

      Conditions to Novellus’ Obligation to Complete the Merger. Novellus’ obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	SpeedFam-IPEC’s representations and warranties must be materially true and correct, except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on SpeedFam-IPEC;

•	SpeedFam-IPEC must have performed or complied in all material respects with all of its agreements and covenants, including its covenant to use commercially reasonable efforts to obtain material consents to the merger, to be performed or complied with by SpeedFam-IPEC at or before completion of the merger;

•	SpeedFam-IPEC shall not have incurred any expenses, costs or other fees in excess of specified amounts set forth in the reorganization agreement; and

•	Holders of no more than 10% of the outstanding shares of SpeedFam-IPEC have either elected to exercise their rights to dissent from the merger or shall be otherwise entitled to exercise their rights to dissent from this merger.

      The agreements in the reorganization agreement related to Novellus’ and SpeedFam-IPEC’s obligations to complete the merger are complicated and not easily summarized. You are urged to carefully read Article VI of the reorganization agreement and sections 6.1, 6.2 and 6.3 thereunder entitled “Conditions to Obligations of Each Party to Effect the Merger;” “Additional Conditions to Obligations of Company,” and “Additional Conditions to Obligations of Parent,” respectively.

Termination of the Reorganization Agreement.

      Termination of Reorganization Agreement by Novellus or SpeedFam-IPEC. The reorganization agreement may be terminated by either Novellus or SpeedFam-IPEC:

•	By mutual written consent of Novellus and SpeedFam-IPEC;

•	If the merger is not completed before February 11, 2003, which date may be extended by the mutual consent of Novellus and SpeedFam-IPEC;

•	If there is any permanent injunction or other order of a court or other authority preventing the consummation of the merger shall which has become final and nonappealable; or

•	If SpeedFam-IPEC’s shareholders do not adopt the reorganization agreement at the SpeedFam-IPEC special meeting.

      Termination of Reorganization Agreement by Novellus. In addition, Novellus may terminate the reorganization agreement if:

•	SpeedFam-IPEC materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach of the no solicitation restrictions of the reorganization agreement and other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on SpeedFam-IPEC) and the breach is not cured within 20 business days of written notice of the breach;

•	SpeedFam-IPEC’s board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus or recommends, endorses, accepts or agrees to a takeover proposal or resolves to do any of the foregoing;

•	SpeedFam-IPEC’s board of directors publicly announces that it has rejected a takeover proposal, but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following Novellus’ request for such a reaffirmation;

•	A person unaffiliated with Novellus starts a tender or exchange offer for 30% or more of the outstanding shares of SpeedFam-IPEC, and SpeedFam-IPEC’s board of directors (i) recommends that its shareholders tender their shares or (ii) fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such offer and in either case, fails to deliver to Novellus a written reaffirmation of its recommendation of the merger within five business days following Novellus’ request for such a reaffirmation;

•	SpeedFam-IPEC’s board of directors fails to call and hold a shareholders meeting by December 31, 2002; or

•	SpeedFam-IPEC or any of its subsidiaries or their respective officers, directors, employees or representatives willfully breach or violate the no solicitation restrictions of the reorganization agreement.

      Termination of Reorganization Agreement by SpeedFam-IPEC. Furthermore, SpeedFam-IPEC may terminate the reorganization agreement if:

•	Novellus materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on Novellus) and the breach is not cured within 20 business days of written notice of the breach; or

•	SpeedFam-IPEC’s board of directors recommends, endorses, accepts or agrees to an alternative transaction which is superior to the merger or resolves to recommend, endorse, accept or agree to such superior transaction.

      The agreements in the reorganization agreement related to Novellus’ and SpeedFam-IPEC’s ability to terminate the reorganization agreement are complicated and not easily summarized. You are urged to carefully read sections 7.1 and 7.2 of the reorganization agreement entitled “Termination” and “Effect of Termination.”

Expenses; Payment of Termination Fees.

      Expenses. Except as described below, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the transaction is completed.

      Payment of Termination Fees. SpeedFam-IPEC must pay Novellus a termination fee equal to $5 million upon the termination of the reorganization agreement and the occurrence of the following events:

•	SpeedFam-IPEC’s board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus or recommends, endorses, accepts or agrees to an alternative transaction meeting the requirements set forth in the reorganization agreement or resolves to do any of the foregoing;

•	SpeedFam-IPEC’s board of directors publicly announces that it has rejected a takeover proposal, but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following Novellus’ request for such a reaffirmation;

•	A person unaffiliated with Novellus starts a tender or exchange offer for 30% or more of the outstanding shares of SpeedFam-IPEC, and SpeedFam-IPEC’s board of directors (i) recommends that its shareholders tender their shares or (ii) fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such offer and, in either case, fails to deliver to Novellus a written reaffirmation of its recommendation of the merger within five business days following Novellus’ request for such a reaffirmation;

•	SpeedFam-IPEC’s board of directors recommends, endorses, accepts or agrees to an alternative transaction which is superior to the merger or resolves to recommend, endorse, accept or agree to such superior transaction; or

•	SpeedFam-IPEC’s shareholders fail to approve the merger after a takeover proposal has been made, and within six months of termination of the reorganization agreement SpeedFam-IPEC enters into a term sheet, letter of intent or definitive agreement with respect to a transaction associated with a takeover proposal.

      Alternatively, SpeedFam-IPEC must pay a termination fee of $2.5 million upon the termination of the reorganization agreement if SpeedFam-IPEC or any of its subsidiaries or their respective officers, directors, employees or representatives willfully breaches or violates the no solicitation restrictions of the reorganization agreement.

      Additionally, SpeedFam-IPEC must promptly reimburse Novellus for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Novellus in connection with the reorganization agreement (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel) if the reorganization agreement is terminated by Novellus because SpeedFam-IPEC materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach of the no solicitation restrictions or a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on SpeedFam-IPEC) and the breach is not cured within 20 business days of written notice of the breach.

      Novellus must promptly reimburse SpeedFam-IPEC for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by SpeedFam-IPEC in connection with the reorganization agreement (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel) if the reorganization agreement is terminated by SpeedFam-IPEC because Novellus materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on Novellus) and the breach is not cured within 20 business days of written notice of the breach.

      The agreements in the reorganization agreement related to Novellus’ and SpeedFam-IPEC’s obligations to pay expenses and termination fees are complicated and not easily summarized. You are urged to carefully read section 7.3 of the reorganization agreement entitled “Expenses and Termination Fees.”

Extension, Waiver and Amendment.

      SpeedFam-IPEC and Novellus may amend the reorganization agreement at any time prior to the closing of the merger. However, after the adoption of the reorganization agreement by the SpeedFam-IPEC shareholders, SpeedFam-IPEC and Novellus may not amend the reorganization agreement if the amendment would alter or change the amount or kind of consideration to be received on conversion of SpeedFam-IPEC’s stock, alter or change any term of the Articles of Incorporation of the surviving corporation to be effected by the merger, or alter or change any of the terms and conditions of the reorganization agreement, if such alteration or change would materially adversely affect the holders of SpeedFam-IPEC stock.

      At any time prior to the closing of the merger, SpeedFam-IPEC or Novellus may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the reorganization agreement or waive compliance by the other party with any agreement or condition contained in the reorganization agreement.

Restrictions on the Ability to Sell Novellus Stock.

      Under the reorganization agreement, Novellus will be entitled to place appropriate legends on the certificates evidencing any Novellus common stock to be received by affiliates of SpeedFam-IPEC. In addition, affiliates of SpeedFam-IPEC have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Novellus common stock to be received by them in the merger.

      All shares of Novellus common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Novellus or SpeedFam-IPEC under the federal securities laws. Shares of Novellus common stock held by affiliates of Novellus may only be sold pursuant to a registration statement or exemption under the Securities Act, or as permitted under the rules of the Securities Act.

Operations After the Merger.

      Following the merger, SpeedFam-IPEC will continue its operations as a wholly-owned subsidiary of Novellus for a period of time determined by Novellus. Some officers of Novellus may serve as officers of SpeedFam-IPEC. The executives of SpeedFam-IPEC will assume the roles and positions with either the surviving corporation or Novellus described under “Interests of Directors and Executive Officers of SpeedFam-IPEC in the Merger” beginning on page 69. The shareholders of SpeedFam-IPEC will become shareholders of Novellus, and their rights as shareholders of Novellus will be governed by the Novellus articles of incorporation, as currently in effect, the Novellus bylaws and the laws of the State of California. See “Comparison of Rights of Holders of SpeedFam-IPEC Common Stock and Novellus Common Stock” beginning on page 91 below.

COMPARISON OF RIGHTS OF HOLDERS OF SPEEDFAM-IPEC COMMON STOCK AND

NOVELLUS COMMON STOCK

      The following discussion of certain similarities and material differences between the rights of SpeedFam-IPEC shareholders and the rights of Novellus shareholders under Novellus’ and SpeedFam-IPEC’s respective articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the California Corporations Code and the Illinois Business Corporation Act, the common law thereunder and the full text of the articles of incorporation and bylaws of each of Novellus and SpeedFam-IPEC. While Novellus and SpeedFam-IPEC believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a shareholder of SpeedFam-IPEC and being a shareholder of Novellus. When reading this description, please note that both California and Illinois law refers to holders of common stock as shareholders.

      As a shareholder of SpeedFam-IPEC, your rights are governed by SpeedFam-IPEC’s articles of incorporation, as amended, as currently in effect, and SpeedFam-IPEC’s amended and restated bylaws. After completion of the merger, you will become a shareholder of Novellus. As a Novellus shareholder, your rights will be governed by Novellus’ articles of incorporation and Novellus’ bylaws. In addition, Novellus is incorporated in California while SpeedFam-IPEC is incorporated in Illinois. Although the rights and privileges of shareholders of a Illinois corporation are in many instances comparable to those of shareholders of a California corporation, there are also differences.

Director Nominations and Shareholder Proposals.

      SpeedFam-IPEC. The SpeedFam-IPEC bylaws provide that shareholders may propose business to be brought before an annual meeting of shareholders or nominate directors for election at an annual meeting of shareholders only if the shareholders provide timely notice to SpeedFam-IPEC. In order to be timely, notice of a shareholder proposal or nomination must be delivered to the secretary of SpeedFam-IPEC not less than 120 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then notice of a shareholder proposal or nomination will be timely if it is received by the secretary of SpeedFam-IPEC not later than the close of business on the later of (A) 120 days in advance of the date of such annual meeting or (B) 10 days following the date on which the date of such annual meeting is publicly announced.

      Novellus. The Novellus bylaws provide that shareholders may propose business to be brought before a meeting of shareholders or nominate directors only if they provide notice to Novellus not less than 60 days nor more than 75 days prior to the date on which Novellus mails its proxy materials for the current year’s annual meeting of its shareholders.

Amendment to Governing Documents.

      SpeedFam-IPEC. Generally, under Illinois law, amendments to a corporation’s articles of incorporation (other than amendments relating to certain immaterial procedural matters) require the recommendation of the board of directors and the approval of shareholders holding two-thirds of the voting power of the corporation, except in cases where class voting is required, in which case, approval of two-thirds of the voting power of each such class is required. Under Illinois law, the holders of the outstanding shares of a class of securities are entitled to vote separately as a class if a proposed amendment to the articles of incorporation would:

•	Increase or decrease the aggregate number of authorized shares of such class;

•	Effect an exchange, reclassification, or cancellation of all or part of the shares of such class;

•	Change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares of such class;

•	In the case of a preferred or special class of shares, divide the shares of such class into series and fix or authorize the board of directors to fix the variations in the relative rights and preferences between the shares of such series;

•	Change the shares of such class into the same or a different number of shares of the same class or another class or classes;

•	Create a right of exchange of all or any part of the shares of another class into the shares of such class;

•	Create a new class of shares having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences subordinate to those of such class if such increase would then make the rights and preferences substantially equal to or superior to those of such class;

•	Limit or deny the existing preemptive rights of the shares of such class;

•	Cancel or otherwise affect dividends on the shares of such class which had accumulated but had not been declared; or

•	Limit or deny the voting rights of the shares of such class.

      In the event that a class of outstanding shares is divided into series, and a proposed amendment to the articles of incorporation would affect one or more but not all of such series in one or more of the ways specified above, then the holders of the outstanding shares of such class will not be entitled to vote as a class upon such proposed amendment. Instead, the holders of outstanding shares of each series to be affected by the proposed amendment in one or more of the ways specified above are entitled to vote separately as a class on such proposed amendment.

      Illinois law permits a corporation, through a provision in its articles of incorporation, to supersede the two-thirds voting requirement and specify a larger or smaller vote requirement for approval of amendments to its articles of incorporation. If a corporation specifies a smaller vote requirement, it may not be less than a majority of the votes of the shares entitled to vote on an amendment and not less than a majority of the votes of the shares of each class entitled to vote separately as a class on such amendment. The SpeedFam-IPEC articles of incorporation provide that an amendment to the articles of incorporation shall only require the approval of holders of a majority of the outstanding shares entitled to vote on such amendment, and a majority of the holders of each class or series of shares entitled to vote as a class on such amendment. This provision of the SpeedFam-IPEC articles of incorporation supersedes the two-thirds voting requirement for articles of incorporation amendments generally applicable to Illinois corporations.

      Illinois law provides that both the board of directors and shareholders have the power to make, alter, amend or repeal bylaws of a corporation, unless such power is reserved to shareholders in the articles of incorporation; however, Illinois law also provides that if adopted by shareholders, a specific bylaw may not be altered, amended or repealed by the board of directors if the bylaws so provide. The SpeedFam-IPEC articles of incorporation do not contain a provision that reserves to shareholders the power to make, alter, amend or repeal bylaws. The SpeedFam-IPEC bylaws provide that the bylaws may be altered, amended or repealed, and new bylaws may be adopted, by either the shareholders or the board of directors.

      Novellus. Unless otherwise specified in a California corporation’s articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The Novellus articles of incorporation do not require a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

•	Increase or decrease the aggregate number of authorized shares of such class;

•	Effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

•	Effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

•	Change the rights, preferences, privileges or restrictions of the shares of such class;

•	Create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

•	In the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

•	Cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

      Under California law, a corporation’s bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Novellus bylaws provide that the Novellus bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Novellus board of directors may not amend the Novellus bylaws in order to change the provisions regarding adoption, amendment or repeal of the Novellus bylaws or to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of four and a maximum of seven directors).

Mergers and Other Major Transactions.

      SpeedFam-IPEC. Under the Illinois Law, approval of at least two-thirds of the votes entitled to vote thereon (unless any class or series is entitled to vote thereon, in which case the additional approval of at least two-thirds of the votes of such class or series) is required for mergers (other than certain so-called parent-subsidiary mergers), consolidations, share exchanges and sales, leases, exchanges or other dispositions of all or substantially all of the property and assets (outside of the ordinary course of business), with or without goodwill, of a corporation, unless the articles of incorporation specify a different approval threshold (not to be reduced below a majority of the votes entitled to vote thereon). The SpeedFam-IPEC articles of incorporation provide that a merger, consolidation, share exchange, or sale, lease, exchange or other disposition of all or substantially all of the property or assets of SpeedFam-IPEC shall only require the approval of holders of a majority of the outstanding shares entitled to vote on such matter (and a majority of the holders of each class or series of shares entitled to vote as a class on such matter). This provision of the SpeedFam-IPEC articles of incorporation supersedes the two-thirds voting requirement for specified major corporate transactions generally applicable to Illinois corporations.

      Novellus. Under the California Law, approval of at least a majority of the votes entitled to vote thereon (unless any class or series is entitled to vote thereon, in which case the additional approval of at least a majority of the votes of such class or series) is required for mergers (other than certain so-called parent-subsidiary mergers), consolidations, share exchanges and sales, leases, exchanges or other dispositions of all or substantially all of the property and assets (outside of the ordinary course of business), with or without goodwill, of a corporation, unless the articles of incorporation specify a different approval threshold (not to be reduced below a majority of the votes entitled to vote thereon).

Cumulative Voting.

      SpeedFam-IPEC. Illinois law generally provides that shareholders have the right to vote cumulatively in all elections for directors. However, Illinois law permits a corporation to limit or eliminate cumulative voting rights in all or specified circumstances by a provision in its articles of incorporation. SpeedFam-IPEC has expressly eliminated the right of its shareholders to vote cumulatively in elections for directors.

      Novellus. Under the cumulative voting provisions in Novellus’ bylaws, each shareholder may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or such shareholder may distribute his or her votes among as many candidates as the shareholder sees fit. However, cumulative voting will not be available to Novellus shareholders unless, at a meeting of shareholders, at least one shareholder has given written notice of his intention to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

Appraisal Rights.

      SpeedFam-IPEC. Illinois law provides shareholders the right to dissent from, and obtain payment of the fair value of their respective shares in connection with, any of the following corporate actions:

•	Consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party;

•	Consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

•	Certain amendments of the articles of incorporation that materially and adversely affects rights with respect to shares of a dissenting shareholder; and

•	Any other action taken pursuant to a shareholder vote if the articles of incorporation, bylaws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in connection with such action.

      Neither the SpeedFam-IPEC articles of incorporation or bylaws grant any additional dissenters’ rights and there exists no resolution of the board of directors providing for additional dissenters’ rights.

      For a description of the rights of dissenting shareholders of SpeedFam-IPEC under Illinois law in connection with the merger, as well as certain procedural requirements applicable to such dissenting shareholders, see “The Merger — Appraisal Rights” on page 76.

      Novellus. Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the reorganization, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve Systems, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class. See “The Merger — Appraisal Rights” on page 76.

Derivative Action.

      SpeedFam-IPEC. Illinois law generally provides that a shareholder may only bring a derivative action on behalf of a corporation if the shareholder was a shareholder of record of the corporation at the time of the transaction in question or his or her shares devolved to him or her thereafter by operation of law from a person who was a shareholder at the time of the transaction in question. However, in the discretion of the court, a shareholder who does not meet the foregoing requirements may be allowed to bring a derivative action upon a preliminary showing to, and determination by, the court that such shareholder acquired his or her shares prior to disclosure of the wrongdoing of which he or she complains. The shareholder is not required to make a demand on the board of directors prior to filing suit, but, if no such demand is made, the shareholder’s complaint must explain why he or she did not make a demand on the board. If a demand is made and the corporation’s investigation of the demand is in progress when the action is brought, the court may stay the proceeding for the lesser of 30 days or completion of the corporation’s investigation. Illinois law does not provide the corporation or defendant in a derivative suit with a statutory right to request an order requiring the plaintiff shareholder to furnish a security bond.

      Novellus. California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board before filing suit. The California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Right to Call Special Meeting of Shareholders.

      SpeedFam-IPEC. Illinois law provides that special meetings of the shareholders of a corporation may be called by the president of the corporation, by the corporation’s board of directors, by the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called, or by such other officers or persons as provided in the corporation’s articles of incorporation or bylaws. In addition to the persons specified by Illinois law, the SpeedFam-IPEC bylaws provide that a special meeting of shareholders may be called by the chairman of the corporation’s board of directors or the corporation’s chief executive officer. The SpeedFam-IPEC bylaws expressly state that no other person is entitled to call a special meeting. The bylaws provide that if a special meeting of shareholders is called by any person other than the board of directors, the person or persons calling the meeting must first deliver a written request to the chairman, chief executive officer or secretary of the corporation specifying the general nature of the business proposed to be transacted. No business may be transacted at the special meeting other than as specified in such notice. The board of directors will determine the time and place of a special meeting of shareholders, which may not be less than 35 nor more than 120 days after receipt of notice from the person or persons entitled to call such meeting.

      Novellus. California law provides that special meetings of the shareholders of a corporation may be called by the corporation’s board of directors, by the chairman of the board of directors of the corporation, by the president of the corporation, by the holders of shares entitled to cast not less than ten percent of the votes entitled to vote on the matter for which the meeting is called, or by such other officers or persons as provided in the corporation’s articles of incorporation or bylaws.

Shareholder Consent in Lieu of Meeting.

      SpeedFam-IPEC. Illinois law provides that, unless the articles of incorporation otherwise provide, any action required to, or which may, be taken at any annual or special meeting of the shareholders of an Illinois corporation may be taken without a meeting and without a vote if a written consent is signed (i) by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or (ii) by all of the corporation’s shareholders entitled to vote with respect to the subject matter thereof. If, however, the consent is signed by less than all of the shareholders entitled to vote, the consent will not become effective unless a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof at least five days prior to the execution of the consent and, after the effective date of the consent, prompt written notice of such action is delivered to those shareholders who have not so consented. The articles of incorporation of SpeedFam-IPEC do not deny the right of shareholders to act by written consent.

      Novellus. Under California law, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If consent is sought for less than all shareholders entitled to vote, notice as required under the California law shall be given. The Novellus bylaws provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Fiduciary Duties of Directors.

      Directors of corporations incorporated or organized under Illinois law and California law have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of “due care” and “loyalty.” Under both Illinois and California law, the duty of loyalty generally requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders. Unlike California law, however, Illinois statutory law includes a provision specifically permitting directors, in considering the best long-term and short-term interests of the corporation, to consider the effects of any action (including, without limitation, actions that may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers, customers of the corporation and its subsidiaries, and upon communities in which offices or other establishments of the corporation or its subsidiaries are located and all other pertinent factors. Under both Illinois and California law, the duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

Indemnification.

      SpeedFam-IPEC. Under Illinois law, a corporation is permitted to indemnify present or former directors, officers, employees, and agents under certain circumstances and is required to indemnify such persons under certain circumstances.

      Illinois law generally permits a corporation to indemnify a present or former officer, director, employee or agent for expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by such person in connection with actions, suits and proceedings against such person (other than an action by or in the right of the corporation), if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the name of the corporation, Illinois law generally permits a corporation to indemnify a present or former officer, director, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, if such person is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate.

      Illinois law provides that indemnification of a present or former director, officer or employee of a corporation against reasonable expenses incurred in connection with an action, suit or proceeding against such person for actions in such capacity is mandatory to the extent such person has been successful, on the merits or otherwise, in the defense of such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

      Advancement of expenses prior to the final disposition of an action is permitted under Illinois law, provided that the officer or director receiving such advances must undertake to repay those expenses if it is ultimately determined that he or she is not entitled to indemnification with regard to the action for which the expenses were advanced. Such expenses incurred by a former director or officer or other employees and agents may be paid on such terms and conditions, if any, as the corporation deems appropriate.

      Illinois law grants express power to a corporation to purchase and maintain insurance for its directors, officers, employees, and agents, and for other persons serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, regardless of the corporation’s power to indemnify such person for such liabilities.

      The bylaws of SpeedFam-IPEC contain provisions which make indemnification of directors, officers, employees and agents mandatory in instances where such indemnification is permitted by Illinois law. Under the SpeedFam-IPEC bylaws, the corporation is permitted, but not required, to advance expenses to directors, officers, employees and agents. The bylaws provide that no expenses may be advanced unless SpeedFam-IPEC has received an undertaking by the director, officer, employee or agent to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified. If SpeedFam-IPEC indemnifies or advances expenses to a director or officer in connection with an action brought by or in the right of the corporation, the bylaws and Illinois law provide that SpeedFam-IPEC must report the indemnification or advance in writing to shareholders with or before the notice of the next meeting of shareholders.

      Novellus. Under California law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

      The indemnification authorized by California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Novellus articles of incorporation and the Novellus bylaws provide for the indemnification of its agents (as defined under the California law) to the fullest extent permissible under California law, which may be in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

      California law also allows for the advance payment of an indemnitee’s expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

      Insofar as indemnification for liabilities under securities laws may be permitted to directors, officers or persons controlling Novellus, pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

      In addition, provisions of the recently enacted Sarbanes-Oxley Act of 2002 may otherwise restrict the rights of officers and directors to be indemnified pursuant to state law.

Director Liability.

      SpeedFam-IPEC. Illinois law provides that the articles of incorporation of an Illinois corporation may include a provision eliminating or limiting the personal liability of a director of the corporation subject to certain limitations. Accordingly, the SpeedFam-IPEC articles of incorporation include a provision stating that directors shall not be liable to the corporation or its shareholders for monetary damages for breach of their fiduciary duties, provided that the foregoing does not eliminate or limit the liability of a director for (i) breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) liability arising under Section 8.65 under the Illinois Business Corporation Act, or (iv) any transaction from which the director derived an improper personal benefit. Notwithstanding the foregoing limitation of liability, under Section 8.70 of the Illinois Business Corporation Act a director who makes or receives commercial bribes in violation of the

Illinois Criminal Code is liable to the corporation for treble damages (based on the aggregate amount given or received) plus attorney’s fees.

      Novellus. California law provides that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its shareholders, provided such liability does not arise from certain proscribed conduct including, in the case of California law, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The Novellus articles of incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.

Anti-Takeover Provisions and Interested Shareholder Transactions.

      SpeedFam-IPEC. Illinois is among a number of states that have adopted special laws designed to make certain kinds of “unfriendly” corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Section 11.75 of the Illinois Business Corporation Act prohibits certain corporations with certain minimum contacts to Illinois from engaging in a “business combination” with an “interested shareholder” for three years following the time that such person becomes an interested shareholder unless certain actions occur.

      With certain exceptions, an “interested shareholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (whereby the outstanding voting shares will include shares deemed to be owned by such person through any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

      The term “business combination” is defined broadly to include mergers with or caused by the interested shareholder, sales or other dispositions to the interested shareholder (except proportionately with the corporation’s other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock, the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder (with certain exceptions), or receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or a subsidiary.

      The three-year prohibition imposed on business combinations by Section 11.75 does not apply if:

•	Before the time on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder;

•	The interested shareholder owns 85% of the corporation’s voting stock (excluding certain shares) upon consummation of the transaction that made him an interested shareholder; or

•	On or after the time such person becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholder meeting (and not by written consent) by at least 66 2/3% of the voting stock not owned by the interested shareholder.

      In addition to any shareholder approval of a business combination required by Section 11.75 and the articles of incorporation, Section 7.85 of the Illinois Business Corporation Act imposes a separate shareholder approval requirement in connection with business combinations involving a “reporting company” and an interested shareholder. A “reporting company” is a corporation subject to the reporting requirements of the Securities Exchange Act. Section 7.85 generally requires the approval of holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the reporting company’s capital stock entitled to vote generally in the election of directors, and the approval of a majority of the voting shares held by disinterested shareholders of the reporting company.

      This separate shareholder approval requirement for reporting companies is not applicable if the business combination is approved by at least two-thirds of the directors who are not associated with the interested shareholder or if certain procedural and price requirements specified in Section 7.85 are met.

      An Illinois corporation may elect not to be governed by Sections 7.85 and 11.75 by

•	A provision in its original articles of incorporation;

•	An amendment to its bylaws adopted by the board of directors within 90 days of the effective date of such Section; or

•	An amendment to its articles of incorporation or bylaws approved by the affirmative vote of a majority of the shares entitled to vote generally in the election of directors. Generally, such an amendment will not be effective until 12 months after its adoption and will not apply to a business combination with a party who became an interested shareholder on or prior to its adoption.

      SpeedFam-IPEC has not made this election, and any future election not to be governed by Sections 7.85 and 11.75 would need to be approved by the corporation’s shareholders. However, SpeedFam-IPEC’s board of directors has unanimously approved the reorganization agreement and the merger. Therefore, neither Section 7.85 nor Section 11.75 will apply to the merger.

      Novellus. Under California law, there are no statutory provisions comparable to Sections 7.85 and 11.75 of the Illinois Business Corporation Act. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Advance Notice and Record Date.

      SpeedFam-IPEC. Illinois law and the SpeedFam-IPEC bylaws provide that written notice of each meeting of shareholders must be delivered to shareholders not less than 10 nor more than 60 days before the date of the meeting, or in the case of a merger, share exchange, dissolution or sale, lease or exchange of assets, not less than 20 nor more than 60 days before the meeting. Illinois law and the SpeedFam-IPEC bylaws permit the board of directors to fix a record date for the purpose of determining shareholders entitled to vote at a meeting of shareholders. In most cases, the record date must be not more than 60 days nor less than 10 days before the date of the meeting. In the case of a meeting relating to a merger, share exchange, dissolution or sale, lease or exchange of assets, the record date must be not more than 60 nor less than 20 days before the date of such meeting.

      Novellus. California law requires that shareholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of the meeting in which shareholders are required or permitted to take any action at a meeting. California law and the Novellus bylaws permit the board of directors to fix in advance a record date for the purpose of determining shareholders entitled to vote at a meeting of shareholders, which shall not be more than 60 nor less than 10 days prior to the date of such meeting nor more than 60 days prior to any other action.

Inspection of Books and Records.

      SpeedFam-IPEC. Under Illinois law, any shareholder of record acting with a proper purpose has the right to examine and copy, in person or by agent, at any reasonable time or times, a corporation’s accounting books and records, the minutes of proceedings of the shareholders or board of directors, voting trust agreements filed with the corporation and the list of shareholders. Illinois law also provides for an absolute right to request and receive, within 14 days of such request, a balance sheet as of the close of the corporation’s latest fiscal year and a profit and loss statement for such fiscal year; provided, however, that if the request is received by the corporation before such financial statements are available, the corporation shall mail such financial statements within 14 days after they become available but in any event within 120 days after the close of its latest fiscal year.

      Novellus. California law allows any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board and to inspect the shareholders’ list at any reasonable time during usual business hours, for a purpose reasonably related to such holder’s interests as a shareholder. California law also provides for an absolute right to inspect and copy the corporation’s shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation’s outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission.

Size of the Board of Directors.

      SpeedFam-IPEC. Under Illinois law, the number of directors is to be fixed by the bylaws, except the number of initial directors is fixed by the incorporators in the articles of incorporation or at the organizational meeting. In the absence of a bylaw fixing the number of directors, the number shall be the same as that fixed in the articles of incorporation or at the organizational meeting. The number of directors may be increased or decreased from time to time by amendment to the bylaws.

      The bylaws of an Illinois corporation may establish a variable range for the size of the board by prescribing a minimum and maximum (which may not exceed the minimum by more than five) number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the directors or the shareholders without further amendment to the by-laws. The bylaws of SpeedFam-IPEC provide that the number of directors may not be less than four or more than nine. Subject to these parameters, the board of directors may from time to time determine the number of directors.

      Novellus. Under California law, as provided in the articles of incorporation or bylaws, the number of directors may be specific or may be not less than a stated minimum nor more than a stated maximum, with the exact number to be fixed by the board or the shareholders. The minimum number cannot be less than three. A bylaw changing or fixing a number of directors may only be adopted by approval of a majority of the outstanding shares. The Novellus bylaws provide that the authorized number of directors of the corporation shall be not less than four nor more than seven, the exact number of directors to be fixed from time to time within such range by a bylaw or bylaw amendment adopted by a majority of the shares entitled to vote at a meeting of the shareholders at which a quorum is present or by the written consent of the holders of a majority of the outstanding shares entitled to vote or by the board of directors or a resolution of the board of directors.

Removal of Directors.

      SpeedFam-IPEC. Illinois law provides that one or more directors of a corporation may be removed, with or without cause, at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in an election of directors. The notice for any such meeting of shareholders must state that the purpose of the meeting is to vote upon the removal of one or more directors named in the notice. Only the director or directors named in the notice may be removed at the meeting. Under Illinois law, certain special removal provisions are applicable to corporations with cumulative voting or a classified board of directors. These provisions do not apply to SpeedFam-IPEC.

      Illinois law also provides that an Illinois court may, in certain limited circumstances, remove a director at the request of the corporation or the holders of at least ten percent of the outstanding shares of any class of capital stock. In order to remove a director under this provision of Illinois law, the court must find that (i) the director is engaged in fraudulent or dishonest conduct or has grossly abused his or her position to the detriment of the corporation, and (ii) removal is in the best interest of the corporation.

      Novellus. California law provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

Transactions Involving Directors.

      SpeedFam-IPEC. Under Illinois law, if a transaction is fair to a corporation at the time it is authorized, approved or ratified by the board of directors or shareholders, then the fact that a director of the corporation is directly or indirectly a party to the transaction is not grounds for invalidating the transaction or the director’s vote regarding the transaction. Nevertheless, in a proceeding contesting the validity of an interested director transaction, the person asserting the validity of such transaction has the burden of proving the fairness of such transaction unless:

•	The material facts of the transaction and the director’s interest or relationship were disclosed or known to the board of directors or a committee of the board, and the board or committee authorized, approved or ratified the transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum; or

•	The material facts of the transaction and the director’s interest or relationship were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction without counting the vote of any shareholder who is an interested director.

      Novellus. California law states that any contract or transaction between a corporation and any of its directors, or a second corporation in which a director has a material financial interest is not void or voidable if the material facts as to the transaction and as to the director’s interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. California law also provides that such a contract or transaction also is not void or voidable if either after full disclosure the transaction is approved by the board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Filling Vacancies on the Board of Directors.

      SpeedFam-IPEC. Illinois law provides that any vacancy occurring in the board of directors and any directorship to be filled by reason of an increase in the number of directors may be filled by election at the annual meeting of shareholders or at a special meeting of shareholders called for that purpose. Illinois law also provides that the bylaws of a corporation may provide a method for filling vacancies arising between meetings of shareholders by reason of an increase in the number of directors or otherwise, by director or shareholder action and, in the absence of such provision, the board of directors may fill the vacancy. Under Illinois law, a director appointed by the board to fill a vacancy serves until the next meeting of shareholders at which directors are elected. The SpeedFam-IPEC bylaws provide that in the event one or more vacancies occur between meetings of shareholders, whether by increase in the number of directors or otherwise, the board of directors by majority vote of the directors then in office may fill such vacancy or vacancies and any such director so selected will serve until the next annual or special meeting of shareholders at which directors are elected.

      Novellus. Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of director can only be filled by the shareholders unless board approval is authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders. The Novellus bylaws authorize only Novellus’ shareholders to fill a vacancy created by the removal of a director.

Inspection of Shareholders List.

      SpeedFam-IPEC. Illinois law provides that any shareholder of record acting with a proper purpose has the right to examine and copy, in person or by agent, at any reasonable time or times, a corporation’s list of shareholders.

      Novellus. California law allows any shareholder upon written demand to inspect a corporation’s shareholders’ list for a purpose reasonably related to such person’s interests as a shareholder. In addition, California law provides an absolute right to inspect and copy the corporation’s shareholders’ list to persons holding an aggregate of 5% or more of a corporation’s voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission.

Dividends.

      SpeedFam-IPEC. Under Illinois law, a corporation may make distributions to its shareholders, unless, after giving effect to the distribution, the corporation would be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount then payable to shareholders having preferential rights in liquidation if the corporation were then liquidated.

      Novellus. Under California law, a corporation may make distributions to its shareholders, if after giving effect to the distribution, (i) the corporation is and in the future is likely to be able to meet its liabilities as they mature, and (ii) either (A) the dividend is paid out of its retained earnings, provided that the amount of retained earnings immediately before the distribution equal or exceeds the amount of the proposed distribution or (B) the total corporate assets would be at least one and one-quarter times its liabilities and the total current assets would be at least equal to its current liabilities.

Preemptive Rights.

      SpeedFam-IPEC. Illinois law provides that the shareholders of a corporation organized on or after January 1, 1982 do not have preemptive rights unless such rights are expressly conferred by the articles of incorporation. A corporation organized before January 1, 1982 may limit or deny preemptive rights to the extent provided in its articles of incorporation. SpeedFam-IPEC was originally organized an Illinois corporation in 1959. The SpeedFam-IPEC articles of incorporation expressly provide that shareholders of the corporation do not have preemptive rights.

      Novellus. California law provides that the shareholders of a corporation do not have preemptive rights unless such rights are expressly conferred by the articles of incorporation. The Novellus articles of incorporation do not provide for preemptive rights for shareholders of the corporation.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS,

MANAGEMENT AND DIRECTORS OF SPEEDFAM-IPEC

      The following table sets forth information concerning the beneficial ownership of common stock of SpeedFam-IPEC as of October 21, 2002 of the following:

•	Each person or entity who is known by SpeedFam-IPEC to own beneficially more than five percent of the outstanding shares of SpeedFam-IPEC common stock;

•	Each of SpeedFam-IPEC’s current directors;

•	The chief executive officer and other four most highly compensated officers of SpeedFam-IPEC (the “Named Executive Officers”); and

•	All directors and executive officers of SpeedFam-IPEC as a group.

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of October 21, 2002 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

      Except as otherwise indicated, SpeedFam-IPEC believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Information with respect to Dimensional Fund Advisors Inc., Gardner Lewis Asset Management, Candlewood Capital Management, L.L.C. and A.R. Schmeidler & Company is based solely on each such entity’s respective public filings made with the Securities and Exchange Commission.

	Common Stock

	Number of
	Shares	Percent of
	Beneficially	Outstanding
	Owned	Shares

5% Shareholders:
Dimensional Fund Advisors, Inc.	2,465,943	7.9%
1299 Ocean Avenue Santa Monica, California 90401
Gardner Lewis Asset Management	2,211,800	7.1%
285 Wilmington Chadds Ford, Pennsylvania 19317
Candlewood Capital Management, L.L.C.	2,022,685	6.5%
17 Hulfish Street Princeton, New Jersey 08542
A.R. Schmeidler & Company	2,022,485	6.5%
555 Fifth Street Princeton, New Jersey 08542

	Common Stock

	Number of
	Shares	Percent of
	Beneficially	Outstanding
	Owned	Shares

Executive Officers and Directors:
Richard Faubert(1)	422,367	1.3%
Neil R. Bonke(2)	156,500	*
Kenneth Levy(3)	190,124	*
J. Michael Dodson(4)	132,778	*
Giovanni Nocerino(5)	250,746	*
Carl Neun(6)	137,000	*
Peter J. Simone(7)	385,000	1.2%
Saket Chadda(8)	65,731	*
Robert Carey(9)	40,000	*
All directors and executive officers as a group (9 persons)	1,705,239	5.2%

*	Less than one percent.

(1)	Includes 368,000 shares subject to issuance to Mr. Faubert upon the exercise of certain stock options.

(2)	Includes 152,000 shares subject to issuance to Mr. Bonke upon the exercise of certain stock options.

(3)	All such shares are subject to issuance to Mr. Levy upon the exercise of certain stock options.

(4)	Includes 6,000 shares beneficially owned by Mr. Dodson’s children. Also includes 110,000 shares subject to issuance to Mr. Dodson upon the exercise of certain stock options.

(5)	Includes 186,667 shares subject to issuance to Mr. Nocerino upon the exercise of certain stock options.

(6)	Includes 135,000 shares subject to issuance to Mr. Neun upon the exercise of certain stock options.

(7)	All such shares are subject to issuance to Mr. Simone upon the exercise of certain stock options.

(8)	Includes 50,000 shares subject to issuance to Mr. Chadda upon the exercise of certain stock options.

(9)	All such shares are subject to issuance to Mr. Carey upon the exercise of certain stock options.

LEGAL MATTERS

      The validity of the shares of Novellus common stock offered by this proxy statement-prospectus and certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Novellus by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for SpeedFam-IPEC by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

      The consolidated financial statements and schedule of Novellus at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, are included in Novellus’ Annual Report on Form 10-K for the year ended December 31, 2001. These financial statements and schedule are incorporated by reference in the proxy statement-prospectus of SpeedFam-IPEC, which is referred to and made a part of this prospectus and registration statement of Novellus and have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing a change in Novellus’ method of accounting for revenue recognition in accordance with guidance provided in SEC Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements”) and is incorporated herein by reference. Ernst & Young LLP’s report as to the years 2000 and 1999 is based in part on the reports of Arthur Andersen LLP, independent auditors. Arthur Andersen LLP has not consented to the incorporation by reference in this proxy statement-prospectus of their report dated October 30, 2000 with respect to the consolidated financial statements of GaSonics International Corporation that are included in the GaSonics Form 10-K filed on December 26, 2000, and included as an exhibit to the Novellus Systems, Inc. Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this proxy statement-prospectus. Novellus has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this proxy statement-prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. Therefore, your right of recovery under that section may be limited as a result of the lack of consent. The financial statements referred to above are incorporated by reference into this document in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      The consolidated financial statements and schedule of SpeedFam-IPEC as of June 1, 2002 and June 2, 2001, and for each of the years in the three-year period ended June 1, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to a change in accounting for goodwill in fiscal 2002 and a change in accounting for revenue in fiscal 2001.

WHERE YOU CAN FIND MORE INFORMATION

      This proxy statement-prospectus includes information that has not been delivered or presented to you but is “incorporated by reference,” which means that Novellus and SpeedFam-IPEC disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement-prospectus, except for any information superseded by information provided in this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents listed below, which contain important information.

      Novellus and SpeedFam-IPEC are also incorporating by reference any additional documents that each files with the SEC as required by the Securities Exchange Act of 1934 between the date of this proxy statement-prospectus and the date of the special meeting of SpeedFam-IPEC shareholders.

      The following documents, which were filed by SpeedFam-IPEC with the SEC, are incorporated by reference into this proxy statement-prospectus:

•	SpeedFam-IPEC’s Annual Report on Form 10-K for the fiscal year ended June 1, 2002;

•	SpeedFam-IPEC’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2002; and

•	The description of SpeedFam-IPEC common stock contained in SpeedFam-IPEC’s Registration Statement on Form 8-A, filed on September 18, 1995, and any amendment or report filed for the purpose of updating such description.

      The following documents, which have been filed by Novellus with the SEC, are incorporated by reference into this proxy statement-prospectus:

•	Novellus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	Novellus’ Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;

•	Novellus’ Quarterly Report on Form 10-Q for the quarter ended June 29, 2002;

•	Novellus’ Current Report on Form 8-K filed on August 14, 2002; and

•	The description of Novellus common stock contained in Novellus’ Registration Statement on Form 8-A, filed on September 1, 1988, and any amendment or report filed for the purpose of updating such description.

      The documents incorporated by reference into this proxy statement-prospectus are available from SpeedFam-IPEC and Novellus upon request. SpeedFam-IPEC and Novellus will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference in this proxy-statement prospectus) to any person, without charge, upon oral or written request. Any request for documents should be made by November 28, 2002 to ensure timely delivery of the documents. Request for documents may be made in writing or by telephone.

Requests for documents relating to SpeedFam-IPEC should be directed to: Investor Relations Department SpeedFam-IPEC, Inc. 305 North 54th Street Chandler, AZ 85226 (480) 705-2100	Requests for documents relating to Novellus should be directed to: Investor Relations Department Novellus Systems, Inc. 4000 North First Street San Jose, CA 95134 (408) 943-9700

      You should rely only on the information contained in this document or to which Novellus or SpeedFam-IPEC have referred you. Neither Novellus nor SpeedFam-IPEC has authorized anyone to provide you with information that is different.

      Novellus and SpeedFam-IPEC each file reports, proxy statements and other information with the SEC. Copies of Novellus’ and SpeedFam-IPEC’s reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at:

Judiciary Plaza

Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

      You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

      Reports, proxy statements and other information concerning SpeedFam-IPEC and Novellus may also be inspected at:

The National Association of Securities Dealers, Inc.

1735 K Street, N.W.
Washington, D.C. 20006

      You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Novellus and SpeedFam-IPEC at http://www.sec.gov.

      Novellus has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to Novellus common stock to be issued to SpeedFam-IPEC shareholders in the merger. This proxy statement-prospectus constitutes the prospectus of Novellus filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as described above.

      If you have any questions about the merger, please call SpeedFam-IPEC’s Investor Relations at (480) 705-2100. You may also call Novellus’ Investor Relations at (408) 943-9700.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

by and among
NOVELLUS SYSTEMS, INC.
NHL ACQUISITION-SUB, INC.
and
SPEEDFAM-IPEC, INC.
August 11, 2002

Morrison & Foerster LLP

755 Page Mill Road
Palo Alto, California 94304-1018

A-i

A-ii

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
Other Schedules
Schedule 5.7	—	Company Affiliates
Schedule 5.8	—	Signatories of Shareholder Voting Agreement
Schedule 5.11(a)	—	Holders of Outstanding Company Options
Schedule 5.11(e)	—	Assumed Employment Agreements

EXHIBITS
Exhibit A-1	—	Form of Certificate of Merger
Exhibit A-2	—	Form of Articles of Merger
Exhibit B	—	Form of Bylaws
Exhibit C	—	Form of Shareholder Voting Agreement
Exhibit D	—	Confidentiality Agreement
Exhibit E	—	Form of FIRPTA Notice
Exhibit F	—	Form of IRS Notice
Exhibit G-1	—	Form of Certificate of Officer of Company
Exhibit G-2	—	Form of Certificate of Officer of Parent

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made as of August 11, 2002 (the “Execution Date”) by and among NOVELLUS SYSTEMS, INC., a California corporation (“Parent”), NHL ACQUISITION-SUB, INC., a Delaware corporation (“Merger Sub”), and SPEEDFAM-IPEC, INC., an Illinois corporation (“Company”). An index of the defined terms used in this Agreement can be found in Appendix I hereto.

RECITALS

      A.     The Boards of Directors of Parent, Merger Sub and Company each have determined that the business combination between Parent and Company through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the “Merger”) is advisable and in the best interests of their respective companies and, shareholders and stockholders.

      B.     Merger Sub is a wholly-owned subsidiary of Parent.

      C.     Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into a fraction of a share of common stock of Parent, at the rate set forth herein.

      D.     Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

      E.     The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

      G.     As an inducement to Parent to enter into this Agreement, certain officers, directors and shareholders of Company have concurrently herewith entered into an agreement to vote the shares of Company’s Capital Stock owned by such persons to approve the Merger and this Agreement.

      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the “Effective Time” (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Company, which shall be the surviving corporation (“Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of Surviving Corporation shall remain “SpeedFam-IPEC, Inc.”. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the Illinois Business Corporations Act (“Illinois Law”).

      1.2     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable and in any event not later than two business days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (i) the Certificate of Merger, in substantially the form attached hereto as Exhibit A-1 (the “Certificate of Merger”), together with any required officers’ certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law; and (ii) the Articles of Merger, in substantially the form attached hereto as Exhibit A-2 (the “Articles of Merger”), together with any required officers’ certificates, with the Secretary of State of the State of Illinois, in accordance with the relevant provisions of Illinois Law (the time of such filing with the Secretary of State of Illinois being the “Effective Time” and the date of such filing being the “Effective Date”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of Delaware Law and Illinois Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Surviving Corporation.

      1.4     Articles of Incorporation; Bylaws.

      (a) At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Surviving Corporation until thereafter amended as provided by Illinois Law and such Articles of Incorporation; provided, that as of the Effective Time, Company’s Articles of Incorporation shall be amended substantially as set forth in Exhibit A to the Certificate of Merger.

      (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of Surviving Corporation until thereafter amended as provided by Illinois Law and such Bylaws; provided, that as of the Effective Time, Company’s Bylaws shall be amended substantially as set forth in the form attached hereto as Exhibit B.

      1.5     Directors and Officers. At the Effective Time, the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

      1.6     Effect on Capital Stock.

      (a) Certain Definitions.

      “Company Capital Stock” shall mean all outstanding shares of Company Common Stock and all outstanding shares of any other capital stock of Company as of the Effective Time.

      “Company Common Stock” shall mean shares of the common stock of Company, no par value.

      “Company Convertible Securities” shall mean any and all warrants, rights or other convertible securities to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, not including Company Options or Company Notes.

      “Company ESPP” shall mean the 1995 Employee Stock Purchase Plan of Company.

      “Company Notes” shall mean the $115 million Convertible Subordinated Notes of Company due in 2004 and issued pursuant to that certain Indenture between Integrated Process Equipment Corporation (“IPEC”) and State Street Bank and Trust Company of California, N.A., as trustee (the “Trustee”), dated as of September 15, 1997, as amended by that certain First Supplemental Indenture by and among Company, IPEC and the Trustee, dated as of April 6, 1999 (collectively, the “Indenture”).

      “Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the (i) 1991 Employee Incentive Stock Option Plan, as amended; (ii) IPEC 1992 Stock Option Plan, as amended; (iii) 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc., as amended; (iv) 2001 Nonstatutory Stock Option Plan, and (v) the non-Plan stand alone stock option agreement between Company and Peter Simone (each, a “Company Stock Option Plan,” and collectively, the “Company Stock Option Plans”).

      “Exchange Ratio” shall mean 0.1818, as may be adjusted pursuant to Section 1.6(f) hereof.

      “Parent Common Stock” shall mean shares of the common stock of Parent, no par value.

      (b) Conversion of Company Capital Stock. By virtue of the Merger and without any further action on the part of Parent, Company, Merger Sub or the holders of any of Company’s securities, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(c), will be automatically canceled, extinguished and converted into the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares in accordance with Section 1.6(g).

      (c) Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Company or Parent shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled, retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

      (d) Treatment of Company Options and Company ESPP Rights. At the Effective Time, (i) the Company Stock Option Plans and all Company Options then outstanding under the Company Stock Option Plans shall be assumed by Parent and converted into Parent Options in accordance with Section 5.11(a) hereof; and (ii) all purchase rights for shares of Company Common Stock outstanding under the Company ESPP immediately prior to the Effective Time shall be exercised in accordance with Section 5.11(b) hereof, and the purchased shares of Company Common Stock shall at the Effective Time be converted into shares of Parent Common Stock and cash in lieu of fractional shares, as provided in Section 1.6(g) hereof.

      (e) Treatment of Company Notes and other Company Convertible Securities. At the Effective Time, (i) the Company Notes shall be assumed or guaranteed by Parent and converted into subordinated convertible debt of Parent in accordance with Section 5.11(c) hereof; and (ii) all other Company Convertible Securities shall be converted into securities convertible into shares of Parent Common Stock at the Exchange Ratio.

      (f) Adjustments to Exchange Ratio. The Exchange Ratio shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

      (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price per share of Parent’s Common Stock as quoted on the Nasdaq National Market for the twenty (20) trading days ending on the day which is two days before the Closing Date (the “Parent Stock Price”), less any amount required to be withheld under foreign, federal, state or local tax laws.

      (h) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of Surviving Corporation.

      1.7     Surrender of Certificates.

      (a) Exchange Agent.     Parent’s transfer agent, Mellon Investor Services LLC, shall act as the exchange agent (the “Exchange Agent”) in the Merger.

      (b) Parent to Provide Common Stock and Cash. As soon as reasonably practicable after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(b) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

      (c) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (1) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

(ii) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Parent Common Stock equal to the product of (i) the number of Company shares represented by such certificate multiplied by (ii) the Exchange Ratio, and, if applicable, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(g), and (B) the Certificate so surrendered shall forthwith be canceled.

(iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Company shareholder claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person’s Company Capital Stock that are converted on the Effective Date and/or, if applicable, deliver or cause to be delivered to such Person a check in respect of any fractional share interests or dividends or distributions, which such Person shall be entitled to receive pursuant to Section 1.6(g). When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of bond as indemnity, as it shall direct, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

      (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.8     No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article I.

      1.9     Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      1.10     Withholding Rights. Parent and Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and Surviving Corporation.

      1.11     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      1.12     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company shareholder who has properly demanded and perfected such shareholder’s rights to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 11.65 and 11.70 of Illinois Law (the “Dissenting Shares”), shall not be converted into the right to receive the Parent Common Stock, but the holder thereof shall be entitled to such rights as are granted by Illinois Law and Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with Illinois Law; provided however, that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have lost the right to dissent and obtain payment for such holder’s Dissenting Shares under the Illinois Law, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, solely the right to receive the Parent Common Stock. Company shall give prompt written notice to Parent and Merger Sub of any demands received by Company for payment under Sections 11.65 and 11.70 of the Illinois Law, and the Parent and

Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands, except that Company may make payments to settle such demands provided that the per share settlement amount does not exceed the closing market price per share of Company’s Common Stock as of the last day of trading prior to the announcement of the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

      In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

      In this Agreement, any reference to a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its Subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (e) any litigation or other Proceeding (as defined below) brought by any shareholder, governmental entity or third-party competitor of Company or Parent after the Execution Date that (x) is brought or threatened against Company or any of its subsidiaries or any member of its board of directors in respect of this Agreement or the transactions contemplated hereby or (y) in the case of a third-party competitor is brought or threatened against Company or any of its subsidiaries or any member of its board of directors and is reasonably likely to have been brought with the intended purpose or effect of preventing, enjoining, materially altering or delaying or otherwise interfering with the transactions contemplated by this Agreement (each a “Specified Proceeding”).

      In this Agreement, any reference to a party’s “knowledge” means actual knowledge of such party’s officers and directors, provided that officers shall have made reasonable due and diligent inquiry of those employees of such party whom such officers reasonably believe would have actual knowledge of the matters represented.

      In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “ordinary course of business” means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

      In this Article II, any reference to Company shall be deemed to include Company as well as any subsidiary of Company whether or not so specified in the particular representation or warranty.

      Except as disclosed in a document of even date herewith and attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”), provided that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement, when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Company shall make all reasonable efforts to specifically cross reference in the Company Disclosure Schedule all sections where a particular disclosure qualifies or applies, Company represents and warrants to Parent as follows:

      2.1     Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has delivered or made available a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date, to Parent. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents (as defined in Section 2.4(a) hereof), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of it subsidiaries in accordance with and pursuant to Company’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

      2.2     Capital Structure.

      (a) The authorized capital stock of Company consists of (i) 60,000,000 shares of Common Stock, no par value per share, of which there were 31,058,793 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date; and (ii) 1,000,000 shares of Preferred Stock none of which are currently issued and outstanding as of the Execution Date. On the Execution Date there are, and as of the Effective Time there will be, no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options under the Company Stock Option Plans or the Company ESPP, pursuant to the exercise of Company Convertible Securities, or pursuant to the conversion of the Company Notes, in each case as outstanding as of the Execution Date, or as otherwise specifically allowed pursuant to Section 4.2(e) hereof.

      (b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. As of the date hereof, Company has reserved (i) 1,500,000] shares of Common Stock for issuance to employees pursuant to the Company 1991 Incentive Stock Option Plan, as amended, of which 904,526 shares have been issued pursuant to option exercises or direct stock purchases, 268,744 shares are subject to outstanding, unexercised options, and 326,730 shares are available for issuance thereunder; (ii) 3,727,500 shares of Common Stock for issuance to directors, employees and consultants pursuant to options assumed in Company’s merger with IPEC which were issued pursuant to IPEC’s 1992 Stock Option Plan, as amended, of which 1,027,466 shares have been issued pursuant to option exercises or direct stock purchases, and 797,105 shares are subject to outstanding, unexercised options, (iii) 5,300,000 shares of Common Stock for issuance to directors and employees pursuant to the 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc., as amended, of which 80,239 shares have been issued pursuant to option exercises or direct stock purchases, 2,860,582 shares are subject to outstanding, unexercised options, and 2,359,179 shares are available for issuance thereunder; (iv) 3,000,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the 2001 Nonstatutory Stock Option Plan of which 44,636 shares have been issued pursuant to option exercises or direct stock purchases, 2,862,394 shares are subject to outstanding, unexercised options, and 92,970 shares are available for issuance thereunder; and (v) 1,907,884 shares of Common Stock for issuance pursuant to the Company ESPP, of which 1,427,366 shares have been issued. On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans, the Company ESPP, the Company Convertible Securities and the Company Notes, and (ii) Company’s right to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as may be permitted under Section 4.2(e) hereof. Except for the agreements contemplated by this Agreement and the agreements set forth on Schedule 2.2(b)to the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company’s knowledge, between or among any of Company’s securityholders.

      (c) The terms of the Company Stock Option Plans permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Options, the Company shareholders, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. The current “Offering Period,” as defined in the Company ESPP commenced under the Company ESPP on July 1, 2002 and will end prior to the Effective Time as provided in this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Company ESPP. Except as set forth on Schedule 2.2(c), none of the outstanding Company Options, Company Convertible Securities or Company Notes permit any accelerated vesting or exercisability of those options, securities or notes, as applicable, by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options, the Company Convertible Securities and the Company Notes have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms provided to Parent.

      2.3     Authority.

      (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, other than approval by the Company Shareholders.

      (b) This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company by Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement by Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Company, as amended, or (ii) any Company Authorization, (as defined in Section 2.8), except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have a Company Material Adverse Effect.

      (c) Except as would not otherwise have a Company Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a “Governmental Entity”) is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filings of the Certificate of Merger and the Articles of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (“NASD”) of the Proxy Statement (as defined in Section 2.26) relating to the Company Shareholders Meeting (as defined in Section 2.26), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (v) the filing by Parent and the effectiveness of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933 (the “Securities Act”), as amended; (vi) the filing, if required, of a current report by Parent on Form 8-K with the SEC and the NASD within fifteen (15) days after the Closing Date; (vii) any notice described in Section 5.16 hereof; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

      2.4     SEC Documents, Financial Statements.

      (a) Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Company (collectively, the “Company SEC Documents”). In addition, Company has made available or provided to Parent complete copies of all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. To the knowledge of Company, all documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and, to Company’s knowledge, none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Company SEC Document.

      (b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) and the unaudited balance sheet of Company, dated as of June 1, 2002 (the “Company Balance Sheet Date”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Company accounting policies except as described in the notes to the Company Financial Statements.

      (c) Company has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002.

      2.5     Absence of Certain Changes. Except as set forth in the Company SEC Documents prior to the date hereof or as expressly contemplated by this Agreement, since the Company Balance Sheet Date there has not occurred, (except as permitted by Section 4.2 hereof): (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, (v) any action to amend or change the Articles of Incorporation or Bylaws of Company, or (vi) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

      2.6     Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.6, Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately reflected or reserved against in the balance sheet or in the notes to the Company Financial Statements included in the Company Financial Statements in Company’s Quarterly Report on Form 10-Q for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 2.6.

      2.7     Litigation. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Company any private investigation, pending before any agency, court or tribunal, foreign or domestic (each a “Proceeding”), or, to the knowledge of Company or any of its subsidiaries, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no judgment, decree or order arising from or relating to any Specified Proceeding shall be deemed to constitute or give rise to any breach of this Section 2.7. Schedule 2.7 of the Company Disclosure Schedule also lists all material litigation that Company has pending as of the date of this Agreement against other parties which is not disclosed in the Company SEC Documents.

      2.8     Governmental Authorization. Company and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties (including the Properties or the Facilities) or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

      2.9     Title to Personal Property. Company and each of its subsidiaries has good, valid and marketable title to all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $200,000 or above are listed on Schedule 2.9 (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Company Material Adverse Effect. To Company’s knowledge, the material plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

      2.10     Intellectual Property.

      (a) Company and its subsidiaries own (free and clear of all liens and encumbrances), or are licensed or have valid rights to use (or otherwise possess legally enforceable rights to use) all the U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other proprietary right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right or intangible asset (“Intellectual Property”) that is used, subject to a pending application for registration, or necessary for the conduct of the business of Company and its subsidiaries as currently conducted by Company and its subsidiaries.

      (b) Neither Company nor its subsidiaries has (i) to the knowledge of Company, licensed any of its Intellectual Property in source code form to any party, (ii) entered into any exclusive agreements relating to its Intellectual Property with any party, or (iii) to the knowledge of Company, entered into any source code escrow agreements. To the knowledge of Company, the source code and system documentation relating to any software included in the Intellectual Property have at all times been maintained in confidence and have been disclosed only to employees and consultants having a “need to know” of the contents thereof in connection with their duties to Company or its subsidiaries and such employees and consultants have executed appropriate confidentiality agreements in connection therewith.

      (c) Schedule 2.10(c) lists (i) all issued patents, all registered trademarks, all registered trade names, all registered service marks, all registered copyrights, all registered maskworks, and all pending applications and registrations relating to all patents, trademarks, trade names, service marks, and copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which any Person is authorized to use any Intellectual Property of Company, and (iii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which Company or any subsidiary is authorized to use any third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf “shrink-wrap” software with a purchase price per copy of less than $10,000 (“Third Party Intellectual Property Rights”).

      (d) To Company’s knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any subsidiary. Neither Company nor any subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.

      (e) To Company’s knowledge, Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement to which it is a party relating to the Intellectual Property or Third Party Intellectual Property Rights.

      (f) To Company’s knowledge, all patents and registered trademarks, service marks and copyrights held by Company or any of its subsidiaries are valid and subsisting. To Company’s knowledge, neither Company nor any of its subsidiaries are infringing and has at any time infringed (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property or proprietary rights of any other Person or third party. Neither Company nor any of its subsidiaries has received any unresolved notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or licensed to any other Person or third party. Neither Company nor any of its subsidiaries is the subject of a pending or, to its knowledge, threatened suit, action or Proceeding that involves a claim of infringement or violation of any Intellectual Property or other proprietary right of any third party. Neither Company nor any of its subsidiaries is prosecuting any action, suit or proceeding for infringement of Intellectual Property of Company or any of its subsidiaries or breach of any license or agreement involving Intellectual Property of Company or any of its subsidiaries against any third party which is not disclosed in the Company SEC Documents.

      (g) To Company’s knowledge, Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of material Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

      (h) To Company’s knowledge, Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of all trade secrets, know-how and other proprietary information that is not generally known by or accessible to the public (“Confidential Information”). To Company’s knowledge, all use, disclosure or appropriation of material Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. To Company’s knowledge, all use, disclosure or appropriation of Confidential Information not owned by Company has been in all material aspects pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

      (i) Schedule 2.10(i) of the Company Disclosure Schedule, sets forth all actions that must be taken by Company by December 31, 2002 that, if not taken, will result in the loss of any material Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Intellectual Property.

      2.11     Environmental Matters.

      (a) The following terms shall be defined as follows:

(i) “Environmental Claim” shall mean all claims or causes of actions, whether or not asserted, including but not limited to claims by any person or Governmental Entity or other third party, alleging potential liability or responsibility for violation of any Environmental Law or any Environmental Approval (as defined below) or for threat or injury to the environment, health or safety, personal injury (including sickness, disease or death) or property or natural resource damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response action or costs, contribution, restitution, administrative civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon a Pre-Existing Environmental Condition.

(ii) “Environmental Law” shall mean any statute, law (including common law), treaty, ordinance, rule, regulation, code, policy, license, permit, consent, approval, judgment, order, administrative order or decision, decree or injunction of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Material.

(iii) “Facilities” shall mean all buildings and improvements on the Property.

(iv) “Hazardous Material” shall mean any material, substance, waste, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB’s), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

(v) “Pre-Existing Environmental Condition” shall mean (i) any presence or Release of any Hazardous Material at, on, under, from or to the Property or Facilities before or at Closing (and any migration therefrom, whether before or after Closing); (ii) any presence, Release or threatened Release of any Hazardous Material at, on, under, from or to any other location before or at Closing (and any migration therefrom, whether before or after Closing); and (iii) any other circumstances occurring before or at Closing forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or any Environmental Approval (as defined below).

(vi) “Property” shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past, including the Real Property (as defined in Section 2.25(a)) and the Leased Premises (as defined in Section 2.25(f)).

(vii) “Release” shall mean any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

      (b) Except as disclosed on Schedule 2.11(b), Company represents and warrants as follows:

(i) The operations of Company and each of its subsidiaries have at all times been and are in full compliance with all Environmental Laws.

(ii) Company has obtained and is in full compliance with all permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of its business or the ownership or operation of the Property and Facilities (the “Environmental Approvals”), each such Environmental Approval is in full force and effect, and each such Environmental Approval will remain in full force and effect after the execution, delivery and performance of this Agreement, provided any transfer documents required by Environmental Law for such Environmental Approval are completed as required by Environmental Law.

(iii) Neither Company nor any of its subsidiaries, Property or Facilities is subject to any Order (as defined in Section 5.6(b)) or proposed Order under any Environmental Law. Company has not received any notice from any person or Governmental Entity regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval.

(iv) There are no Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending or threatened in law or in equity, or under any administrative or regulatory authority before any Governmental Entity, by, against or affecting Company or any of its subsidiaries, Property or Facilities involving any actual or alleged Environmental Claim or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Approval. Company has not received any notice or other communication (whether written or oral) from any person or Governmental Entity, and no condition or circumstance exists, that (with or without notice or lapse of time or both) might directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding.

(v) Neither Company nor any of its subsidiaries have Released or threatened to Release, or arranged for any other person to Release, any Hazardous Material in connection with or resulting from the operation or conduct of the Company’s or its subsidiaries’ business at, on, under, from or to any Property or Facilities, or any other location, except in each case (1) in full compliance with Environmental Law, (2) in a manner that would not give rise to any Environmental Claim and (3) at a location that (A) is fully permitted for such Release, (B) has not been listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of

1980, 42 U.S.C. § 9601 et seq., or any similar list under any other Environmental Law and (C) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law. No Release or threatened Release of any Hazardous Material has occurred, or is occurring, at, on, under, from or to any Property or Facilities, and no Hazardous Material is present in, on, under or about, or migrating to or from any such Property or Facilities that could give rise to any Environmental Claim or cause of action.

(vi) There are no liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any Property or Facilities, and no action of any Governmental Entity has been taken or is in process which could subject any of such Property or Facilities to such liens, declarations or deed restrictions.

(vii) Company has provided or made available to Parent true, complete and correct copies and results of all studies, reports, assessments, surveys, correspondence, investigations, audits, analysis, tests and other documents (whether in hard copy or electronic form) in Company’s, each of its subsidiaries’ or their respective counsel’s possession or control pertaining to the presence or alleged presence of any Hazardous Material at, on or affecting any Property or Facilities, or regarding Company’s or any of its subsidiaries’ compliance with any applicable Environmental Law or Environmental Approval.

(viii) None of the following exists at any Property or Facilities: any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.

(ix) Neither Company nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date.

      2.12 Taxes.

      (a) Company and each of its subsidiaries has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Except as disclosed in the Company SEC Documents, there are no liens for Taxes on the properties of Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.

      (b) Except as disclosed in the Company SEC Documents, no Tax Returns of Company or any of its subsidiaries have been audited. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company or any of its subsidiaries for the last five years. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

      (c) Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Neither Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

      (d) Neither Company nor any of its subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

      (e) Neither Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax laws) apply to Company or such subsidiaries. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) Neither Company nor any of its subsidiaries has incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax law).

      (g) Neither Company nor any of its subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

      (h) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

      2.13 Employee Benefit Plans.

      (a) The following terms shall be defined as follows:

(i) “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iii) “Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iv) “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

      (b) Schedule 2.13(b) lists (i) all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Plans”).

      (c) None of the Plans is a Defined Benefit Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

      (d) None of the Plans is a Multiemployer Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

      (e) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

      (f) Each Plan which is an “employee benefit plan,” as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

      (g) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

      (h) Each of the Plans that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could adversely affect the qualification of the Plan and its related trust. Company and each Member of the Controlled Group have timely amended and operated each of these Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

      (i) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.

      (j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

      (k) With respect to each Plan: (i) to Company’s knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability other than ordinary administrative expenses.

      (l) Neither Company nor, to the knowledge of Company, any Member of the Controlled Group has any material liability or is, to the knowledge of Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

      (m) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

      (n) True, correct and complete copies of all documents creating or evidencing any Plan have been delivered or made available to Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any Governmental Entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Parent. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.13(b) and that are reasonably likely to have a Company Material Adverse Effect.

      (o) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

      2.14     Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries or any other third party, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      2.15     Employee Matters.

      (a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Company and each of its subsidiaries have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

      (b) To Company’s knowledge, neither Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries under any workers’ compensation plan or policy or for long term disability that are not covered by insurance. Neither Company or any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Material Adverse Effect on Company. There are no controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a Proceeding against Company before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

      (c) To Company’s or any of its subsidiaries’ knowledge, no employees of Company or its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or its subsidiaries or to the use of trade secrets or proprietary information of others. No employees which are considered key to the operations or the business of Company or any of its subsidiaries have given notice to Company or its subsidiaries, nor is Company or any of its subsidiaries otherwise aware that any such employee intends to terminate his or her employment with Company or its subsidiaries.

      2.16     Insurance. Company and each of its subsidiaries have made available to Parent all material policies of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Neither Company nor any of its subsidiaries has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      2.17     Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

      2.18     Brokers’ and Finders’ Fees. Except for its engagement letter dated August 8, 2002 with Needham & Company, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished or made available to Parent accurate and complete copies of all agreements under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Needham & Company.

      2.19     Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of Company’s Capital Stock or any Company Notes necessary to approve this Agreement and the transactions contemplated hereby.

      2.20     Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders, and (iii) recommended that the shareholders of Company approve this Agreement and the Merger.

      2.21     Customers and Suppliers. Schedule 2.21 lists the top 10 customers of Company in terms of gross revenues during the twelve (12) months prior to the Execution Date; and no such customer and no supplier of Company or any of its subsidiaries has canceled or otherwise terminated or made any written threat to Company or any of its subsidiaries to cancel or otherwise terminate its relationship with Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company’s or any of its subsidiaries knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be. Neither Company or any of its subsidiaries has knowingly breached, so as to provide a benefit to Company or any of it subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company or any of its subsidiaries.

      2.22     Material Contracts. Except (i) as set forth in the Company SEC Documents filed prior to the date of this Agreement; (ii) as set forth in Schedule 2.10; (iii) as set forth in this Schedule 2.22 (the contracts in (i), (ii), and (iii) being collectively referred to herein as the “Material Contracts”); and (iv) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to Company’s or any of its subsidiaries’ businesses, as of the date of this Agreement, Company is not a party to or bound by:

(a) any distributor, sales, agency or manufacturer’s representative, consulting, joint-venture, or partnership contract or joint R&D or technology sharing arrangements;

(b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $200,000 over the life of the contract;

(c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(d) any contract for capital expenditures in excess of $200,000 in the aggregate;

(e) any contract limiting the freedom of Company to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act);

(f) any confidentiality, secrecy or non-disclosure contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company;

(g) any contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $200,000 over the life of the contract;

(h) any contract with any Person with whom Company does not deal at arm’s length;

(i) any contract which provides for the indemnification of any officer, director, employee or agent; or

(j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

      2.23     No Breach of Material Contracts. All Material Contracts are in the written form previously provided or made available to Parent. Company has performed all of the material obligations required to be performed by it as of the date hereof and is entitled to all benefits under, and, to Company’s knowledge, is not alleged to be in material breach or default in respect of any Material Contract. To Company’s knowledge, each of the Material Contracts is in full force and effect, unamended except as provided or made available to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, penalty or change in delivery schedule, except to the extent such defaults, remedies, penalties or changes have not had and would not be reasonably expected to have a Material Adverse Effect on Company.

      2.24     Material Third Party Consents. Schedule 2.24 lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing (the “Contracts Requiring Novation or Consent to Change of Control”) which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent’s ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.

      2.25     Real Property and Real Property Leases.

      (a) Schedule 2.25(a) sets forth an accurate, correct and complete list of each parcel of real property owned by Company (the “Real Property”), including a street address, complete legal description and a list of all leases, contracts or other agreements to which Company is a party and affecting the Real Property or any interest therein. Company has delivered to Parent accurate, correct and complete copies of all such leases, contracts, and agreements. Company is the sole and exclusive legal and record owner of and has good and marketable title in fee simple absolute to, and is in possession of, all Real Property, including the buildings, structures, fixtures and improvements situated thereon and appurtenances thereto, including such right of ways and easements running toward the benefit of such Real Property, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except the leases, contracts, agreements and other matters set forth on Schedule 2.25(a) or except those that do not materially and adversely affect the current use and operation of such properties. All leases, contracts and agreements to which Company is a party and affecting the Real Property are set forth on Schedule 2.25(a) and are legally valid and binding and in full force and effect, and there are no defaults, offsets, counterclaims or defenses thereunder, and Company has received no notice of default, offset, counterclaim or defense under any such contracts.

      (b) No Real Property is located within a designated erosion, flood or seismic safety hazard area. Neither the whole nor any portion of any Real Property owned, leased, occupied or used by Company has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of Company, no such condemnation, requisition or taking is threatened or contemplated. Company has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property.

      (c) To Company’s knowledge, the Real Property is in material compliance with all applicable Environmental Laws, planning, zoning, building, health, fire, water, use or similar legal requirements. The zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the businesses of Company and its Affiliates as presently conducted thereon. Company has all licenses, certificates of occupancy, permits and authorizations required to utilize the Real Property for the business presently conducted thereon. Company has all easements and rights necessary to conduct its businesses, including easements for all utilities, services, roadway, railway and other means of ingress and egress. The Real Property as conveyed pursuant to this Agreement shall include all rights to any off-site facilities necessary to ensure compliance in all material respects with all applicable planning, zoning, building, health, fire, water, use or similar legal requirements. To the knowledge of Company, no fact or condition exists which would result in the termination or impairment of existing access to the Real Property or discontinuation of existing sewer, water, electric, gas, telephone or other communications facilities, waste disposal or other utilities or services serving the Real Property. To the knowledge of Company, the facilities servicing the Real Property are in material compliance with all applicable legal requirements.

      (d) Company has delivered to Parent accurate, correct and complete copies of all existing title insurance policies, title reports, surveys, environmental reports, if any, with respect to each parcel of Real Property.

      (e) With respect to the Real Property,

(i) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, except as disclosed in written agreements relating thereto as set forth on Schedule 2.25(a), and

(ii) to the knowledge of Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

      (f) To the extent not disclosed in the Company SEC Documents, Schedule 2.25(f) sets forth a list of all leases, licenses or other occupancy agreements to which Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect in all material respects, and to the knowledge of Company, have not been amended except as disclosed in the Company SEC Documents or Schedule 2.25(f), and Company is not and, to the knowledge of Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or Schedule 2.25(f), either Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever, except the matters set forth on Schedule 2.25(f), or those that do not materially and adversely affect the current use of the property.

      (g) With respect to the Leased Premises, and except as set forth on Schedule 2.25(g),

(i) there are no pending or, to the knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting materially and adversely the current use, occupancy or value thereof,

(ii) to the knowledge of Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

(iii) to the knowledge of Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel,

(iv) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

(v) to the knowledge of Company, all Facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and

(vi) to the knowledge of Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

      (h) With respect to that certain Purchase and Sale Agreement, dated May 31, 2002 between the Company and Phoenix Industrial Investment Partners, L.P. and the Lease dated June 21, 2002 between the Company and Phoenix Industrial Investment Partners, L.P., the Company hereby represents that the terms and rates set forth in such agreements were arrived at by arms-length negotiations between the parties thereto and are fair and reasonable as compared to similar agreements in the same market.

      2.26     Registration Statement; Proxy Statement/ Proxy. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the Parent’s registration statement on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, including any amendments or supplements thereto (the “Registration Statement”) shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the proxy statement/ prospectus to be sent to the shareholders of Company in connection with the meeting of the Company Shareholders (the “Company Shareholders Meeting”), as may be amended or supplemented (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to the shareholders of Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent and relating to Parent which is contained in the Registration Statement or the Proxy Statement.

      2.27     Tax Matters. To Company’s knowledge neither Company nor any of its Affiliates has taken or agreed to take any action, nor does Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      2.28     Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Needham & Company, that in such advisor’s opinion, as of the date hereof, the consideration to be received by the shareholders of Company is fair from a financial point of view, to the shareholders of Company.

      2.29     Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute in Illinois Law (each, a “Takeover Statute”) is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      In this Agreement, any reference to a “Parent Material Adverse Effect” any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

      Except as disclosed in a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Parent Disclosure Schedule”), provided that any disclosure shall qualify the section number referred to in the Parent Disclosure Schedule as well as all other sections in this Article III when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Parent shall make all reasonable efforts to specifically cross reference in the Parent

Disclosure Schedule all sections where a particular disclosure qualifies or applies, Parent represents and warrants to Company as follows:

      3.1 Organization, Standing and Power. Parent and each of its subsidiaries, including Merger Sub, are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and its subsidiaries, including Merger Sub, have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub, is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Parent SEC Documents (as defined in Section 3.4 hereof), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of it subsidiaries in accordance with and pursuant to the Parent’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

      3.2     Capital Structure.

      (a) The authorized capital stock of Parent consists of (i) 240,000,000 shares of Common Stock, no par value, of which there were 143,467,924 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date, and (ii) 10,000,000 shares of Preferred Stock, no par value, of which there were no shares issued and outstanding as of the close of business on the day two days prior to the Execution Date. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Parent 1992 Stock Option Plan, the Parent 2001 Stock Incentive Plan, the Parent 2001 Non-Qualified Stock Option Plan, the GaSonics International Corporation 1994 Stock Option/ Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan, the GaSonics International Corporation 2000 Supplemental Stock Option Plan (collectively, the “Parent Stock Option Plans”), and the Parent 1992 Employee Stock Purchase Plan (the “Parent ESPP”). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which are issued and outstanding and held by Parent. The shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and registered with the SEC pursuant to the Securities Act.

      (b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on August 7, 2002, Parent has reserved (i) 33,345,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 1992 Stock Option Plan, of which 33,241,624 shares have been issued pursuant to option exercises or direct stock purchases, 16,621,789 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder, (ii) 6,360,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 2001 Stock Incentive Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, no shares are subject to outstanding, unexercised options, and 6,360,000 shares are available for issuance thereunder, (iii) 6,000,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 2001 Non-Qualified Stock Option Plan, of which 3,778,173 shares have been issued pursuant to option exercises or direct stock purchases, 3,775,673 shares are subject to outstanding, unexercised options, and 2,221,827 shares are available for issuance thereunder, (iv) 1,336,059 shares of Common Stock for issuance to directors, employees and consultants pursuant to the GaSonics International Corporation 1994 Stock Option/ Stock Issuance Plan of which 1,321,914 shares have been issued pursuant to option exercises or direct stock purchases, 860,932 shares are subject to outstanding, unexercised options, and 14,145 shares are available for issuance thereunder, (v) 33,680 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Gamma Precision Technology 1998 Stock Option Plan of which 32,312 shares have been issued pursuant to option exercises or direct stock purchases, 15,650 shares are subject to outstanding, unexercised options, and 1,368 shares are available for issuance thereunder, (vi) 104,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the GaSonics International Corporation 2000 Supplemental Stock Option Plan of which 78,288 shares have been issued pursuant to option exercises or direct stock purchases, 62,828 shares are subject to outstanding, unexercised options, and 25,712 shares are available for issuance thereunder, and (vii) 4,900,000 shares of Common Stock under the Parent ESPP, of which 3,637,974 shares have been issued. On the Execution Date, except as set forth in the Parent SEC Documents and except for (i) the rights created pursuant to this Agreement, the Parent Stock Option Plans, and the Parent ESPP and (ii) Parent’s right to repurchase any unvested shares under the Parent Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

      3.3     Authority.

      (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.

      (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

      (c) Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger and the Articles of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) the filing with the SEC and the NASD of the Registration Statement, (iii) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (iv) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans and assumed by Parent, to the extent required, (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans and assumed by Parent; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

      3.4     SEC Documents; Financial Statements. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since January 1, 1997 (collectively, the “Parent SEC Documents”). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Parent has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002 and under Order 4-460.

      3.5     Tax Matters. To Parent’s knowledge neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      3.6     Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet or in the notes to the Parent Financial Statements included in the Parent Financial Statements in Parent’s Quarterly Report on Form 10-Q for the period ended on June 29, 2002 (the “Parent Balance Sheet Date”), (ii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 3.6.

      3.7     Litigation. Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Parent private investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Parent Material Adverse Effect. Schedule 3.7 of the Parent Disclosure Schedule also lists all material litigation that Parent has pending as of the date of this Agreement against other parties which is not disclosed in the Parent SEC Documents.

      3.8     Board and Shareholder Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders. No action is necessary on the part of the shareholders of Parent in connection with this Agreement or the Merger.

      3.9     Registration Statement; Proxy Statement/Proxy. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the shareholders of Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company or relating to Company which is contained in the Registration Statement or the Proxy Statement.

      3.10     Opinion of Financial Advisor. Parent has been advised in writing by its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that in such advisor’s opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view, to Parent.

      3.11     Investigation by Parent; Company’s Liability. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by Parent and its Affiliates and, to the extent Parent deemed appropriate, by Parent’s representatives. Parent acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries as Parent has requested for such purpose. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Company’s or any of Company’s representatives (except the specific representations and warranties of Company set forth in this Agreement and the Company Disclosure Schedules). Parent has formed an independent judgment concerning the Company.

      3.12     Absence of Certain Changes. Except as set forth in the Parent SEC Documents prior to the date hereof or as expressly contemplated by this Agreement, since the Parent Balance Sheet Date there has not occurred any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement, Section 4.2 hereof or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to Section 4.2 hereof, Company further agrees to pay all debts and Taxes when due, subject to (i) good faith disputes over such debts or Taxes and (ii) the filing of material Tax Returns (provided that Company shall inform Parent of its intention to file such Tax Returns prior to filing), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, other than what would not have a Material Adverse Effect on Company. Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a Company Material Adverse Effect.

      4.2     Restriction on Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

(a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans, Convertible Securities and Notes. Accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Stock Option Plans or pursuant to Company Convertible Securities or Company Notes or authorize cash payments in exchange for any options or other rights granted under any of the above, except in each case, to the extent required by the existing terms of any such Company Stock Option Plan, Company Convertible Security, or Company Note, which has not been amended or otherwise modified to provide such change to acceleration, period of exercisability or vesting within thirty (30) days prior to the Execution Date;

(d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business; provided, further, that other than in the ordinary course of business, Company shall not enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent;

(e) Issuance of Securities. Except with respect to the transfer of Company securities contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the date hereof, (ii) other rights therefor outstanding as of the date of this Agreement; (iii) the issuance of no more than 200,000 additional stock options in accordance with Company guidelines in effect as of the Execution Date for the issuance of the same for such level of employee, a copy of which has been provided to Company by Parent; and (iv) pursuant to the Company ESPP pursuant to Section 5.11(b) hereof.

(f) Intellectual Property. Transfer to any Person or entity any of its Intellectual Property or any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice; provided that Company will promptly disclose any such transfer to Parent;

(g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales of products in the ordinary course;

(i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, except as reasonably necessary for the operation of its business in a manner, and in amounts,

consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j) Leases. Enter into any material operating lease;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and not withstanding the above, make any such expenditures, additions or improvements in excess of $250,000 in any one case;

(m) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness which is addressed in (k) above and capital expenditures which are addressed in (l) above) in an amount in excess of $250,000 in any one case, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Section 6.3(e);

(n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(o) Termination or Waiver. Terminate or waive any right of any material or substantial value, except in the ordinary course of business;

(p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

(q) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to written agreements outstanding on the date hereof;

(r) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto;

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

(t) Taxes. Other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

      4.3     No Solicitation.

      (a) Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or intentionally encourage any Takeover Proposal (defined below) or (ii) subject to the terms of Section 4.3(b) below, take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any Person that has advised Company in writing that it intends to make, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

      (b) Notwithstanding Section 4.3(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Company, then (i) if none of Company, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated in any material respect any of the restrictions in Section 4.3(a), and (ii) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal would reasonably be expected to result in a transaction more favorable to Company’s shareholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”), and (iii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to take action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of Company to Company Shareholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Superior Proposal information and take such other actions with respect to such Superior Proposal as are consistent with the fiduciary obligations of Company’s Board of Directors, and such actions with respect to such Superior Proposal shall not be considered a breach of Section 4.3(a), provided that in each such event Company (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a summary of the Superior Proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of Company outstanding as of the Execution Date, and (C) informs Parent generally of all documents containing or referring to non-public information of Company that are supplied to such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of Company outstanding as of the Execution Date. Notwithstanding the immediately preceding sentence, neither Company nor its representatives may take any action with respect to a Superior Proposal unless (x) the Board of Directors of Company has determined, after consultation with Company’s investment bankers, that such third party is actually capable of making a Superior Proposal upon satisfactory completion of such third party’s review of the information supplied by Company, and (y) Company provides such non-public information to such third party pursuant to a non-disclosure or confidentiality agreement containing provisions regarding non-disclosure at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4). Additionally Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or intentionally endorse any Takeover Proposal (including any Superior Proposal) unless Parent or Company terminates this Agreement and Company pays to Parent all amounts payable to Parent as more fully provided in Section 7.3(b) hereof.

      (c) Company will promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent fully informed of the status of any such Takeover Proposal notice or request and shall provide Parent with a true summary of such Takeover Proposal notice or request.

      (d) For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving Company or any of its subsidiaries or the acquisition of any significant equity interest (30%) in, or a significant portion of the assets (30% or more on a consolidated basis) of, Company or any of its subsidiaries, other than the transactions contemplated by or disclosed in this Agreement or Schedule 2.5.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Proxy Statement/ Prospectus; Registration Statement. Promptly after the execution of this Agreement, Company and Parent shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent. Subject to the provisions of Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Company that the Company Shareholders vote in favor of the Merger and approve this Agreement; provided that such recommendation may not be included or may be withdrawn if previously included if (i) Company’s Board of Directors believes in good faith that a Superior Proposal has been made, and (ii) following consultation with outside legal counsel, Company’s Board of Directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Company to the shareholders of Company under applicable laws.

      5.2     Meeting of Shareholders. Company shall promptly after the date hereof take all action necessary in accordance with Illinois Law and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the Company Shareholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Registration Statement being declared effective by the SEC. Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the “record date” for the Company Shareholders eligible to vote on this Agreement and the Merger. Company shall also consult with Parent regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article VII hereof. Subject to Sections 4.3 and 5.1, Company shall use commercially reasonable efforts to solicit from shareholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders as required by the rules of Nasdaq, the laws of Illinois or other applicable law to effect the Merger.

      5.3     Access to Information; Disclosure Schedule Updates.

      (a) Upon reasonable notice, Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that such access does not cause disruption to the day-to-day operation of Company and provided further that Parent contacts Company’s Chief Financial Officer prior to contacting any other employee of Company, to (i) all of Company’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company and Parent shall confer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations of Company.

      (c) No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however that Company shall promptly inform Parent of any such information or knowledge obtained in its investigation which would reasonably be likely to have a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company shall promptly notify Parent in writing of:

(i) the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Company in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the condition in Section 6.3(a) of this Agreement not to be satisfied;

(ii) any material breach of any covenant or obligation by Company; and

(iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely.

      (d) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 5.3(c) requires any material change in Company’s Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company’s Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Company shall promptly deliver to Parent an update to its Disclosure Schedule specifying such change (a “Disclosure Schedule Update”). Notwithstanding anything therein to the contrary, no such update shall be deemed to supplement or amend Company’s Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by such party in this Agreement, or (B) determining whether any of the conditions set forth in Article VI has been satisfied.

      (e) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company’s Tax Returns and other records and workpapers relating to Taxes, provided that such access does not cause disruption to the day-to-day operation of Company and provided further that Parent contacts Company’s Chief Financial Officer prior to contacting any other employee of Company, and shall provide to Parent and its representatives the following information promptly upon the request of Parent: (i) the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by Company, (v) any deferred intercompany gain with respect to transactions to which Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

      5.4     Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Nondisclosure Agreement dated August 8, 2002 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit D, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

      5.5     Public Disclosure. Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

      5.6     Consents; Cooperation.

      (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company and Parent shall each use their respective reasonable best efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

      (b) Each of Parent and Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

      (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) Parent shall not be required to divest any of its or its subsidiaries’ businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation where such divestiture or other action could reasonably be expected to have a Material Adverse Effect on Parent or of Surviving Corporation after the Effective Time, and (ii) Company and its subsidiaries shall not be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation where such divestiture or other action could reasonably be expected to have a Company Material Adverse Effect.

      (d) Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, or required to be set forth, on Schedule 2.25.

      5.7     Affiliates. Schedule 5.7 sets forth those persons who may be deemed “affiliates” of Company as such term is used in the Securities Act and the regulations thereunder. Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Parent Common Stock.

      5.8     Voting Agreement. Company shall use its commercially reasonable efforts, on behalf of Parent, and pursuant to the request of Parent, to cause the officers, directors and shareholders of Company listed on Schedule 5.8 to execute and deliver to Parent a Shareholder Voting Agreement substantially in the form attached hereto as Exhibit C and an Irrevocable Proxy substantially in the form of Attachment A attached thereto concurrently with the execution of this Agreement.

      5.9     FIRPTA. Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit E, which states that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit F, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

      5.10     Legal Requirements. Each of Parent and, subject to Sections 4.3 and 5.1 of this Agreement, Company, shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      5.11     Employee Benefit Plans.

      (a) Assumption of Company Options. At the Effective Time, the Company Stock Option Plans will be assumed by Parent and each outstanding Company Option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a “Parent Option”). Schedule 5.11(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under each of the Company Stock Option Plans, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.11(a) hereto current as of such date. Except as provided below or on Schedule 5.11(a), each such Company Option so assumed by Parent under this Agreement shall retain its respective vesting schedule under the applicable Company Stock Option Plan and its respective stock option agreement and each such Company Option shall continue to be subject to the terms and conditions set forth in the applicable Company Stock Option Plan, except that (i) each such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such option were then satisfied, multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest tenth of a cent. Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding Company Options under such plans, except as otherwise set forth on Schedule 5.11(a), the Merger will not terminate any of the outstanding Company Options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Company Options in connection with the Merger. It is the intention of the parties that the Company Options assumed by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent, and only to the extent, the Company Options so replaced qualified as incentive stock options prior to the Effective Time. Parent shall use reasonable best efforts, within thirty days after the Form S-8 filed pursuant to Section 5.13 hereof is declared effective, to issue to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Company Option, a copy of the effective Form S-8 and such other documents as are reasonably advisable, as evidence of the foregoing assumption of such Company Options by Parent. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. Provided that Company shall first provide to Parent the names of its shareholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant to this Section 5.11(a)). As of or prior to the Effective Time, the disposition of shares of Company Common Stock by the Company executive officers and Board members and the issuance of shares of Parent Common Stock to such persons in the Merger shall also be included in the approval process of the Boards of Directors of Company and Parent for purposes of Section 16(b) of the Exchange Act.

      (b) Company ESPP. The Company shall take all actions necessary to cause all outstanding purchase rights under the Company ESPP to be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time which shall be converted into shares of Parent Common Stock in the Merger. The Company shall take all actions necessary to terminate the Company ESPP as of such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPP. Employees of Company and other Members of the Controlled Group who become employees of Parent or any of its subsidiaries as of the Effective Time shall be permitted to participate in the Parent ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or any other Member of the Controlled Group to the extent permitted by applicable law and applicable tax qualification requirements).

      (c) Company Notes. Effective as of the Effective Time, Parent shall execute and deliver a supplemental indenture with the Trustee, in form reasonably satisfactory to Parent and the Trustee, to provide for (1) the express assumption by Parent of the Indenture, the Company Notes and all liabilities and obligations of the Company thereunder; and (2) an amendment to the conversion terms of the Company Notes to provide for the right of the holders of Company Notes to convert into Parent Common Stock. Parent will succeed to and be substituted for the Company in the original Company Note documents (including the Indenture (as supplemented) and the Registration Rights Agreement).

      (d) Termination of Employee Plans. If requested by Parent, Company shall, immediately prior to the Closing Date, terminate the Company Plans and no further contributions shall be made to the Company Plans, provided that, as conditions of such termination, (i) Company’s employees who become employees of Parent and/or Surviving Corporation shall receive employee benefits which in the aggregate are no less favorable than those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company’s employees shall be eligible to participate in Parent’s 401(k) plan immediately following the Closing Date, subject to compliance with the eligibility provisions of such plan. Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or Surviving Corporation shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Subject to the approval of any insurance carrier and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or Surviving Corporation generally to their respective employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee’s share of the cost of coverage under any plan or program of Parent and/or Surviving Corporation for the year in which the Closing occurs, Parent and/or Surviving Corporation shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Parent shall not be required to have any preexisting condition limitation, actively-at-work requirement or similar limitation waived or to credit any pre-Closing co-pays and deductibles made by or on behalf of such employee unless Company (or its successor entity) or the applicable insurance carrier makes available a HIPAA Certificate evidencing prior coverage under the corresponding or analogous Company plan. Company shall provide to Parent (i) executed resolutions by the Board of Directors of Company authorizing the termination and (ii) an executed amendment to the Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.

      (e) Assumption. Parent shall, or shall cause Surviving Corporation to assume each of the employment agreements listed on Schedule 5.11(e).

      5.12     Indemnification.

      (a) After the Effective Time, Parent will, and will cause Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided for under the Company’s Articles of Incorporation and Bylaws and each indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall cause Surviving Corporation to pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

      (b) For six (6) years after the Effective Time, Parent will, and will cause Surviving Corporation to, use best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by Company’s officers’ and directors’ liability insurance policy on terms at least as favorable as the coverage currently in effect on the date hereof, provided that in satisfying its obligation under this Section 5.12(b), Parent shall not be obligated to cause Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed to Parent and if Surviving Corporation is unable to obtain the insurance required by this Section 5.12(b), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

      (c) For a period of six (6) years after the Effective Time, to the extent there is any claim, action, suit, proceeding or investigation (whether commencing before or after the Effective Time) against or involving any Indemnified Party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, or agent of Company, which act omission occurred prior to the Effective Time, Parent shall, and shall cause Surviving Corporation to, provide legal counsel and to defend such Indemnified Party and to pay the reasonable fees and expenses of such counsel. Parent shall, and shall cause Surviving Corporation, to cooperate in the defense of any such matter; provided, however, that neither Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period all rights to indemnification in respect to any such claim or claims shall continue until the final disposition of any and all such claims.

      (d) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.12 to the extent that such Indemnified Party is determined to be entitled to indemnification under this Section 5.12.

      (e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

      (f) In the event Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.12.

      5.13     Form S-8. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Company Options assumed in accordance with Section 5.11(a). As soon as practicable and in no event more than twenty (20) days after the Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options or on another appropriate form of registration statement for any such shares of Parent Common Stock which are not registrable on Form S-8 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Company will cooperate and assist Parent in the preparation of such registration statement(s).

      5.14     Treatment as Reorganization. Neither Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Company and Parent shall cooperate in obtaining the opinions referred to in Section 6.1(e) hereof, including providing counsel with the representation letters also described in Section 6.1(e).

      5.15     Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.

      5.16     Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

      5.17     Listing of Additional Shares. To the extent required, Parent shall, prior to the Effective Time, cause all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on the Nasdaq National Market.

      5.18     Further Assurances. Parent, Merger Sub and, subject to Sections 4.3 and 5.1 of this Agreement, Company, shall use commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

      No party may refuse to close if any condition remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders.

(b) Registration Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over Company or Parent), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(d) Governmental Approval. Parent, Merger Sub and Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including but not limited to such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws, and under HSR.

(e) Tax Opinion. Each of Parent and Company shall have received written opinions of its respective legal counsel, in form and substance reasonably satisfactory to Parent or Company, as the case may be, and dated on or about the Closing Date to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company is a “party to a reorganization” within the meaning of Section 368(b) of the Code, and such opinions shall not have been withdrawn; provided, however, that if Company’s legal counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Company if Parent’s legal counsel renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by the legal counsel of Parent and/or Company for the purpose of rendering such opinions and that such legal counsel are entitled to rely on such representations, substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2.

      6.2     Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. Except as disclosed in the Parent Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

      6.3     Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President to the effect set forth in Section 6.3(a).

(c) Company Expenses. In connection with this Agreement and the transactions contemplated hereunder, Company shall not have incurred any expenses, costs or other fees (including all accountant, attorney and investment banker fees) in excess of $1,900,000 and Parent shall have been provided with a certificate executed on behalf of Company by its President certifying that such cap has not been exceeded; provided, however, that the following expenses shall not be considered in determining whether the Company has exceeded the limitation set forth in this Section 6.3(c): (i) expenses incurred in connection with any Specified Proceeding, and (ii) expenses incurred in connection with the consideration of a Takeover Proposal (including attorney and investment banker fees incurred in connection with the analysis or negotiation of such Takeover Proposal by the Company or its Board of Directors).

(d) Dissenters. The holders of no more than ten percent (10%) of the outstanding shares of Company Capital Stock shall have either elected to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn such dissenters rights or shall otherwise be entitled to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn their right to exercise such dissenters rights.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination.

      (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company, this Agreement may be terminated:

(i) by mutual written consent duly authorized by each party’s Board of Directors;

(ii) by either Parent or Company, if the Closing shall not have occurred on or before the date which is six months after the date hereof (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii)

shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(iii) by Parent, if (A) Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (v) below or a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement, (B) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) the Board of Directors of Company shall have publicly announced a rejection of a Takeover Proposal, but failed to give Parent a written reaffirmation of its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within five (5) business days of Parent’s request thereof following the rejection of such Takeover Proposal (the “Reaffirmation”), (D) a Trigger Event is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of Company (x) recommends that the shareholders of Company tender their shares in such tender or exchange offer; or (y) within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to Parent a Reaffirmation within five (5) business days of Parent’s request therefore; or (E) for any reason (other than as the result of the failure of Parent to satisfy the conditions specified in Sections 6.1 or 6.2(a)), Company fails to call and hold the Company Shareholders Meeting by December 31, 2002;

(iv) by Company, if (A) Parent shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by Parent of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv)(A) shall not be available to Company where Company is at that time in breach of this Agreement, or (B) the Board of Directors of Company shall recommend, endorse, accept or agree to a Superior Proposal or shall have resolved to recommend, endorse, accept or agree to a Superior Proposal;

(v) by Parent if Company or any of its subsidiaries or their respective officers, directors, employees or representatives have willfully breached or violated the restrictions of Section 4.3(a); or

(vi) by either Parent or Company if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (B) if any required approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof.

      (b) As used herein, a “Trigger Event” shall occur if any Person acquires securities representing twenty-five percent (25%) or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing twenty-five (25%) or more, of the voting power of Company.

      7.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or Company or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, the provisions of Section 5.4 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses and Termination Fees) shall remain in full force and effect and survive any termination of this Agreement and Parent’s right to a remedy for Company’s breach of Section 4.3 shall survive any termination of this Agreement.

      7.3     Expenses and Termination Fees.

      (a) Subject to subsections (b), (c) and (d) of this Section 7.3 and Section 6.3(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

      (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(a)(v), (ii) either Parent or Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(B) following a failure of the shareholders of Company to approve this Agreement after any Takeover Proposal and, within six (6) months after such termination, the Company shall enter into a term sheet, letter of intent or definitive agreement with respect to a transaction associated with any Takeover Proposal, (iii) Parent shall terminate this Agreement pursuant to Section 7.1(a)(iii)(B), (C) or (D), or (iv) Company shall terminate this Agreement pursuant to Section 7.1(a)(iv)(B), then Company shall promptly, but in no event (x) later than fifteen (15) business days after such termination with respect to clause (i), pay to Parent in cash $2,500,000 (the “No-Shop Termination Fee”), and (y)(1) no later than fifteen (15) days after such termination with respect to clauses (iii) or (iv) above, and (2) later than fifteen (15) days after entering into a term sheet, letter of intent or definitive agreement with respect to clause (ii) above, pay to Parent in cash $5,000,000 in cash (the “Full Termination Fee”; and together with the No-Shop Termination Fee collectively, the “Termination Fee”); provided, however, that with respect to Section 7.3(b)(iii), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing twenty-five percent (25%) or more of Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Company or (iv) otherwise acting, alone or in concert with others, to seek control of Company or to seek to control or influence the management or policies of Company.

      (c) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(a)(iii)(A), Company shall promptly reimburse Parent for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

      (d) In the event that Company shall terminate this Agreement pursuant to Section 7.1(a)(iv)(A), Parent shall promptly reimburse Company for all of the actual, documented and reasonable out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

      7.4     Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Articles of Incorporation of Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

      7.5     Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), Section 5.11 (Employee Benefit Plans), Section 5.12 (Indemnification), Section 5.13 (Form S-8), Section 5.18 (Further Assurances), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Novellus Systems, Inc.

4000 N. First Street
San Jose, CA 95134
Attention: Kevin S. Royal
Facsimile No.: (408) 943-3448
Telephone No.: (408) 943-2206

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road
Palo Alto, CA 94304-1018
Attention: William D. Sherman, Esq.
Facsimile No.: (650) 494-0792
Telephone No.: (650) 813-5602

(b)	if to Company, to:

SpeedFam-IPEC, Inc.

305 N. 54th Street
Chandler, AZ 85226
Attention: J. Michael Dodson
Facsimile No.: (408) 705-2122
Telephone No.: (408) 705-2105

with a copy to:

Snell & Wilmer L.L.P.

One Arizona Center
Phoenix, AZ 85004-0001
Attention: Steven D. Pidgeon
Telephone: (602) 382-6252
Facsimile: (602) 382-6070

      8.3     Interpretation; Certain Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.4     Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (d)-(g), 1.7, 1.10, 5.11, 5.12 and 5.13, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

      8.6     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7     Remedies Cumulative. Except as otherwise provided herein (and specifically with respect to the remedy provided upon a termination by Parent pursuant to Section 7.3(b)(i)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.11     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

[Signatures Follow On A Separate Page]

      IN WITNESS WHEREOF, Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

“Company”
SPEEDFAM-IPEC, INC.

By:	/s/ RICHARD J. FAUBERT

Name: Richard J. Faubert
Title: President and Chief Executive Officer

“Parent”
NOVELLUS SYSTEMS, INC.

By:	/s/ RICHARD S. HILL

Name: Richard S. Hill
Title: Chief Executive Officer

“Merger Sub”
NHL ACQUISITION-SUB, INC.

By:	/s/ DAVID L. CELLI

Name: David L. Celli
Title: Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

APPENDIX I

INDEX OF DEFINED TERMS

Defined Term	Section

Agreement	Introduction
Antitrust Laws	5.6(b)
Articles of Merger	1.2
Certificate of Merger	1.2
Certificates	1.7(c)(i)
Closing	1.2
Closing Date	1.2
Code	Recital E
Company	Introduction
Company Authorizations	2.8
Company Balance Sheet Date	2.4(b)
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Convertible Securities	1.6(a)
Company Disclosure Schedule	Article II
Company ESPP	1.6(a)
Company Financial Statements	2.4(b)
Company Material Adverse Effect	Article II
Company Notes	1.6(a)
Company Options	1.6(a)
Company Preferred Stock	1.6(a)
Company SEC Documents	2.4(a)
Company Shareholders Meeting	2.26
Company Stock Option Plan(s)	1.6(a)
Confidential Information	2.10(h)
Confidentiality Agreement	5.4
Contracts Requiring Novation or Consent to Change of Control	2.24
Defined Benefit Plan	2.13(a)(i)
Delaware Law	1.1
Disclosure Schedule Update	5.3(d)
Dissenting Shares	1.12
Effective Date	1.2
Effective Time	1.2
Environmental Approval	2.11(b)(ii)
Environmental Claim	2.11(a)(i)
Environmental Law	2.11(a)(ii)
ERISA	2.13(a)(ii)
Exchange Act	2.4(a)
Exchange Agent	1.7(a)
Exchange Ratio	1.6(a)

Defined Term	Section

Execution Date	Introduction
Facilities	2.11(a)(iii)
Full Termination Fee	7.3(b)(iii)
GAAP	2.4(b)
Governmental Entity	2.3(c)
Hazardous Material	2.11(a)(iv)
HSR	2.3(c)(iv)
Illinois Law	1.1
Indemnified Parties	5.12(a)
Indenture	1.6(a)
Intellectual Property	2.10(a)
IPEC	1.6(a)
knowledge	Article II
Leased Premises	2.25(e)
Leases	2.25(e)
Material Contracts	2.22
Member of the Controlled Group	2.13(a)(iii)
Merger	Recital A
Merger Sub	Introduction
Multiemployer Plan	2.13(a)(iv)
NASD	2.3(c)(ii)
No-Shop Termination Fee	7.3(b)(iii)
Order	5.6(b)
ordinary course of business	Article II
Parent	Introduction
Parent Balance Sheet Date	3.6
Parent Common Stock	1.6(a)
Parent Disclosure Schedule	Article III
Parent ESPP	3.2(a)
Parent Financial Statements	3.4
Parent Material Adverse Effect	Article III
Parent Option	5.11(a)
Parent SEC Documents	3.4
Parent Stock Option Plans	3.2(a)
Parent Stock Price	1.6(g)
Person	8.3
Plans	2.13(b)
Pre-Existing Environmental Condition	2.11(a)(v)
Proceeding	2.7
Property	2.11(a)(vi)
Proxy Statement	2.26
Reaffirmation	7.1(a)(iii)(C)
Real Property	2.25(a)
Registration Statement	2.26

Defined Term	Section

Release	2.11(a)(vii)
SEC	2.3(c)(ii)
Securities Act	2.3(c)(v)
Shareholder Voting Agreement	5.8
Specified Proceeding	Article II
Superior Proposal	4.3(b)
Surviving Corporation	1.1
Takeover Proposal	4.3(d)
Takeover Statute	2.29
Tax Authority	2.12(h)
Tax Return	2.12(h)
Tax, Taxes and Taxable	2.12(h)
Termination Fee	7.3(b)
Third Party Intellectual Property Rights	2.10(c)
Trigger Event	7.1(b)
Trustee	1.6(a)

ANNEX B

[Letterhead of Needham & Company, Inc.]

August 11, 2002

Board of Directors

SpeedFam-IPEC, Inc.
305 North 54th Street
Chandler, AZ 85226

Gentlemen:

      We understand that SpeedFam-IPEC, Inc. (“SpeedFam”), Novellus Systems, Inc. (“Novellus”), and NHL Acquisition Sub, Inc., a wholly owned subsidiary of Novellus (“Merger Sub”), propose to enter into an Agreement and Plan of Reorganization (the “Merger Agreement”) whereby Merger Sub will be merged with and into SpeedFam and SpeedFam will become a wholly owned subsidiary of Novellus (the “Merger”). The terms of the Merger will be set forth more fully in the Merger Agreement.

      Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement) each issued and outstanding share of common stock, no par value, of SpeedFam (“SpeedFam Common Stock”), other than shares held in SpeedFam’s treasury or by Novellus or any subsidiary of Novellus and other than shares held by shareholders exercising statutory appraisal rights, will be converted into the right to receive 0.1818 of common stock, no par value, of Novellus (the “Exchange Ratio”). You have also informed us, and we have assumed, that the Merger will constitute a tax-free reorganization to the holders of SpeedFam Common Stock.

      You have asked us to advise you as to whether the Exchange Ratio is fair, from a financial point of view to the holders of SpeedFam Common Stock (other than Novellus and its affiliates). Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We are familiar with SpeedFam, having performed investment banking services for SpeedFam from time-to-time. We have been engaged by SpeedFam as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, SpeedFam has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

      For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated August 11, 2002; (ii) reviewed certain publicly available information concerning SpeedFam and Novellus and certain other relevant financial and operating data of SpeedFam furnished to us by SpeedFam; (iii) held discussions with members of management of SpeedFam and Novellus concerning the current and future business prospects of SpeedFam and Novellus, respectively; (iv) reviewed and discussed with members of management of SpeedFam and Novellus certain financial forecasts and projections prepared by such management or in the case if Novellus, certain publicly available research reports and estimates with respect to Novellus; (v) reviewed the historical stock prices and trading volumes of SpeedFam Common Stock and the common stock of Novellus; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for SpeedFam; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

      In connection with our review and in arriving at our opinion, we have, with your consent, assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for

B-1

verifying any of such information. In addition, we have assumed, with your consent, that (i) any material liabilities (contingent or otherwise, known or unknown) of SpeedFam and Novellus are as set forth in the financial statements of SpeedFam and Novellus, respectively, and (ii) the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the draft Merger Agreement dated August 11, 2002. We are not opining as to the market value or the prices at which any of the securities of SpeedFam or Novellus may trade at any time. With respect to SpeedFam’s financial forecasts provided to us by the management of SpeedFam, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of SpeedFam. We note that forecasting future results of any company is inherently subject to uncertainty. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of SpeedFam. Further, our opinion is necessarily based on information made available to us and economic, monetary, market and other conditions as they exist and can be evaluated as of the date hereof. Although the financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such forecasts could affect the opinion rendered herein. Accordingly, our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. Our opinion is rendered as of the date hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in fact or matter affecting our opinion of which we become aware after the date hereof.

      Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of SpeedFam Common Stock (other than Novellus and its affiliates) and does not address (i) SpeedFam’s underlying business decision to engage in the Merger, (ii) the relative merits of the Merger as compared to any alternative business strategies that might exist for SpeedFam, or (iii) the effect of any other transaction in which SpeedFam might engage. Our opinion does not constitute a recommendation to SpeedFam, its board of directors, any shareholder or any other person as to any specific action that should be taken with respect to any matter relating to the Merger, including with respect to how any shareholder should vote with respect to the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

      In the ordinary course of our business, we may actively trade the equity securities of SpeedFam and Novellus for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This letter and the opinion expressed herein are provided at the request and for the information of the board of directors of SpeedFam and may not be quoted or referred to for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy or registration statement used in connection with the Merger so long as this letter is quoted in full in such proxy or registration statement, provided that any description or reference to us or this opinion included in such proxy or registration statement shall be in form and substance reasonably acceptable to us.

      Based upon and subject to the foregoing and such other matters as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair to the holders of SpeedFam Common Stock (other than Novellus and its affiliates), from a financial point of view.

Very truly yours,

/s/ NEEDHAM & COMPANY, INC.

NEEDHAM & COMPANY, INC.

B-2

ANNEX C

Illinois Dissenters’ Rights Law

Under The Illinois Business Corporation Act Of 1983

5.11.65.     RIGHT TO DISSENT

      SECTION 11.65.     Right to Dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if: (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it: (i) alters or abolishes a preferential right of such shares; (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares; (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

      (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

      (c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

5.11.70.     PROCEDURE TO DISSENT

      SECTION 11.70.     Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

      (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

      (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

      (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

      (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

      (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

      (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

      (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

      (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

      If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

      (j) As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

[FORM OF FRONT OF PROXY CARD]

SPEEDFAM-IPEC, INC.

SPECIAL MEETING OF SHAREHOLDERS — December 5, 2002

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, revoking all prior proxies, hereby appoints Richard J. Faubert and J. Michael Dodson as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the Special Meeting of Shareholders of SpeedFam-IPEC, Inc. at the Company’s headquarters, 300 North 56th Street, Chandler, Arizona 85226, on December 5, 2002, at 9:00 a.m. MST, and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON PROPOSAL 2.

         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

[FORM OF BACK OF PROXY CARD]

Dear Shareholder:

         Please take note of the important information enclosed with this Proxy Card. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. Your vote must be received prior to the Special Meeting of Shareholders, to be held on December 5, 2002. Thank you in advance for your prompt consideration of these matters.

Sincerely, SpeedFam-IPEC, Inc.

The Board of Directors recommends a vote FOR the proposal outlined below.

1.     To adopt the Agreement and Plan of Reorganization, dated as of August 11, 2002, among SpeedFam-IPEC, Inc., Novellus Systems, Inc. and NHL Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus Systems, Inc. Under the reorganization agreement, NHL Acquisition-Sub, Inc. will merge with and into SpeedFam-IPEC, Inc. and SpeedFam-IPEC, Inc. will survive the merger as a wholly-owned subsidiary of Novellus Systems, Inc. In the merger, holders of outstanding shares of common stock of SpeedFam-IPEC, Inc. will receive 0.1818 of a share of common stock of Novellus Systems, Inc. for each share of SpeedFam-IPEC, Inc. common stock.

[   ] FOR      [   ] AGAINST      [   ] ABSTAIN

2.     In their discretion, the proxies are authorized to vote upon any other business that may properly come before the Special Meeting or any adjournment(s) of the Special Meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]

         Please sign exactly as your name(s) appear(s) on the books of SpeedFam-IPEC, Inc. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

Signature	Date

Signature	Date